As filed with the Securities and Exchange Commission on July 29, 2002
                                                      Registration No. 333-89384

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          Synergy Financial Group, Inc.
                          -----------------------------
          (Exact name of Small Business Issuer as specified in charter)

       United States                          6035               22-3798677
---------------------------------        -----------------   -------------------
(State or other jurisdiction             (Primary SIC No.)    (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                310 North Avenue East, Cranford, New Jersey 07016
                                  800-693-3838
--------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

            Mr. John S. Fiore, President and Chief Executive Officer
                310 North Avenue East, Cranford, New Jersey 07016
                                 (800) 693-3838
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

       Samuel J. Malizia, Esq.             Richard T. Hills, Esq.
       Tiffany A. Hasselman, Esq.          WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
       MALIZIA SPIDI & FISCH, PC           One Atlantic Center, Suite 3500
       1100 New York Ave., N.W.            1201 West Peachtree Street, N.E.
       Suite 340 West                      Atlanta, Georgia 30309
       Washington, D.C.  20005             (404) 888-7475
       (202) 434-4660


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Title of Each                   Shares          Proposed Maximum     Proposed Maximum          Amount of
Class of Securities              to be           Offering Price         Aggregate            Registration
To Be Registered              Registered            Per Unit         Offering Price(1)            Fee
------------------------------------------------------------------------------------------------------------
Common Stock,
$0.10 Par Value                   1,454,750         $10.00             $14,547,500             $121.67(2)
Interests of participants
in the 401(k) Plan                  269,653(3)      $10.00             $ 2,696,530                  -- (4)
------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.
(2) An additional 132,250 shares are being registered with this amended registration statement. The fee for the other 1,322,500 shares being registered was paid with the original filing of the Form SB-2 on May 30, 2002.
(3)  These shares are included in the 1,454,750 shares being registered.
(4) The $2,696,530 of participations to be registered are based upon the assets of the 401(k) Plan. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               [GRAPHIC OMITTED]

PROSPECTUS



                          SYNERGY FINANCIAL GROUP, INC.
     (Holding Company for Synergy Bank and Synergy Financial Services, Inc.)
                              310 North Avenue East
                           Cranford, New Jersey 07016
                                 (908) 956-4011


                    Up to ^ 1,265,000 Shares of Common Stock



         Synergy Financial Group, Inc. is a federally-chartered corporation that is offering for sale up to ^ 1,265,000 shares of its common stock at $10.00 per share. Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The shares being offered will represent 43.5% of the outstanding common stock of Synergy Financial Group, Inc. after the completion of this stock offering. Synergy, MHC, a federally-chartered mutual holding company will own the remainder of the outstanding common stock of Synergy Financial Group, Inc. Directors and executive officers of Synergy Financial Group, Inc. currently intend to purchase approximately 8.9% of the common stock of Synergy Financial Group, Inc. being offered, assuming 1,100,000 shares are sold. Shares of common stock purchased by directors and executive officers cannot be sold for a period of one year following the offering, and stock certificates issued to directors and executive officers will bear a legend restricting their sale.

         The deadline for ordering stock is 12:00 noon, eastern time, on _______ __, 2002, and may be extended to _______ __, 2002. The minimum purchase is 25 shares (minimum investment of $250). All funds submitted shall be placed in a segregated deposit account at Synergy Bank until the shares are issued or the funds are returned. No stock will be sold if Synergy Financial Group, Inc. does not receive orders for at least ^ 935,000 shares.


         There is currently no public market for the stock. Synergy Financial Group, Inc. anticipates that the stock will be quoted on the OTC Bulletin Board, and if so, the trading symbol is expected to be "SFGI." See Market for the Stock on page __ of this document.

         Trident Securities is not required to sell any specific number or dollar amount of stock but will use its best efforts to sell the stock offered.

--------------------------------------------------------------------------------
                                                       MINIMUM          MAXIMUM
                                                       -------          -------

--------------------------------------------------------------------------------
Number of Shares                                     ^ 935,000        1,265,000
--------------------------------------------------------------------------------
Total Underwriting Commissions and Expenses           $600,000         $600,000
--------------------------------------------------------------------------------
Net Proceeds                                       ^$8,750,000      $12,050,000
--------------------------------------------------------------------------------
Net Proceeds Per Share                                 ^ $9.36            $9.53
--------------------------------------------------------------------------------



         Based upon market conditions and the approval of the Office of Thrift Supervision, Synergy Financial Group, Inc. may increase the offering by up to 15% of the ^ 1,265,000 shares to be sold, which would bring the number of shares to be sold to ^ 1,454,750 shares. No notice of an increase will be given to persons who have subscribed for stock unless the number of shares to be sold is increased beyond ^ 1,454,750 shares.


Please refer to Risk Factors beginning on page __ of this document.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        TRIDENT SECURITIES A Division of
                           McDonald Investments, Inc.
               The Date of this Prospectus is ___________ __, 2002

--------------------------------------------------------------------------------

                                     SUMMARY


This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Synergy Financial Group, Inc. ^


                          Synergy Financial Group, Inc.


         Synergy Financial Group, Inc. is a federally-chartered corporation incorporated in 2001 that was formed for the purpose of acquiring all of the capital stock that Synergy Bank issued upon its reorganization from the mutual to stock form of ownership in 2001. Synergy Financial Group, Inc. also holds all of the stock of Synergy Financial Services, Inc., a New Jersey corporation incorporated in 1997. Currently, all of the outstanding common stock of Synergy Financial Group, Inc. is held by Synergy, MHC, a federally-chartered mutual holding company.


         The shares being offered will represent 43.5% of the outstanding common stock of Synergy Financial Group, Inc. after the completion of this stock offering. Synergy, MHC will own the remainder of the outstanding common stock of Synergy Financial Group, Inc. The following chart shows the corporate structure after completion of the stock offering.


    |------------|     |------------------------------------------------------|
    |Synergy, MHC|     |Minority Stockholders of Synergy Financial Group, Inc.|
    |------------|     |------------------------------------------------------|
            | 56.5%                  | 43.5%
            |                        |
            |------------------------------------------------------|
            |             Synergy Financial Group, Inc.            |
            |------------------------------------------------------|
                         | 100%           | 100%
                 |------------|           |--------------------------------|
                 |Synergy Bank|           |Synergy Financial Services, Inc.|
                 |------------|           |--------------------------------|

         Synergy Financial Group, Inc. has not engaged in any significant business since its formation in 2001. Its primary activity is holding all of the stock of Synergy Bank and Synergy Financial Services, Inc. Synergy Financial Group, Inc. will invest the proceeds of the offering as discussed under Use of Proceeds on page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

                                  Synergy, MHC


         Synergy, MHC is a federally-chartered mutual holding company that was formed in 2001 in connection with the mutual holding company reorganization of Synergy Bank. Synergy, MHC has not engaged in any significant business since its formation in 2001. Synergy, MHC currently owns 100% of the outstanding common stock of Synergy Financial Group, Inc. So long as Synergy, MHC is in existence, it will at all times own at least a majority of the outstanding common stock of Synergy Financial Group, Inc. It is anticipated that the only business activity of Synergy, MHC going forward will be to own a majority of Synergy Financial Group, Inc.'s common stock.


                                  Synergy Bank

         Synergy Bank is a federally-chartered stock savings bank that was organized in 1952 as a federal credit union. In May 1998, Synergy Bank converted its charter from a credit union to a federal mutual savings bank and, as a result, was able to begin serving the general public as well as the employees of its

--------------------------------------------------------------------------------
                                        1

--------------------------------------------------------------------------------

former credit union sponsor corporation. Synergy Bank conducts a traditional community bank operation, offering retail banking services, one- to-four family residential, multi-family and non-residential mortgages, home equity and other consumer loans. Synergy Bank has undertaken a branch expansion strategy in order to lessen its dependence on deposits primarily obtained from branch offices located within the corporate facilities of its former corporate credit union sponsor corporation. In recent years, Synergy Bank has significantly expanded loan origination, including automobile, home equity and non-residential mortgage loans.

Our Use of the Proceeds Raised from the Sale of Stock.

         The proceeds from the sale of common stock will provide us with additional equity capital, which will support future deposit growth and expanded operations. While we currently exceed the regulatory capital requirements to be considered well capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base. If our current growth continues at the same rate and if we expand further as we currently plan, we will need the additional capital to remain well capitalized under regulatory capital requirements.


         Synergy Financial Group, Inc. will use at least 50% of the proceeds of the offering to make a capital contribution to Synergy Bank. Synergy Financial Group, Inc. will also lend its employee stock ownership plan cash to enable the plan to buy 8.0% of the shares sold in the offering. The balance will be retained as Synergy Financial Group, Inc.'s initial capitalization and used for general business purposes which may include investment in securities, ^ repurchasing shares of its common stock or paying cash dividends.


         The funds received by Synergy Bank will be used for general business purposes, including originating loans and purchasing securities. We intend to grow our branch office network, which will expand our geographic reach. At March 31, 2002, Synergy Bank had eleven office locations, including its main office. Subsequent to March 31, 2002, one branch office was closed, and two new branch offices were opened in April and May 2002. Two additional new branch offices are expected to open in the third locations over the next year. Although we do not have any current arrangements, understandings or agreements, we also may consider various diversification opportunities in addition to expanding our core banking business through internal growth and the opening of new branch locations. See Use of Proceeds on page ___.

How We Determined the Offering Range.


         The offering range is based on an independent valuation prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions. FinPro has determined that as of July 29, 2002, our estimated aggregate pro forma market value ranged from a minimum of ^ $21,494,250 to a maximum of ^ $29,080,450, with a midpoint of ^ $25,287,350. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by Synergy Financial Group, Inc. will range from ^ 2,149,425 to 2,908,045. The $10.00 per share price was selected primarily because it is the price most commonly used in stock offerings of this type. Synergy Financial Group, Inc. is offering 43.5% of these shares, or between ^ 935,000 shares and ^ 1,265,000 shares, for purchase by eligible depositors of Synergy Bank in a subscription offering and to the general public if a community or a syndicated community offering is held. The number of shares of Synergy Financial Group, Inc. that Synergy, MHC will own after completion of the stock offering will range from ^ 1,214,425 to 1,643,045.


The independent valuation does not indicate market value. Do not assume or expect that Synergy Financial Group, Inc.'s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

--------------------------------------------------------------------------------
                                        2

--------------------------------------------------------------------------------

         FinPro's valuation contains an analysis of a number of factors, including but not limited to:

o    our financial condition and results of operations as of March 31, 2002;

o    our operating trends;

o    the competitive environment in which we operate;

o operating trends of certain savings institutions and mutual holding companies;

o relevant economic conditions both nationally and in New Jersey which affect the operations of savings institutions;

o    stock market values of certain institutions; and

o stock market conditions for publicly traded savings institutions and mutual holding companies.


         In addition, FinPro's valuation takes into account the effect of the additional capital raised by the sale of the common stock on our estimated pro forma market value. In preparing its independent valuation, FinPro focused primarily on the price/earnings and price/book valuation methodologies, both of which are discussed in the valuation report. See Where You Can Find Additional Information on page ___ for how to obtain a copy of the valuation report. The following table compares Synergy Financial Group, Inc.'s pro forma price/earnings and price/book ratios, on a fully converted equivalent basis at the minimum, midpoint and maximum of the offering range to the medians for all publicly traded thrifts, all publicly traded New Jersey thrifts and a comparable group of twelve publicly traded thrifts identified in the valuation report. Thrift institutions not in the mutual holding company structure are excluded from each comparison group. See Pro Forma Data on page ___ for a description of the assumptions used in calculating the multiples and ratios for Synergy Financial Group, Inc. at the minimum, midpoint and maximum of the offering range.



                                                                                                 Price/Core
                                                                                                  Earnings       Price/Book
                                                                                                  Multiple*         Ratio
                                                                                                  ---------         -----
Synergy Financial Group, Inc.:
     Minimum^ (935,000 shares sold)..........................................................       11.76x         52.36%
     Midpoint^ (1,100,000 shares sold).......................................................       13.33x         56.98%
     Maximum^ (1,265,000 shares sold)........................................................       15.38x         60.98%
Median for all publicly traded thrifts that underwent a standard conversion..................     ^ 16.26x        118.67%
Median for all publicly traded New Jersey thrifts that underwent a standard conversion.......     ^ 12.46x        143.97%
Median for the comparable group..............................................................     ^ 13.86x        116.44%

___________
* The pro forma price/core earnings multiples for Synergy Financial Group, Inc. presented in the above table are based on core earnings for the trailing twelve months as required by regulatory appraisal guidelines. Therefore, these ratios differ from the ratios presented in the tables under Pro Forma Data on page ___.


         The independent valuation must be updated before we complete the stock offering. The amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of ^ 1,454,750 shares would be sold in the offering. ^ We received the approval of the Office of Thrift Supervision ("OTS") to conduct the stock offering on _______ __, 2002. The updated independent valuation will be subject to the further approval of the OTS before we can complete the stock


--------------------------------------------------------------------------------
                                        3

--------------------------------------------------------------------------------


offering. If the updated independent valuation would result in more than ^ 1,454,750 shares being sold, we subscribed and such persons would have the opportunity to change or cancel their subscription orders. See pages ____.



The Amount of Stock You May Purchase.

Minimum purchase           = 25 shares
Maximum purchase           = ^ 10,000 shares

         The maximum number of shares that any individual (or individuals through a single account) may purchase is ^ 10,000. The maximum number of shares that any individual (or individuals through a single account) together with any associate or group of persons acting in concert is ^ 15,000 shares.

         The purchase limitations are set by the plan of stock issuance adopted by our Board of Directors. If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the OTS. Thus, the purchase limitation may be revised after completion of the subscription offering without notice to subscribers, except that in the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to revise their subscription.


How We Will Prioritize Orders if We Receive Orders for More Shares than are Available.

         You might not receive any or all of the stock you request. We have granted subscription rights in the following order of priority:

o Priority 1 - depositors of Synergy Bank at the close of business on April 30, 2001 with deposits of at least $50.00.

o Priority 2 - the tax qualified employee stock benefit plans of Synergy Financial Group, Inc.

o Priority 3 - depositors of Synergy Bank at the close of business on June 30, 2002 with deposits of at least $50.00.

         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering, and preference may be given first to residents of Middlesex, Monmouth, Morris and Union counties, New Jersey, and second to residents of New Jersey. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering and would be open to the general public beyond the local community. We will have the right to reject orders, in whole or in part, in the community or syndicated community offerings, and orders received in connection with a syndicated community offering would receive a lower priority than orders received in the subscription offering and community offering. See The Stock Offering on page __.


Potential  Conflicts  with  Personal  Interests of Officers and  Directors - Our
Officers, Directors and Employees Will Receive Additional Compensation and Benefits ^ After the Stock Offering.


         In order to tie our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for shares received under the employee stock ownership plan or shares received under the restricted stock plan, but will be required to pay the exercise price to exercise stock options.

--------------------------------------------------------------------------------
                                        4

         The following table presents information regarding the participants in each plan, the percentage of total shares sold in the offering, and the dollar value of the stock for our employee stock ownership plan and stock- based incentive plans. The table below assumes the sale of ^ 1,100,000 shares in the stock offering. It is assumed that the value of the stock in the table is $10.00 per share. Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price and the option is exercised.



                                                                                         Percentage of
                                      Individuals                                      Total Shares Sold
                                       Eligible      Estimated          Number          in the Offering
                                      to Receive       Value          of Shares/       Based on Midpoint
                                        Awards       of Shares         Options         of Offering Range
                                        ------       ---------         -------         -----------------
Employee Stock Ownership Plan.....  Employees       ^ $880,000           880,000                8.0%
Restricted Stock Plan Awards......  Officers and
                                    Directors        ^ 440,000          ^ 44,000                4.0
Stock Options.....................  Officers and
                                    Directors                -         ^ 110,000               10.0


         See  pages   _______  for  more   information,   including   regulatory
restrictions on the maximum amount of and the rate at which benefits may be earned under the incentive plans.


         In addition, Synergy Bank currently maintains employment agreements with certain of its executive officers which are also executive officers of Synergy Financial Group, Inc. The employment agreements provide compensation for such persons upon termination of employment. Synergy Bank has also implemented a supplemental executive retirement plan on behalf of such executive officers and a Phantom Stock Plan on behalf of the President and Chief Executive Officer which provide pension benefits for such persons. These plans will continue to provide annual accruals for pension benefits on behalf of these executive officers after the completion of the stock offering. See Management - Executive Compensation on page ____.

Directors are paid a fee of $1,000 per Board meeting and $300 per committee meeting. The Chairman receives an additional annual fee of $3,000. The total fees paid to the directors for the year ended December 31, 2001 were approximately $155,000. Directors who also serve as employees of Synergy Bank do not receive compensation as directors. See Management - Director Compensation on page ____.


Our Policy Regarding Dividends.


         At this time, we ^ do not plan to pay dividends in the immediate future on the common stock of Synergy Financial Group, Inc. We will in the future consider paying cash dividends, and the timing, amount and frequency would be determined at that time. There are also restrictions on our ability to pay dividends. See Dividend Policy on page ___.

         If we pay dividends to stockholders of Synergy Financial Group, Inc., ^ it is anticipated that any dividends payable to Synergy, MHC would be waived. Under OTS regulations, such dividend waivers would not result in dilution to public stockholders in the event that Synergy, MHC converts to stock form in the future. See Regulation - Regulation of Synergy Financial Group, Inc. on page
___.


Deadlines for Purchasing Stock.

         The subscription offering will terminate at 12:00 noon, eastern time, on ________ __, 2002 unless extended. The subscription offering may be extended to ________ __, 2002. A community offering and a

--------------------------------------------------------------------------------
                                        5

--------------------------------------------------------------------------------

syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than ____________, 2002. See The Stock Offering on page __.

How You May Pay for Your Shares.

         In the subscription offering and the direct community offering you may pay for your shares by:

          (1)  payment in cash, if delivered in person;

          (2)  personal check, bank draft or money order; or

          (3) authorizing us to withdraw available funds from your deposit accounts maintained with Synergy Bank.


         In the case of payments made in cash, personal check, bank draft or money order, subscription funds will be placed in a segregated account at Synergy Bank. Interest will be paid on subscription funds at Synergy Bank's regular savings account rate from the date the payment is received until the offering is either completed or terminated. The offering will not be completed and no stock will be sold unless we receive orders for at least 935,000 shares. If the offering is not competed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above. See The Stock Offering - Ordering and Receiving Common Stock on page ___.

         Any orders received in the subscription or community offering which aggregate $25,000 or more, if paid by check, must be paid by official bank or certified check. We will not accept copies or facsimiles of order forms or permit wire transfers as payment for shares ordered for purchase. Synergy Bank cannot lend funds to anyone for the purpose of purchasing shares. See The Stock Offering ^- Ordering and Receiving Common Stock on page ___.

Once Submitted, Your Stock Order is Irrevocable.

         For your subscription to be valid, you must return to us a properly completed order form with full payment for your shares. An order form, once we receive it, may not be modified, canceled or withdraw without our consent. If the offering is not completed by _______ __, 2002, you will have the right to modify or withdraw your order and to have your subscription funds returned with interest at Synergy Bank's regular savings account rate. See The Stock Offering
- Ordering and Receiving Common Stock on page ___.


Your Subscription Rights Are Not Transferable.

         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the OTS.


Purchases by Directors and Executive Officers.

         Synergy Financial Group, Inc.'s directors, executive officers and their associates are expected to purchase approximately 97,500 shares, or $975,000, of common stock in the offering, which represents 10.4%, 8.9%,and 7.7% at the minimum, midpoint and maximum of the offering range, respectively. See Management - Proposed Stock Purchases by Management on page___.

         In addition, if stockholders of Synergy Financial Group, Inc. approve the restricted stock plan and the stock option plan as described under Management - Executive Compensation on page ____, and provided that all shares under the restricted stock plan are awarded and all options under the stock option plan are awarded


--------------------------------------------------------------------------------
                                        6

--------------------------------------------------------------------------------

and exercised, directors and executive officers may own up to 22.9% of the outstanding common stock at the midpoint of the offering range.

         Purchases of common stock in the offering by directors and executive officers will be counted toward the minimum of 935,000 shares required to be sold to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy the 935,000 share minimum, subject to the limitation on the individual maximum share purchase limitations and the requirement that directors, executive officers and their associates may not purchase, in the aggregate, more than 31% of the shares sold in the offering.

         Shares of common stock purchased by directors and executive officers cannot be sold for a period of one year following the offering, and stock certificates issued to directors and executive officers will bear a legend restricting their sale. See The Stock Offering - Restrictions on Transferability by Directors and Officers on page____.

         We Do Not Expect that an Active and Liquid Trading Market for the Stock Will Develop, and the Liquidity and Price of the Stock may be Adversely Affected by a Limited Trading Market.


         We expect the stock to be traded on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board. The stock is not expected to meet the listing requirements for the Nasdaq system and it is not expected that an application to the Nasdaq system will be made. Prior to this offering, Synergy Financial Group, Inc. has not offered its stock to the public, and it is highly unlikely that an active and liquid trading market for the stock will develop. The lack of an active and liquid trading market may adversely affect the Stock on page ___ . Trident Securities intends to make a market in the stock but is under no obligation to do so.

Possible Conversion of Synergy, MHC to Stock Form.

         In the future, Synergy, MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Synergy, MHC would have subscription rights to purchase common stock of Synergy Financial Group, Inc. or its successor, and the public stockholders of Synergy Financial Group, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Synergy, MHC. This percentage may be adjusted to reflect any assets owned by Synergy, MHC. Synergy Financial Group, Inc.'s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The Board of Directors has no current plans to undertake a "second-step conversion" transaction.

--------------------------------------------------------------------------------
                                                           7

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.


The relatively small amount of stock being offered makes it highly unlikely that an active and liquid trading market for the stock will develop, and the liquidity and price of the stock may be adversely affected by a limited trading market.

We expect that our common stock will trade on the over-the-counter market with quotations available on the OTC Bulletin Board. Due to the relatively small size of the offering to the public, an active market for the stock is not expected to exist after the offering. This means that there will be limited secondary market liquidity for our stock. This might make it difficult for you to buy or sell the stock after the initial offering which may negatively affect the price of the stock or cause significant volatility in the price of our stock. See Market for the Stock on page ____.


Increases in market rates of interest could adversely affect our equity.

         At March 31, 2002, we held approximately $49.5 million in available-for-sale securities. Generally accepted accounting principles ("GAAP") require that these securities be carried at fair value on our balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in our stockholders' equity. If interest rates increase, the fair value of our available-for-sale securities generally decreases, which also decreases equity.

         Recently, market rates of interest have increased which caused the fair value of our available-for-sale securities to decrease and also caused equity to decrease. As of December 31, 2001, our available-for-sale securities portfolio had an unrealized loss of approximately $39,000. At March 31, 2002, our available-for-sale securities portfolio had an unrealized loss of approximately $445,000. At March 31, 2002, our stockholders' equity included approximately $285,000 in accumulated other comprehensive loss, which was comprised exclusively of net unrealized losses on our available-for-sale securities portfolio. If market interest rates further increase, our equity could be further adversely affected.


         As disclosed under Use of Proceeds, the proceeds from the stock offering will be used for general business purposes, including originating loans and purchasing securities. The same risks described above with respect to the affect of interest rates on the fair value of our available for sale securities will apply to any new securities purchased with the proceeds of the stock offering and held as available for sale.

Our return on equity after the offering may be low; this may negatively affect the price of our stock.

         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the year ended December 31, 2001, our return on average equity was 8.95%. On a pro forma basis assuming that 1,265,000 shares had been sold at the beginning of the year, our return on average equity for the year ended December 31, 2001 would be approximately 6.15%. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, may be lower than that of similar companies. To the extent that the stock market values a company based in part on its return on equity, our low return on equity relative to our peer group could negatively affect the trading price of our stock.

         We intend to adopt an employee stock ownership plan as part of the stock offering. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment and will increase our future expenses. In addition, the public company costs of preparing reports for stockholders and the SEC will also cause our expenses to be higher than they would be if we did not conduct the stock offering and did not expand our employee benefit plans. See Pro Forma Data and Management - Executive Compensation - Employee Stock Ownership Plan on page
___.


Future changes in interest rates may reduce our profits.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:


o the interest income we earn on our interest-earning assets, such as ^ loans and ^ securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page ___.

         In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

         A relatively large portion of our total loan portfolio consists of consumer loans, primarily auto loans, and we intend to increase our origination of such loans after the offering. The repayment risk related to these types of loans is considered to be greater than the risk related to residential loans.

         At March 31, 2002, our loan portfolio included approximately $58.8 million of consumer loans, or 22.35% of our total loan portfolio, including $53.2 million of auto loans. It is our intention to increase the size of the auto loan portfolio until such loans constitute approximately one-third of our total loan portfolio. Consumer lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties and any late payments or the failure to repay such loans would hurt our earnings. See Business of Synergy Bank - Lending Activities - Consumer Loans on page ____.

         We intend to increase our origination of non-residential mortgage loans after the offering. These types of loans traditionally involve a higher degree of repayment risk than residential loans.

         At March 31, 2002, our loan portfolio included approximately $17.1 million of non-residential mortgage loans, or 6.50% of our total loan portfolio.

         Although non-residential mortgage loans constitute a relatively small percentage of our loan portfolio, we intend to increase our origination of non-residential mortgage loans after the offering to comprise a total of approximately one-third of our total loan portfolio with consumer loans comprising another third of our total loan portfolio and traditional single-family residential real estate lending together with home equity loans comprising the last third of our total loan portfolio.

         Non-residential lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. The likelihood that non-residential mortgage loans will not be repaid or will be late in paying is generally greater than with residential loans. Any failure to pay or late payments would hurt our earnings. See Business of Synergy Bank - Lending Activities - Non-residential mortgage Loans on page ___.

We have a relatively high percentage of unseasoned credits, which are considered to pose a potentially greater repayment risk than loans that have been outstanding for a longer period of time.

         As a result of our recent growth, including growth in our non-residential mortgage loans, a significant portion of our loan portfolio is represented by new credits. Generally, loans that are relatively new, referred to as unseasoned loans, do not have sufficient repayment history to determine the likelihood of repayment in accordance with their terms. At March 31, 2002, a significant percentage of our total loan portfolio consisted of loans that would be considered unseasoned.

^

We intend to expand our branch office network, and expenses related to such expansion will negatively impact earnings in future periods.

         We intend to increase our branch presence. At March 31, 2002, we had eleven office locations, including our main office. Subsequent to March 31, 2002, one branch office was closed, and two new branch offices were opened in April and May 2002. Two additional new branch offices are expected to open in the third quarter of 2002. We currently plan to open four additional new branch locations over the next year in an expansion of our geographic reach. This plan will result in a tripling of our fixed assets over such period. The expenses associated with opening new branch offices, in addition to the personnel and operating costs that we will have once such offices open, will significantly increase our non-interest expense in future periods, decreasing earnings.

We may not continue to experience the same rate of growth that we have in the past, and we may not be able to successfully manage our current growth.

         Over the past several years, we have experienced rapid and significant growth. Our total assets have increased by $169 million, from $176 million at December 31, 1997, to $345 million at March 31, 2002. There can be no assurance that we will continue to experience such rapid growth, or any growth, in the future. If we do experience continued growth, we can not assure you that we will be able to adequately and profitably manage such growth or that our earnings will adequately provide the necessary capital to maintain required regulatory capital levels.

We have a high concentration of loans and deposits with the employees of one company and the majority of our branch locations are located on the corporate premises of such company. This concentration of our business with the employees of a specific company exposes us to the risk of a downturn in such company's performance or an acquisition of such company.

         Synergy Bank was originally chartered as a credit union for a pharmaceutical research and manufacturing company. We converted from a credit union charter in 1998, and a significant concentration of our loans and deposits continue to be associated with employees of our former credit union sponsor. At March 31, 2002, approximately 30% of our total loan portfolio was comprised of loans made to individuals employed by such company, and approximately 40% of our total deposits were associated with individuals employed by such company. If such company experienced difficulties, it could affect the ability of such employees to repay their loans in a timely manner, and our level of deposits, in particular, demand deposits, could fall.

         In addition, we currently operate six on-site branch offices located on various corporate premises of the former credit union sponsor corporation. A change in the corporate ownership of such company could affect this relationship.

We originate approximately two-thirds of our auto loans though a single source, and we would be unable to maintain the current high volume of auto loan originations if we were no longer able to obtain business though this source.

         In late 1999, we began to originate direct auto loans over the Internet through an independent online loan referral web site. Currently, we originate an average of approximately $2.5 million of auto loans per month through this source. We intend to continue to grow the auto loan portfolio as part of our plan through originations and purchases in order to increase the consumer loan portfolio to approximately one-third of our total loans. However, if for any reason we lose this source of business, we would be unable to maintain or increase our level of auto lending.

Strong   competition   within  our   market   area  may  limit  our  growth  and
profitability.

         Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

We plan to remain independent and you should not invest in our common stock if you are anticipating our sale.

         Over the past year, there have occurred several acquisitions of companies that have a mutual holding company form of organization, as we do, with large premiums paid to the stockholders of such companies. It is our intention to continue operating as an independent financial institution, and you are urged not to invest in our stock if you are anticipating a quick sale of Synergy Financial Group, Inc. We do not plan to undertake a sale of Synergy Financial Group, Inc. even if the acquisition would result in our stockholders receiving a substantial premium over the market price of our stock at the time of a sale.

         If we are faced with challenges to our independence, such as an election or proxy contest, we intend to defend ourselves. Our defense could significantly increase our expenses and reduce our net income and return on equity, which could negatively impact our stock price.

         The OTS has recently stated its intention to impose more stringent restrictions on the approval of acquisitions of greater than 10% of the outstanding stock in the three years after a thrift holding company's initial stock offering and has stated that it intends to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. The OTS may require as a condition of approving our stock offering that we retain our federal stock charter for a minimum of three years following our stock offering. In addition, the charter of Synergy Financial Group, Inc. contains provisions which have an anti-takeover effect and restrict the ability to purchase our stock. See Restrictions on Acquisition of Synergy Financial Group, Inc. on page ____.

Persons who purchase stock in the offering will own a minority of Synergy Financial Group, Inc.'s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

         Public stockholders will own a minority of the outstanding shares of Synergy Financial Group, Inc.'s common stock. Synergy, MHC will own a majority of Synergy Financial Group, Inc's common stock after the offering. The same directors and officers who manage Synergy Financial Group, Inc. also manage Synergy, MHC. The Board of Directors of Synergy, MHC is also the Board of Directors of Synergy Financial Group, Inc. and will be able to exercise voting control over most matters put to a vote of stockholders. For example, Synergy, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares or to approve employee benefit plans.


         ^ In addition, Synergy Financial Group, Inc.'s directors, executive officers and their associates are expected to purchase approximately 97,500 shares in the offering, which represents 10.4%, 8.9%,and 7.7% at the minimum, midpoint and maximum of the offering range, respectively. Furthermore, if stockholders of Synergy Financial Group, Inc. approve the restricted stock plan and the stock option plan, and provided that all shares under the restricted stock plan are awarded and all options under the stock option plan are awarded and exercised, directors and executive officers may own up to 22.9% of the outstanding common stock at the midpoint of the offering range. See Management - Executive Compensation on page ____ and Management - Proposed Stock Purchases by Management on page___.


The implementation of stock-based benefit plans may dilute your ownership interest in Synergy Financial Group, Inc.

         We intend to adopt a stock option plan and a restricted stock plan following the stock offering. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8%. The use of newly issued shares of stock to fund the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 9.1%. See Management - Potential Stock Benefit Plans on page __.


We do not plan in the immediate future to pay dividends on the common stock of Synergy Financial Group, Inc.

         At this time, we do not plan to pay dividends in the immediate future on the common stock of Synergy Financial Group, Inc. We will in the future consider paying cash dividends, and the timing, amount and frequency would be determined at that time. There are also restrictions on our ability to pay dividends. See Dividend Policy on page __.

         If we pay dividends to stockholders of Synergy Financial Group, Inc., it is anticipated that any dividends payable to Synergy, MHC would be waived. Under OTS regulations, such dividend waivers would not result in dilution to public stockholders in the event that Synergy, MHC converts to stock form in the future. See Regulation - Regulation of Synergy Financial Group, Inc. on page
___.


We believe that subscription rights have no value and that your tax basis in our common stock will be the purchase price, but the Internal Revenue Service may disagree.

         Our tax counsel, Malizia Spidi & Fisch, PC, believes that it is more likely than not that the non-transferable subscription rights to purchase common stock have no value in the absence of both an oversubscription in the subscription offering and an increase in the market price of the common stock upon commencement of trading following completion of the stock offering. Tax counsel expresses no belief as to whether or not the subscription rights have value, if both an oversubscription in the subscription offering occurs and the market price of the common stock increases upon commencement of trading following completion of the stock offering, as the issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the Internal Revenue Service ("IRS") determines that your subscription rights have ascertainable value, you could be taxed in an amount equal to the value of those rights. We are aware of no case in which the IRS has ever asserted that subscription rights are taxable.

                                 USE OF PROCEEDS


         We are conducting this stock offering principally to raise additional capital to support our continued growth. The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between ^ $8.75 million at the minimum and ^ $12.05 million at the maximum of the offering range.

         Assuming the sale of ^ $9.35 million, ^ $11.0 million and ^ $12.65 million of common stock at the minimum, midpoint and maximum, respectively, of the offering range, expenses of $600,000, and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:



                                                     MINIMUM                  MIDPOINT                MAXIMUM
                                            ---------------------   ----------------------   ------------------------
                                               $             %          $             %          $              %
                                            ----------    -------   ------------   -------   -----------     --------

Loan to employee stock ownership plan....   $^ 748,000      8.6%    $ ^ 880,000      8.5%    $1,012,000^       8.4%
Investment in Synergy Bank...............  ^ 4,375,000     50.0     ^ 5,200,000     50.0     ^ 6,025,000      50.0
Synergy Financial Group, Inc.
    working capital......................  ^ 3,627,000     41.4     ^ 4,320,000     41.5     ^ 5,013,000      41.6
                                            ----------    -----     -----------    -----     -----------     -----
         Net Proceeds....................   $8,750,000    100.0%    $10,400,000    100.0%    $12,050,000     100.0%
                                            ==========    =====     ===========    =====     ===========     =====


         We will use at least 50% of the cash received in the offering to make a capital contribution to Synergy Bank. We will also lend our employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as our initial capitalization and used for general business purposes which may include investment in securities, ^ repurchasing shares of our common stock, or paying cash dividends.


         The funds received by Synergy Bank from us will be used for general business purposes, including originating loans and purchasing securities. We intend to grow Synergy Bank's branch network either through opening or acquiring branch offices. At March 31, 2002, we had eleven office locations, including our main office. Subsequent to March 31, 2002, one branch office was closed, and two new branch offices were opened in April and May 2002. Two additional new branch offices are expected to open in the third quarter of 2002. We currently plan to open four additional new branch locations over the next year.


         An investment in securities of funds received by either Synergy Financial Group, Inc. or Synergy Bank would be in accordance with our normal investment policies, as described under Business of Synergy Bank - Securities Portfolio on page ___, which permit investment in various types of liquid assets, including U.S. government and government agency obligations, securities of various federal agencies and government-sponsored entities (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities and corporate debt securities. At March 31, 2002, our securities portfolio consisted primarily of mortgage-backed securities issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). At March 31, 2002, we had no U.S. government obligations.


         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary significantly because total expenses of the stock offering may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Synergy Financial Group, Inc. and Synergy Bank. The net proceeds will also vary if our employee stock ownership plan purchases shares in the open market at an average cost that is higher or lower than $10.00 per share. Payments for shares made through withdrawals from existing deposit accounts at Synergy Bank will not result in the receipt of new funds for investment but will result in a reduction of Synergy Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY


         ^ At this time, we do not plan to pay dividends in the immediate future on the common stock of Synergy Financial Group, Inc. We will in the future consider paying cash dividends, and the timing, amount and frequency would be determined at that time by the Board of Directors of Synergy Financial Group, Inc. In making its decision regarding the timing, frequency and initial annual amount of any dividends, the Board of Directors will consider several factors, including:


          o    financial condition;
          o    results of operations;

          o    tax considerations;
          o    alternative investment opportunities available to us;
          o    industry standards; and
          o    general economic conditions.

         There can be no assurance that dividends will be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.

         Synergy Financial Group, Inc.'s ability to pay dividends also depends on the receipt of dividends from Synergy Bank which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of Synergy Bank - Dividend and Other Capital Distribution Limitations on page ___. Furthermore, as a condition to OTS approval of the stock offering, Synergy Financial Group, Inc. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of Synergy Financial Group, Inc.


         If Synergy Financial Group, Inc. pays dividends to its stockholders, it ^ is anticipated that dividends payable to Synergy, MHC would be waived. Under OTS regulations, public stockholders would not be diluted for any dividends waived by Synergy, MHC in the event that Synergy, MHC converts to stock form. See Regulation - Regulation of Synergy Financial Group, Inc. on page ___.


                              MARKET FOR THE STOCK

         Synergy Financial Group, Inc. has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, Synergy Financial Group, Inc. anticipates that its stock will be traded on the over-the-counter market under the symbol "SFGI" with quotations available through the OTC Electronic Bulletin Board. Synergy Financial Group, Inc. expects that Trident Securities will use its best efforts to make a market in the stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident Securities will not be obligated with respect to these efforts.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained after the offering. The relatively small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. You may not be able to sell your shares at a price equal to or above the price you paid.

                                 CAPITALIZATION

         Set forth below is the historical capitalization as of March 31, 2002 and the pro forma capitalization of Synergy Financial Group, Inc. after giving effect to the offering. The table also gives affect to the assumptions set forth under Pro Forma Data on page __. A change in the number of shares sold in the offering may affect materially the pro forma capitalization.


                                                                               Pro Forma Capitalization at March 31, 2002
                                                                         -----------------------------------------------------------
                                                                                                                            Maximum,
                                                                             Minimum        Midpoint       Maximum       as adjusted
                                                                           ^ 935,000      ^1,100,000    ^1,265,000       ^ 1,454,750
                                                          Actual, at       Shares at       Shares at     Shares at        Shares at
                                                          March 31,       $10.00 per      $10.00 per    $10.00 per        $10.00 per
                                                            2002             share           share         share          share^(1)
                                                          ----------      -----------     ----------    ----------      -----------
                                                                                      (In thousands)
Deposits(2).........................................        $276,762         $276,762       $276,762      $276,762         $276,762
Borrowed funds......................................          41,500           41,500         41,500        41,500           41,500
                                                            --------         --------       --------      --------         --------
Total deposits and borrowed funds...................        $318,262         $318,262       $318,262      $318,262         $318,262
                                                            ========         ========       ========      ========         ========
Stockholders' equity:
Preferred stock, $0.10 par value, 2,000,000
  shares authorized; none to be issued..............        $      -         $      -       $      -      $       -        $      -
 Common stock, $0.10 par value, 18,000,000
    shares authorized, assuming shares
    outstanding as shown(3).........................               -            ^ 215          ^ 253         ^ 291            ^ 334
Additional paid-in capital(3)(4)....................             100          ^ 8,635         10,247        11,859           13,714
Retained earnings...................................          22,824           22,824         22,824        22,824           22,824
Accumulated other comprehensive gain (loss),
    net of tax......................................            (285)            (285)          (285)         (285)            (285)
Less:
  Common stock acquired by employee stock
    ownership plan(5)...............................               -            ^(748)         ^(880)      ^(1,012)         ^(1,164)
  Common stock acquired by restricted stock plan(6).               -            ^(374)          (440)         (506)            (582)
                                                            --------         --------       --------      --------         --------
Total stockholders' equity..........................        $ 22,639        ^$ 30,267       $ 31,719      $ 33,171         $ 34,841
                                                            ========         ========       ========      ========         ========

__________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(3) Includes shares held at March 31, 2002 by Synergy, MHC and shares to be held by Synergy, MHC after completion of the stock offering. No effect has been given to the issuance of additional shares of stock pursuant to any stock option plan that may be adopted by Synergy Financial Group, Inc. and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plan following the stock offering. See Management - Potential Stock Benefit Plans - Stock Options Plan on page __.
(4) Additional paid-in capital amounts under pro forma capitalization are net of stock offering expenses. Actual capitalization at March 31, 2002 consists of the existing capitalization of Synergy Financial Group, Inc. and this amount is also included under pro forma capitalization. (5) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Synergy Financial Group, Inc. For an estimate of the impact of the loan on earnings, see Pro Forma Data on page.__ Synergy Financial Group, Inc. intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. See Management - Executive Compensation - Employee Stock Ownership Plan on page __. If the employee stock ownership plan is unable to purchase stock in the stock offering due to an oversubscription in the offering by eligible account holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights on page __. (6) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by the restricted stock plan following the stock offering. The stock purchased by the restricted stock plan is reflected as a reduction of stockholders' equity. See footnote (2) to the table under Pro Forma Data on page __. See Management - Potential Stock Benefit Plans - Restricted Stock Plan on page __.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Synergy Financial Group, Inc. are currently estimated to be between approximately $7.6 million and $10.5 million (or $12.2 million if the independent valuation is increased by 15%) based on the following assumptions:

o an amount equal to the cost of purchasing 8% of the shares issued will be loaned to the employee stock ownership plan to fund its purchase of 8% of the shares issued;

o an amount equal to 4% of the shares issued will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the offering, funded through open market purchases; and

o    expenses of the offering are estimated to be approximately $600,000.

         We have prepared the following table, which sets forth our historical net income and stockholders' equity prior to the offering and our pro forma consolidated net income and stockholders' equity following the offering. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.7% for the three months ended March 31, 2002 and for the year ended December 31, 2001, respectively, which approximates the yield on a one-year U.S. Treasury bill on March 31, 2002 and December 31, 2001. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 1.73% for the three months ended March 31, 2002 and for the year ended December 31, 2001, based on an effective tax rate of 36% for both periods.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on March 31, 2002 and December 31, 2001, respectively, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Synergy Financial Group, Inc. The pro forma data does not predict how much we will earn in the future. You should not use the following information to predict future results of operations.

         The following table summarizes historical data and pro forma data of Synergy Financial Group, Inc. at or for the three months ended March 31, 2002 based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the stock following the stock offering. No effect has been given in the table to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of Synergy Financial Group, Inc. and approved by stockholders following the stock offering, nor does book value give any effect to the liquidation account to be established or the bad debt reserve in liquidation. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.


                                                                       At or For the Three Months Ended March 31, 2002
                                                            ------------------------------------------------------------------
                                                             ^ $9,350,000     ^$11,000,000     ^$12,650,000     ^$14,547,500
                                                              Independent      Independent      Independent      Independent
                                                               Valuation        Valuation        Valuation        Valuation
                                                               ^ 935,000        1,100,000        1,265,000        1,454,750
                                                              Shares ^ at      Shares ^ at      Shares ^ at       Shares at
                                                              $10.00 per       $10.00 per       $10.00 per      ^ $10.00 per
                                                                 share            share            share            share
                                                              ----------     ------------     ------------     ------------
                                                                     (Dollars in thousands, except per share amounts)

Gross proceeds.............................................   $  ^ 9,350     $   ^ 11,000     $   ^ 12,650     $   ^ 14,548

Less expenses..............................................         (600)            (600)            (600)            (600)
   Estimated net proceeds..................................      ^ 8,750           10,400           12,050           13,948
Less ESOP funded by Synergy Financial Group, Inc...........        ^(748)            (880)          (1,012)          (1,164)
Less restricted stock plan adjustment......................        ^(374)            (440)            (506)            (582)
                                                              ----------     ------------     ------------     ------------
   Estimated investable net proceeds.......................   $  ^ 7,628     $    ^ 9,080     $   ^ 10,532     $   ^ 12,202
                                                              ==========     ============     ============     ============

Net Income:
   Historical .............................................   $      509     $        509     $        509     $        509
   Pro forma income on net proceeds........................         ^ 33               39               46               53
   Pro forma ESOP adjustments(1)...........................         ^(12)             (14)             (16)             (19)
   Pro forma restricted stock plan adjustment(2)...........         ^(12)             (14)             (16)             (19)
                                                              ----------     ------------     ------------     ------------
   Pro forma net income(1)(3)(4)...........................   $    ^ 518     $        520     $        523     $        524
                                                              ==========     ============     ============     ============

Per share net income:
   Historical .............................................   $   ^ 0.25     $     ^ 0.21     $     ^ 0.18     $     ^ 0.16
   Pro forma income on net proceeds........................         0.02             0.02             0.02             0.02
   Pro forma ESOP adjustments(1)...........................        (0.01)           (0.01)           (0.01)           (0.01)
   Pro forma restricted stock plan adjustment(2)...........        (0.01)           (0.01)           (0.01)           (0.01)
                                                              ----------     ------------     ------------     ------------
   Pro forma net income per share(1)(3)(4).................   $   ^ 0.25  $        ^ 0.21     $     ^ 0.18     $     ^ 0.16
                                                              ==========     ============     ============     ============

Shares used in calculation of income per share (1).........  ^ 2,076,495        2,442,935        2,809,375        3,230,782

Stockholders' equity:
   Historical .............................................   $   22,639     $     22,639     $     22,639     $     22,639
   Estimated net proceeds..................................      ^ 8,750           10,400           12,050           13,948
   Less: Common Stock acquired by the ESOP(1)..............        ^(748)            (880)          (1,012)          (1,164)
   Less: Common Stock acquired by the restricted stock
         plan(2)...........................................        ^(374)           ^(440)           ^(506)           ^(582)
                                                              ----------     ------------     ------------     ------------
   Pro forma stockholders' equity(1)(3)(4).................   $ ^ 30,267     $   ^ 31,719     $   ^ 33,171     $   ^ 34,841
                                                              ==========     ============     ============     ============

Stockholders' equity per share:
   Historical .............................................   $  ^ 10.53     $     ^ 8.95     $     ^ 7.79     $     ^ 6.77
   Estimated net proceeds..................................       ^ 4.07             4.11             4.14             4.17
   Less: Common Stock acquired by the ESOP(1)..............        (0.35)           (0.35)           (0.35)           (0.35)
   Less: Common stock acquired by the restricted stock
         plan(2)...........................................        (0.17)           (0.17)           (0.17)           (0.17)
                                                              ----------     ------------     ------------     ------------
   Pro forma stockholders' equity per share(4).............   $  ^ 14.08     $    ^ 12.54     $    ^ 11.41     $    ^ 10.42
                                                              ==========     ============     ============     ============

Offering price as a percentage of pro forma
  stockholders' equity per share...........................      ^ 71.02%         ^ 79.74%         ^ 87.64%          ^ 95.97%
                                                              ==========     ============     ============     ============
Offering price to pro forma net income per share...........      ^ 10.00 X        ^ 11.90X           13.89X           15.63X
                                                              ==========     ============     ============     ============

Shares used in calculation of stockholders'
   equity per share........................................  ^ 2,149,425        2,528,735        2,908,045        3,344,252

                                                   (Footnotes on following page)
                                       18

_________________
(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Synergy Financial Group, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. Synergy Financial Group, Inc. intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Executive Compensation - Employee Stock Ownership Plan on page __. The pro forma net earnings assumes: (i) that Synergy Financial Group, Inc.'s contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the three months ended March 31, 2002 was made at the end of the period; (ii) that ^ 1,870, 2,200, 2,530 and ^ 2,910 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the three months ended March 31, 2002, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by Synergy Financial Group, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or ^ 37,400, 44,000, 50,600 and 58,200 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase the shares will be contributed to the restricted stock plan by Synergy Financial Group, Inc. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the restricted stock plan at the beginning of the three months ended March 31, 2002 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the three months ended March 31, 2002. The restricted stock plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net income per share for the three months ended March 31, 2002 would be ^ $0.25, $0.21, $0.18 and $0.16 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at March 31, 2002 would be ^ $13.84, $12.33, $11.21 and $10.24 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan on page __.


(3) The retained earnings of Synergy Financial Group, Inc. and Synergy Bank will continue to be substantially restricted after the stock offering. See Dividend Policy on page __ and Regulation - Regulation of Synergy Bank - Dividends and Other Capital Distribution Limitations on page __.


(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by Synergy Financial Group, Inc. following the stock offering which, in turn, would be presented for approval at a meeting of stockholders to be held after the completion of the stock offering. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or ^ 93,500, 110,000, 126,500 and 145,475 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 9.1%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be ^ $0.24, $0.20, $0.18 and ^ $0.16, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the three months ended March 31, 2002; pro forma stockholders' equity per share would be ^ $13.91, $12.44, $11.35, and $10.40, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at March 31, 2002. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.

         The following table summarizes historical data and pro forma data of Synergy Financial Group, Inc. at or for the year ended December 31, 2001 based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the stock following the stock offering. No effect has been given in the table to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of Synergy Financial Group, Inc. and approved by stockholders following the stock offering. See Management -Potential Stock Benefit Plans - Stock Option Plan on page __.


                                                                      At or For the Year Ended December 31, 2001
                                                           ------------------------------------------------------------------
                                                            ^ $9,350,000     ^$11,000,000     ^$12,650,000     ^$14,547,500
                                                             Independent      Independent      Independent     Independent
                                                              Valuation        Valuation        Valuation       Valuation
                                                              ^ 935,000        1,100,000        1,265,000       1,454,750
                                                             Shares ^ at      Shares ^ at      Shares ^ at      Shares at
                                                             $10.00 per       $10.00 per       $10.00 per       $10.00 per
                                                                share            share            share           share
                                                             -----------    -------------   --------------   --------------
                                                                    (Dollars in thousands, except per share amounts)

Gross proceeds...........................................    $   ^ 9,350    $    ^ 11,000   $     ^ 12,650   $     ^ 14,548

Less expenses............................................           (600)            (600)            (600)            (600)
   Estimated net proceeds................................        ^ 8,750           10,400           12,050           13,948
Less ESOP funded by Synergy Financial Group, Inc.........          ^(748)            (880)          (1,012)          (1,164)
Less restricted stock plan adjustment....................          ^(374)            (440)            (506)            (582)
                                                             -----------    -------------   --------------   --------------
   Estimated investable net proceeds.....................    $   ^ 7,628    $     ^ 9,080   $     ^ 10,532   $     ^ 12,202
                                                             ===========    =============   ==============   ==============

Net Income:
   Historical ...........................................    $     1,902    $       1,902   $        1,902   $        1,902
   Pro forma income on net proceeds......................          ^ 132              157              182              211
   Pro forma ESOP adjustments(1).........................           ^(48)             (56)             (65)             (75)
   Pro forma restricted stock plan adjustment(2).........           ^(48)             (56)             (65)             (75)
                                                             -----------    -------------   --------------   --------------
   Pro forma net income(1)(3)(4).........................    $   ^ 1,938    $     ^ 1,947   $      ^ 1,954   $      ^ 1,963
                                                             ===========    =============   ==============   ==============

Per share net income:
   Historical ...........................................    $   ^ 0. 91    $      ^ 0.78   $       ^ 0.68   $       ^ 0.59
   Pro forma income on net proceeds......................           0.06             0.06             0.06           ^ 0.07
   Pro forma ESOP adjustments(1).........................          (0.02)           (0.02)           (0.02)           (0.02)
   Pro forma restricted stock plan adjustment(2).........          (0.02)           (0.02)           (0.02)           (0.02)
                                                             -----------    -------------   --------------   --------------
   Pro forma net income per share(1)(3)(4)...............    $    ^ 0.93    $      ^ 0.80   $       ^ 0.70   $       ^ 0.62
                                                             ===========    =============   ==============   ==============

Shares used in calculation of income per share (1).......    ^ 2,082,105        2,449,535        2,816,965        3,239,510

Stockholders' equity:
   Historical ...........................................    $    22,390    $      22,390   $       22,390   $       22,390
   Estimated net proceeds................................        ^ 8,750           10,400           12,050           13,948
   Less: Common Stock acquired by the ESOP(1)............          ^(748)            (880)          (1,012)          (1,164)
   Less: Common Stock acquired by the restricted stock
         plan(2).........................................          ^(374)           ^(440)           ^(506)           ^(582)
                                                             -----------    -------------   --------------   --------------
   Pro forma stockholders' equity(1)(3)(4)...............    $  ^ 30,018    $    ^ 31,470   $     ^ 32,922   $     ^ 34,592
                                                             ===========    =============   ==============   ==============

Stockholders' equity per share:
   Historical ...........................................    $   ^ 10.42    $      ^ 8.85   $       ^ 7.70   $       ^ 6.70
   Estimated net proceeds................................         ^ 4.07             4.11             4.14             4.17
   Less: Common Stock acquired by the ESOP(1)............          (0.35)           (0.35)           (0.35)           (0.35)
   Less: Common stock acquired by the restricted stock
         plan(2).........................................          (0.17)           (0.17)           (0.17)           (0.17)
   Pro forma stockholders' equity per share(4)...........    $   ^ 13.97    $     ^ 12.44   $      ^ 11.32   $      ^ 10.35
                                                             -----------    -------------   --------------   --------------
Offering price as a percentage of pro forma
  stockholders' equity per share.........................        ^ 71.58%         ^ 80.39%          ^ 88.34%         ^ 96.62%
                                                             ===========    =============   ==============   ==============
Offering price to pro forma net income per share.........        ^ 10.75X           12.50X           14.29X           16.13X
                                                             ===========    =============   ==============   ==============

Shares used in calculation of stockholders' equity
  per share..............................................    ^ 2,149,425      ^ 2,528,735      ^ 2,908,045      ^ 3,344,252


                                                   (Footnotes on following page)

_______________________
(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Synergy Financial Group, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholder's equity. Synergy Financial Group, Inc. intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Executive Compensation - Employee Stock Ownership Plan on page __. The pro forma net earnings assumes: (i) that Synergy Financial Group, Inc.'s contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended December 31, 2001 was made at the end of the period; (ii) that ^ 7,480, 8,800, 10,120 and 11,640 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 2001, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by Synergy Financial Group, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or ^ 37,400, 44,000, 50,600 and 58,200 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase the shares will be contributed to the restricted stock plan by Synergy Financial Group, Inc. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the restricted stock plan at the beginning of the year ended December 31, 2001 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended December 31, 2001. The restricted stock plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net income per share for the year ended December 31, 2001 would be ^ $0.92, $0.78, $0.68, and $0.60, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at December 31, 2001 would be ^ $13.73, $12.23, $11.13 and $10.17 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan on page __.

(3) The retained earnings of Synergy Financial Group, Inc. and Synergy Bank will continue to be substantially restricted after the stock offering. See Dividend Policy on page __ and Regulation - Regulation of Synergy Bank - Dividends and Other Capital Distribution Limitations on page __.

(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by Synergy Financial Group, Inc. following the stock offering which, in turn, would be presented for approval at a meeting of stockholders to be held after the completion of the stock offering. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or ^ 93,500, 110,000, 126,500 and 145,475 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 9.1%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be ^ $0.89, $0.76, $0.66 and ^ $0.58, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 2001; pro forma stockholders' equity per share would be ^ $13.80, $12.34, $11.27, and $10.33, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at December 31, 2001. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE


         The following table presents Synergy Bank's historical and pro forma capital position relative to its capital requirements as of March 31, 2002. Pro forma capital levels assume receipt by Synergy Bank of at least 50% of the net proceeds^. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data on pages __, __ and ___. The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to Synergy Bank, see Regulation - Regulation of Synergy Bank - Regulatory Capital Requirements on page __.



                                                                          Pro Forma at March 31, 2002
                                             ---------------------------------------------------------------------------------------
                         Actual, at            ^ $9,350,000            ^ $11,000,000        ^ $12,650,000          ^ $14,547,500
                       March 31, 2002            Offering                Offering             Offering (1)           Offering
                     --------------------    ---------------------------------------------------------------------------------------
                           Percentage              Percentage             Percentage             Percentage             Percentage
                     Amount  of Assets(2)    Amount  of Assets(2)   Amount  of Assets(2)   Amount  of Assets(2)  Amount of Assets(2)
                     ------  ------------    ------  ------------   ------  ------------   ------  ------------  ------ ------------
                                                                  (Dollars in thousands)
GAAP Capital(3)...  $22,484     6.52%       $26,859      7.69%     $27,684      7.91%     $28,509     8.13%     $29,458     8.37%

Tangible Capital:
  Actual or
    Pro Forma.....  $22,769     6.59%       $27,144      7.76%    $27,969       7.98%    $28,794      8.20%     $29,743     8.44%
  Required........    5,179     1.50        ^ 5,245      1.50     ^ 5,257       1.50     ^ 5,269      1.50      ^ 5,284     1.50
                    -------     ----        -------      ----     -------       ----     -------      ----      -------     ----
  Excess..........  $17,590     5.09%       $21,899      6.26%    $22,712       6.48%    $23,525      6.70%     $24,459     6.94%
                    =======     ====        =======      ====     =======       ====     =======      ====      =======     ====
Core Capital:
  Actual or
    Pro Forma.....  $22,769     6.59%       $27,144      7.76%    $27,969       7.98%    $28,794      8.20%     $29,743     8.44%
  Required(4).....   10,358     3.00       ^ 10,489      3.00    ^ 10,514       3.00    ^ 10,539      3.00     ^ 10,567     3.00
                    -------     ----        -------      ----     -------       ----     -------      ----      -------     ----
  Excess..........  $12,411     3.59%       $16,655      4.76%    $17,455       4.98%    $18,255      5.20%     $19,176     5.44%
                    =======     ====        =======      ====     =======       ====     =======      ====      =======     ====
Risk-Based
Capital:
  Actual or
    Pro Forma
    (5)(6)........  $24,387    10.76%       $28,762     12.57%    $29,587      12.90%    $30,412     13.24%     $31,361    13.62%
  Required........   18,135     8.00       ^ 18,310      8.00    ^ 18,343       8.00    ^ 18,376      8.00     ^ 18,414     8.00
                    -------     ----        -------      ----     -------       ----     -------      ----      -------     ----
  Excess..........  $ 6,252     2.76%       $10,452      4.57%    $11,244       4.90%    $12,036      5.24%     $12,947     5.62%
                    =======     ====        =======      ====     =======       ====     =======      ====      =======     ====


_________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) GAAP capital includes unrealized gain (loss) on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See Regulation - Regulation of Synergy Bank - Regulatory Capital Requirements on page __.
(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the subtraction of accumulated other comprehensive loss of $285,000.

                               RECENT DEVELOPMENTS

         The following financial information and other data in this section is derived from Synergy Financial Group, Inc.'s unaudited consolidated financial statements for the three and six month periods ended June 30, 2002 and 2001, and should be read together with Synergy Financial Group, Inc.'s consolidated financial statements and the notes thereto beginning on page F-2 of this prospectus. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected. The results of operations and other data presented for the three and six month periods ended June 30, 2002 do not necessarily indicate the results that may be expected for the fiscal year ending December 31, 2002.



                              Selected Financial Highlights
                                 (Dollars in thousands)

Balance Sheet:                                 At                  At
                                            June 30,          December 31,
                                              2002                2001
                                              ----                ----

Assets.................................       $371,391           $296,963
Loans receivable, net..................        290,235            224,689
Securities.............................         56,330             51,047
Cash and cash equivalents..............          3,825              3,708
Deposits...............................        301,735            249,813
FHLB advances..........................         43,200             22,500
Total equity...........................         23,873             22,390




Summary of Operations:                                              For the Three                 For the Six
                                                                    Months Ended                  Months Ended
                                                                      June 30,                      June 30,
                                                                  ---------------------         -------------------
                                                                   2002           2001           2002          2001
                                                                  ------         ------         -------      ------

Interest income............................................       $5,787         $4,665         $10,902      $9,091
Interest expense...........................................        2,140          2,404           4,119       4,538
Net interest income........................................        3,647          2,261           6,783       4,553
Provision for loan losses..................................          281            150             551         195
Net interest income after provision for loan losses........        3,366          2,111           6,232       4,358
Other income...............................................          566            605             885         958
Operating expense..........................................        2,979          2,327           5,389       4,565
Income before income tax expense...........................          953            389           1,728         751
Income tax expense.........................................          334            131             600         255
Net income.................................................          619            258           1,128         496



Selected Financial Ratios                                                   At or For the                 At or For the
                                                                          Three Months Ended            Six Months Ended
                                                                               June 30,                     June 30,
                                                                          -------------------           ------------------
Performance Ratios (1):                                                   2002           2001           2002          2001
                                                                          ----           ----           ----          ----
  Return on average assets (net income divided by
     average total assets)...................................             0.69%          0.38%          0.66%         0.38%
  Return on average equity (net income divided by
     average equity).........................................            10.64           4.96           9.82          4.78
  Net interest rate spread...................................             4.28           3.40           4.20          3.54
  Net interest margin on average interest-earning
     assets..................................................             4.32           3.48           4.24          3.68
  Average interest-earning assets to average
     interest-bearing liabilities............................           101.25         103.52         101.64        103.77
  Efficiency ratio (operating expenses divided
     by the sum of net interest income and
     other income)...........................................            70.70          81.20          70.28         82.84
Asset Quality Ratios:
  Non-performing loans to total loans, net...................             0.04           0.09           0.04          0.09
  Non-performing assets to total assets......................             0.03           0.07           0.03          0.07
  Net charge-offs to average loans outstanding...............             0.00           0.03           0.00          0.04
  Allowance for loan losses to total loans...................             0.66           0.62           0.66          0.62
Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets)........             6.48           7.70           6.77          8.00
  Equity to assets at period end.............................             6.43           7.54           6.43          7.54

________________
(1) Asset quality ratios and capital ratios are end of period ratios. Performance ratios for the three and six month periods ended June 30, 2002 and 2001 are annualized, where appropriate.

Comparison of Financial Condition at June 30, 2002 and December 31, 2001

         Assets. Total assets increased $74.4 million, or 25.1%, to $371.4 million at June 30, 2002 from approximately $297.0 million at December 31, 2001. The increase in total assets resulted primarily from a $65.5 million increase in net loans receivable and a $5.3 million increase in securities. The increase in securities was due primarily to an increase in mortgage backed securities which increased by $8.9 million, in connection with our strategies to conservatively leverage capital and invest excess cash flow derived from financing activities. The increase in loans primarily resulted from growth in the residential mortgage loan, auto loan and non-residential mortgage loan portfolios of $47.1 million, $14.1 million and $5.7 million, respectively.

         Residential loans increased due to historically low interest rates resulting in an increased volume of refinancing activity as well as promotional efforts aimed at increasing the proportion of short to medium term home equity loans to total loans in our portfolio. Auto loans increased due to a purchase of $13.7 million of indirect auto loans from a local financial institution during the quarter ended June 30, 2002.

         Non-residential loans increased as a result of an effort to further diversify the loan portfolio by promoting the product line.

         Liabilities. Total liabilities increased $72.9 million, or 26.6% to $347.5 million at June 30, 2002 from $274.6 million at December 31, 2001. The increase in total liabilities resulted primarily from an increase of $51.9 million in deposits, of which $17.9 million was in core deposits, and a $20.7 million increase in FHLB advances. The majority of the deposit growth consisted of an increase in certificates of deposit, with terms predominantly in excess of one year, which were offered at competitive rates to lock in prevailing low interest rates. The increase in FHLB advances was to fund strong loan originations during the quarter and for other investing activities. It is projected that the deposit flow from existing and new branches will be used to pay down the intermediate FHLB advances.

         Equity. Total equity increased $1.5 million to $23.9 million at June 30, 2002 from $22.4 million at December 31, 2001. The increase in equity reflects $1.1 million in net income for the six months ended June 30, 2002, and a net increase in accumulated other comprehensive income of $355,000, attributable to an unrealized gain on available-for-sale securities.

Comparison of Operating Results for Six Months Ended June 30, 2002 and 2001

         Net Income. Net income increased by $632,000 to $1.1 million for the six months ended June 30, 2002 compared to $496,000 for the same period in 2001, a 127% increase. The increase was attributable primarily to a $2.2 million increase in net interest income, offset by a $356,000 increase in the provision for loan losses, a $73,000 decrease in other income, an $824,000 increase in operating expenses, and a $345,000 increase in income tax expense.

         Net Interest Income. Net interest income grew $2.2 million, or 49.0% for the six months ended June 30, 2002 compared to the same period in 2001. Total interest income increased by $1.8 million to $10.9 million for the six months ended June 30, 2002, while total interest expense fell by $419,000 to $4.1 million for the six months ended June 30, 2002.

         The 19.9% increase in total interest income was primarily due to a $72.9 million, or 29.5%, increase in the average balance of interest-earning assets, offset by a 54 basis point decrease in the average yield earned thereon. The decrease in the average yield was primarily attributable to lower market interest rates during the 2002 period, offset by a greater growth in the balance of loans relative to the growth in securities which generally earn a lower yield.

         The 9.2% decrease in total interest expense resulted primarily from a 93 basis point decrease in the average cost of interest-bearing liabilities, offset by a $76.7 million, or 32.2%, increase in the average balance of interest-bearing liabilities. The decrease in the average cost of interest-bearing liabilities is primarily attributable to our pricing strategies and lower market interest rates in the 2002 period. The majority of the increase in the average balance of liabilities for the 2002 period was comprised of a $47.5 million increase in the average balance of certificates of deposit, the cost of which was offset by a 196 basis point decline in the average cost thereof.

         Provision for Loan Losses. We maintain an allowance for loan losses through provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses known and inherent in the loan portfolio at the balance sheet date that are both probable and reasonable to estimate. In estimating the known and inherent loan losses in the loan portfolio that are both probable and reasonable to estimate, management considers factors such as internal analysis of credit quality, general levels of loan delinquencies, collateral values, Synergy Bank's historical loan loss experience, changes in loan concentrations by loan category, peer group information and economic and market trends affecting our market area. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses on page __. The provision established for loan losses each month reflects management's assessment of these factors in relation to the level of the allowance at such time. Management's estimation did not change either in estimation methods or assumptions during either period.

         The provision for loan losses was $551,000 for the six months ended June 30, 2002 compared to $195,000 for the same period in 2001. We had net charge-offs of $8,000 for the six months ended June 30, 2002 compared to net charge-offs of $80,000 for the same period in 2001. The increase in the provision for loan losses for the 2002 period as compared to the 2001 period reflects a significant presence of less seasoned loans at June 30, 2002. The total loan portfolio grew to $290.2 million at June 30, 2002 from $206.8 million at June 30, 2001, representing a 40.3% increase. The growth in the loan portfolio included a significant growth in non-residential loans, from 4.0% of the portfolio at June 30, 2001 to 6.7% at June 30, 2002, and this change in loan concentrations by loan category was also considered in management's loan loss analysis and its decision to increase the provision for the 2002 period.

         In addition, the $551,000 provision for the 2002 period reflects a $65.5 million, or 29.2%, increase in the loan portfolio between December 31, 2001 and June 30, 2002, which includes a $5.7 million, or 41.5%, increase in non-residential mortgage loans. Furthermore, during the second quarter the institution acquired approximately $13.7 million of indirect auto loans from a local financial institution. The loans acquired consisted of $9.9 million of performing loans, $2.9 million of loans past due one to twenty-nine days and $867,000 of loans past due thirty to fifty-nine days. Consequently, a higher loan loss reserve percentage has been established on these purchased loans.

         Our allowance for loan losses stood at $1.9 million at June 30, 2002 compared to $1.3 million at June 30, 2001. Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at month end of each loan category. The allocation did not change materially from June 30, 2002 to June 30, 2001. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses on page ____, and -Allocation of Allowance for Loan Losses on page ____.

         Other Income. Other income, which is primarily composed of deposit account fees, ATM fees, loan fees and service charges, decreased by $73,000 to $885,000 for the six months ended June 30, 2002 from $958,000 the same period in 2001. The decrease was primarily due to a $170,000 decrease in commission fees from Synergy Financial Group, Inc.'s wholly-owned subsidiary, Synergy Financial Services, Inc., due to lower commissions from securities and insurance sales. The decrease in commission fees was offset by an increase in gain on sales of mortgages of $60,000 and settlement gains of $74,000 from the sale of the credit card portfolio recognized in the quarter ended June 30, 2002. There was also a $6,000 loss on the sale of a mortgage-backed security held as available for sale in the 2002 period as compared to a $6,000 gain on the sale of a mortgage-backed security held as available for sale in the 2001 period.

         Operating Expenses. Operating expenses increased to $5.4 million for the six months ended June 30, 2002, an $824,000 increase compared to the same period in 2001. The increase resulted mostly from higher operating expenses associated with two additional branch offices opened in the first half of 2002 and record volume of loan originations during the period.

         Historically, we have had a high level of operating expense because of the large number of branch offices relative to our asset size. Synergy Bank currently operates six on-site branch offices located on the corporate premises of its former credit union sponsor. Although we do not compensate such company for the use of this office space, higher personnel costs are needed to operate these facilities along with our independent branch offices and main office.

         We also expect increased expenses in the future as a result of the establishment of the employee stock ownership plan, stock benefit plans, and directors' retirement plan, as well as increased costs associated with being a public company, such as periodic reporting, annual meeting materials, retention of a transfer agent and professional fees.

         Furthermore, we intend to expand our branch office network, and expenses related to such expansion will impact earnings in future periods.

         Income Tax Expense. Income tax expense increased by $345,000, or 135%, during the six months ended June 30, 2002 as compared to the same period in 2001, reflecting higher income for the 2002 period.

                        SELECTED FINANCIAL AND OTHER DATA

         The following financial information and other data in this section is derived from Synergy Financial Group, Inc.'s audited consolidated financial statements for the years ended December 31, 2001 and 2000 and unaudited consolidated financial statements for the three months ended March 31, 2002 and 2001, and should be read together with Synergy Financial Group, Inc.'s consolidated financial statements and the notes thereto beginning on page F-2 of this prospectus. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected.


                                   Selected Financial Highlights
                                      (Dollars in thousands)

Balance Sheet:                             At March 31,       At December 31,
                                              2002          2001          2000
                                            --------      --------      --------


Assets ...............................      $344,928      $296,963      $244,742
Loans receivable, net ................       261,434       224,689       189,098
^ Securities .........................        61,636        51,047        38,225
Cash and cash equivalents ............         1,942         3,708         6,139
Deposits .............................       276,762       249,813       191,144
FHLB advances ........................        41,500        22,500        31,500
Total equity .........................        22,639        22,390        20,362




Summary of Operations:                                   For the Three
                                                         Months Ended     For the Years Ended
                                                           March 31,         December 31,
                                                      -----------------   -------------------
                                                        2002      2001      2001        2000
                                                      -------   -------   -------     -------

Interest income ....................................  $ 5,115   $ 4,426   $18,954     $16,960
Interest expense ...................................    1,979     2,134     9,296       7,959
Net interest income ................................    3,136     2,292     9,658       9,001
Provision for loan losses ..........................      270        45       363         480
Net interest income after provision for loan losses.    2,866     2,247     9,295       8,521
Other income .......................................      319       427     2,632       1,930
Operating expense ..................................    2,410     2,315     9,001       8,209
Income before income tax expense ...................      775       359     2,926       2,242
Income tax expense .................................      266       121     1,024         712
Net income .........................................      509       238     1,902       1,530

Actual number (not in thousands):
    Loans...........................................    7,266    11,545     7,029(1)   11,345
    Deposit accounts................................ ^ 40,888    41,595    41,566      42,177
    Full service offices (2)........................       11        11        11          11


________________
(1) The decrease in the number of loan accounts is primarily attributable to the sale of the credit card portfolio in the fourth quarter of 2001, which held 4,222 individual accounts.
(2) At March 31, 2002, we had eleven office locations, including our main office. Subsequent to March 31, 2002, one branch office was closed, and two new branch offices were opened in April and May 2002. Two additional new branch offices are expected to open in the third quarter of 2002. We currently plan to open four additional new branch locations over the next year.



Selected Financial Ratios                                     At or For the           At or For
                                                            Three Months Ended      the Year Ended
                                                                  March 31,          December 31,
                                                            -------------------   ------------------
Performance Ratios (1):                                       2002       2001       2001       2000
                                                              ----       ----       ----       ----
  Return on average assets (net income divided by
     average total assets) ..........................         0.63%      0.38%      0.69%      0.65%
  Return on average equity (net income divided by
     average equity) ................................         9.00       4.61       8.95       7.52
  Net interest rate spread ..........................         4.09       3.72       3.53       3.88
  Net interest margin on average interest-earning
     assets .........................................         4.15       3.88       3.67       4.03
  Average interest-earning assets to average
     interest-bearing liabilities ...................       102.24     104.43     104.17     104.37
  Efficiency ratio (operating expenses divided
     by the sum of net interest income and
     other income) ..................................        69.77      85.15      73.24      75.10
Asset Quality Ratios:
  Non-performing loans to total loans, net ..........         0.18       0.09       0.03       0.10
  Non-performing assets to total assets .............         0.14       0.06       0.02       0.08
  Net charge-offs to average loans outstanding ......         0.01       0.01       0.08       0.17
  Allowance for loan losses to total loans ..........         0.62       0.63       0.61       0.62
Capital Ratios:
  Average equity to average assets ratios
     (average equity divided by average total assets)         7.03       8.31       7.70       8.12
  Equity to assets at period end ....................         6.56       7.97       7.54       8.32



________________
(1) Asset quality ratios and capital ratios are end of period ratios. Performance ratios for the three month periods ended March 31, 2002 and 2001 are annualized, where appropriate.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to provide assistance in understanding the consolidated financial condition and results of operations of Synergy Financial Group, Inc. The information in this section should be read with the consolidated financial statements and the notes thereto beginning on page F-2.


         Our results of operations are primarily dependent on our net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on those loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. To a lesser extent, our results of operations are also affected by the relative levels of our non-interest income and operating expenses. Our non-interest income consists primarily of fees and service charges, dividends on ^ our Federal Home Loan Bank ("FHLB") of New York stock, and gains on the sale of loans and investments. Our results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees, office supplies, and telephone and postage costs. Our results of operations are affected by general economic, regulatory and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.


Forward - Looking Statements

         This document contains statements that project our future operations, which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause a difference in results include, but are not limited to, those discussed in "Risk Factors" beginning on page __ of this document.

Business Strategy

         Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. Generally, we have sought to implement this strategy by maintaining a substantial part of our assets in loans secured by one-to four-family residential real estate located in our market area and home equity and consumer loans. During recent years, we have significantly increased our origination of automobile loans and non-residential mortgage loans. To the extent that new deposits have exceeded loan originations, we have invested these deposits primarily in mortgage-backed securities.

         We intend to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of residential mortgages, non-residential mortgages and consumer loans. We may use the proceeds of the offering to expand our business beyond traditional retail banking to include other financial services such as insurance products, as well as trust and asset management services, either through internal development of such lines of business, third party affiliations or through acquisitions. We intend to grow our branch office network, which will expand our geographic reach. We do not, however, have any current understandings, agreements or arrangements for the expansion of our business, other than opening new branch office locations. Initially, we will invest the proceeds in short term securities.

         Synergy Bank converted its charter in May of 1998 from a credit union, known as Synergy Federal Credit Union, to a federal savings bank. As a credit union, Synergy Bank was limited to serving employees of its former credit union sponsor corporation and its operations consisted primarily of accepting deposits and originating residential mortgages and consumer loans. Since its conversion from a credit union, Synergy Bank has implemented a strategy to grow into a full service financial institution offering a variety of financial products to the general public. The highlights of this strategy include the following:

o In May 1998, Synergy Bank had nine offices, including its main office, eight of which were located on various corporate premises of its former credit union sponsor corporation. Subsequent to its conversion to a federal savings bank, Synergy Bank opened one additional branch office open to the general public in each of the years 1998, 1999, and 2001. Subsequent to March 31, 2002, the Bank opened two new branch offices in April and May 2002. Two additional branch offices are expected to open in the third quarter of 2002 and four additional branch locations will open over the next year in an expansion of its geographic reach.


o As a credit union, Synergy Bank's only source of funds was deposits from members. As of December 31, 1997, the credit union had $158.8 million of deposits. As a result of its conversion to a federal savings bank, Synergy Bank is able to accept deposits from the general public and to obtain borrowings from the ^ FHLB. At March 31, 2002, Synergy Bank had $276.8 million of deposits and $41.5 million of FHLB borrowings.


o Synergy Bank has actively increased its volume of loan originations and the size of its loan portfolios. It began to originate automobile loans through an Internet source in late 1999 and began to originate non-residential mortgage loans in 2000. As of March 31, 2002, Synergy Bank had total automobile loans of approximately $53.2 million and total non-residential mortgage loans of approximately $17.1 million. Automobile loans and non-residential mortgage loans generally have higher interest rates and shorter terms than residential mortgages.

o In order to enhance non-interest income, Synergy Financial Services, Inc., a subsidiary of Synergy Financial Group, Inc., began operations in 1998 for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public. See Subsidiary Activity on page __.

Analysis of Net Interest Income

         Our earnings have historically been significantly affected by our net interest income, which is the difference between interest income earned on loans and investments ("interest-earning assets") and interest paid on deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by (a) the difference between rates of interest earned on our interest-earning assets and rates paid on our interest-bearing liabilities ("interest rate spread") and (b) the relative amounts of our interest-earnings assets and interest-bearing liabilities.

Management of Interest Rate Risk and Market Risk


         Qualitative Analysis. Because the majority of our assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Our assets include long-term, fixed rate loans and investments, while our primary source of funds is deposits with substantially shorter maturities. Although having interest-bearing liabilities that reprice more frequently than interest-earnings assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.


         The Board of Directors has established a Budget and Asset/Liability Management Committee which consists of Directors Putvinski (Chairman), De Perez, Fiore, Scott and Stender. The Committee meets generally during October and November each year with the goal of developing an annual business and operating plan for presentation to the full Board at the regular November meeting. In addition, at least one non-employee member of the Committee meets monthly with management to review current investments^; average lives, durations and repricing frequencies of loans and securities; loan and deposit pricing and production volumes^ and alternative funding sources; interest rate risk analysis^; liquidity and borrowing needs^; and a variety of other assets and liability management topics. The results of the monthly meetings of the committee are reported to the full Board at its regular monthly meeting.


         To reduce the effect of interest rate changes on net interest income, we have adopted various strategies to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:


o market consumer loan type products and originate loans with adjustable rate features or fixed rate loans with short maturities;

o lengthen the maturities of our liabilities when it would be cost effective through the aggressive pricing and promotion of certificates of deposit and utilization of FHLB advances;


o attract low cost checking and transaction accounts which tend to be less interest rate sensitive; and


o purchase intermediate securities and maintain ^ a securities portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         We have ^ made a significant effort to maintain our level of lower cost deposits as a method of enhancing profitability. At March 31, 2002, we had approximately 51% of deposits in lower cost savings and checking accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in periods of rising interest rates.

         Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

         The following table presents Synergy Bank's NPV as of March 31, 2002. The NPV was calculated by the OTS, based on information provided by Synergy Bank.

                     Net Portfolio Value     NPV as % of Present Value of Assets
                     -------------------     -----------------------------------
Changes in                                                           Basis Point
   Rates          $ Amount      $ Change      % Change     NPV Ratio     Change
   -----          --------      --------      --------     ---------     ------
                  (Dollars in thousands)
+300 bp             19,587      - 17,336          - 47%       5.78%     - 446 bp
+200 bp             24,865      - 12,058          - 33%       7.20%     - 304 bp
+100 bp             30,571      -  6,352          - 17%       8.67%     - 157 bp
      0 bp          36,923                                   10.24%
- 100  bp           39,883         2,959          + 8%       10.92%      + 68 bp
- 200  bp(1)             -             0            0%           0%         0 bp
- 300  bp(1)             -             0            0%           0%         0 bp

________________
(1) The -200bp and -300bp scenarios are not shown due to low prevailing interest rate environment.

         Future interest rates or their effect on NPV or net interest income are not predictable. Nevertheless, Synergy Bank's management does not expect current interest rates to have a material adverse effect on Synergy Bank's NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.


Comparison of Financial Condition at March 31, 2002 and December 31, 2001

         Assets. Total assets increased $47.9 million, or 16.1%, to $344.9 million at March 31, 2002 from approximately $297.0 million at December 31, 2001. The increase in total assets resulted primarily from a $36.7 million increase in net loans receivable and a $10.6 million increase in securities. The increase in loans primarily resulted from growth in the residential and non-residential mortgage portfolios of $33.1 million and $3.3 million, respectively.


         The increase in residential loans is attributable to a combination of factors: historically low interest rates leading to an increased volume of refinancing activity and promotional efforts aimed at increasing the proportion of short to medium term home equity loans to total loans in our portfolio. The increase in non-residential loans is primarily due to our effort to further diversify the loan portfolio utilizing experienced senior loan officers and business development specialists who focus on promoting the product line. Finally, growth in the loan portfolio is also due to increased referrals from both new borrowers and attorneys.

         The increase in securities was due primarily to an increase in FNMA mortgage backed securities and CMO/REMIC securities, which increased by $6.2 million, or 30.5%, and $3.7 million, or 25%, respectively. The increases in FNMA mortgage backed securities and CMO/REMIC securities resulted from our strategies to conservatively leverage capital and invest excess liquidity derived from cash flows.

         Liabilities. Total liabilities increased $47.7 million, or 17.4%, to $322.3 million at March 31, 2002 from $274.6 million at December 31, 2001. The increase in total liabilities resulted primarily from an increase of $26.9 million in deposits and a $19.0 million increase in FHLB advances. The majority of the deposit growth consisted of an increase in certificates of deposit, with terms predominantly in excess of one year, which were offered at competitive rates to lock in prevailing low interest rates. The increase in FHLB advances was to fund strong loan originations during the quarter and in anticipation of opening new offices. It is projected that the deposit flow from existing and new branches will be used to pay down the intermediate FHLB advances.


         Equity. Total equity increased $249,000 to $22.6 million at March 31, 2002 from $22.4 million at December 31, 2001. The increase in equity reflects $509,000 in net income for the three months ended March 31, 2002, offset by a net increase in accumulated other comprehensive loss of $260,000, attributable to a $406,000 increase in unrealized loss on available-for-sale securities.

Comparison of Financial Condition at December 31, 2001 and 2000

         Assets. Total assets increased $52.3 million, or 21.3%, to $297.0 million at December 31, 2001 from $244.7 million at December 31, 2000. The increase was primarily attributable to a $35.6 million increase in net loans receivable, and a $12.8 million increase in securities, partially offset by a $2.4 million decrease in cash and cash equivalents. The increase in loans receivable at December 31, 2001 resulted primarily from a $25.3 million increase in residential loans and a $13.5 million increase in non-residential mortgage loans.


         The increase in residential loans is attributable to a combination of factors: historically low interest rates leading to an increased volume of refinancing activity and promotional efforts aimed at increasing the proportion of short to medium term home equity loans to total loans in our portfolio. The increase in non-residential loans is primarily due to our effort to further diversify the loan portfolio utilizing experienced senior loan officers and business development specialists who focus on promoting the product line.
Finally, growth in the loan portfolio is also due to increased referrals from both new borrowers and attorneys.

         The increase in securities was due primarily to an increase in FNMA mortgage backed securities and CMO/REMIC securities, which increased by $11.3 million, or 170%, and $4.5 million, or 41%, respectively. The increases in FNMA mortgage backed securities and CMO/REMIC securities resulted from our strategies to conservatively leverage capital and invest excess liquidity derived from cash flows.


         Liabilities. Total liabilities increased $50.2 million, or 22.4%, to $274.6 million at December 31, 2001 from $224.4 million at December 31, 2000. The increase in total liabilities was primarily attributable to a $58.7 million increase in deposits, partially offset by a $9.0 million decrease in FHLB advances. The majority of the deposit growth at December 31, 2001 was attributable to a $46 million increase in certificates of deposit from $75.0 million at December 31, 2000 to $121 million for the same period in

2001. The increase in certificates of deposit, with terms predominantly in excess of one year, resulted from an effort to offer competitive rates to lock in prevailing low interest rates.


         Equity. Stockholders' equity increased $2.0 million to $22.4 million at December 31, 2001 from $20.4 million for the same period in 2000. The increase in stockholders' equity reflects net income of $1.9 million for 2001 along with a $227,000 improvement in accumulated other comprehensive loss.

Liquidity and Capital Resources

         We maintain liquid assets at levels we consider adequate to meet liquidity needs. The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, accommodate possible outflows in deposits, fund current and planned expenditures and take advantage of interest rate market opportunities in connection with asset and liability management objectives. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of earning assets with specific types of deposits and borrowings. Savings institution liquidity is normally considered in terms of the nature and mix of the savings institution's sources and uses of funds.

         Our primary sources of liquidity are deposits, scheduled amortization and prepayment of loans and mortgage-backed securities. In addition, we invest excess funds in overnight federal funds investments, which provide liquidity. Our cash and cash equivalents, defined as cash and deposits in other financial institutions with original maturities of three months or less, totaled approximately $1.9 million at March 31, 2002. To a lesser extent, the earnings and funds provided from our operating activities are a source of liquidity.

         For the three months ended March 31, 2002, purchases of securities totaled approximately $20.0 million, proceeds from sales of mortgage-backed securities totaled $2.0 million and principal repayments of mortgage-backed securities totaled approximately $6.9 million.

         Loan originations, net of principal repayments, totaled approximately $37.5 million for the three months ended March 31, 2002. There were no loan purchases. Loan sales totaled approximately $500,000.

         For the year ended December 31, 2001, purchases of securities totaled approximately $42.9 million, proceeds from sales of mortgage-backed securities totaled $1.0 million, maturities and principal repayments of investment securities totaled approximately $14.5 million, and principal repayments of mortgage-backed securities totaled approximately $14.8 million.


         Loan originations, net of principal repayments, totaled approximately $46.7 million for the year ended December 31, 2001. Loan purchases totaled approximately $4.0 million. Loan sales totaled approximately ^ $16.5 million, of which $6.2 million pertained to the sale of the credit card portfolio. The sale of mortgage loans is part of management's strategy to mitigate interest rate risk. Management also offers loan participations to local financial institutions to mitigate credit risk exposure on larger credits primarily secured by multi-family properties and non-residential properties. Approximately $9.3 million of the loan sales during 2001 consisted of residential mortgages, $8.6 million of which were 30 year fixed-rate loans. We may continue to sell loans in the future when doing so will mitigate interest rate risk.


         For the year ended December 31, 2001, we experienced a net increase of deposits of approximately $58.7 million, as compared to a net increase of approximately $10.2 million for the prior year. At March 31, 2002, certificates of deposit of $100,000 or more scheduled to mature in less than one year totaled approximately $16.1 million. Based on prior experience, management believes that a significant portion of such deposits will remain with Synergy Bank upon maturity, although there can be no assurance that this will be the case. In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.


         Liquidity management is both a daily and long-term function of business management. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. If we require funds beyond our ability to generate them internally, we have the ability to obtain advances from the Federal Home Loan Bank of New York, which provides an additional source of funds. At March 31, 2002, our borrowing limit with the Federal Home Loan Bank of New York was approximately $88.1 million. See Business of Synergy Bank - Sources of Funds -Borrowings on page __. At March 31, 2002, we had $41.5 million of borrowings outstanding.


         Synergy Bank is subject to federal regulations that impose minimum capital requirements. For a discussion on these capital levels, see Historical and Pro Forma Capital Compliance on page __ and Regulation - Regulation of Synergy Bank - Regulatory Capital Requirements on page __.

         We are not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations nor are we aware of any current recommendation by regulatory authorities, which, if implemented, would have a material effect on liquidity, capital or operations. The total amount of our commitments to extend credit for mortgage and consumer loans as of March 31, 2002, was approximately $28.1 million, excluding commitments on unused lines of credit which totaled approximately $9.7 million.

         For additional information about cash flows from our operating, financing, and investing activities, see the statements of cash flows included in the consolidated financial statements beginning on page F-2.

Comparison of Operating Results for Three Months Ended March 31, 2002 and 2001

         Net Income. Net income increased by $271,000 to $509,000 for the three months ended March 31, 2002 compared to the same period in 2001, a nearly 114% increase. The increase was attributable primarily to an $843,000 increase in net interest income, offset by a $225,000 increase in the provision for loan losses, a $108,000 decrease in other income, and a $95,000 increase in operating expenses.

         Net Interest Income. Net interest income grew $843,000 or 36.8% for the three months ended March 31, 2002 compared to the same period in 2001. Total interest income increased by $688,000 to $5.1 million for the three months ended March 31, 2002, while total interest expense fell by $155,000 to $2.0 million for the three months ended March 31, 2002.

         The 15.6% increase in total interest income was primarily due to a $66.3 million, or 28.1%, increase in the average balance of interest-earning assets, offset by a 73 basis point decrease in the average yield earned thereon.

         The 7.2% decrease in total interest expense resulted primarily from a 110 basis point decrease in the average cost of interest-bearing liabilities, offset by a $69.6 million, or 30.8%, increase in the average balance of interest-bearing liabilities. The decrease in the average cost of interest-bearing liabilities reflects lower market interest rates in the 2002 period. The majority of the increase in the average balance of liabilities for the 2002 period was comprised of a $47.5 million increase in the average balance of certificates of deposit, on which the average cost declined 182 basis points.


         Provision for Loan Losses. We maintain an allowance for loan losses through provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses known and inherent in the loan portfolio at the balance sheet date that are both probable and ^ reasonable to estimate. In estimating the known and inherent loan losses in the loan portfolio that are both probable and reasonable to estimate, management considers factors such as internal analysis of credit quality, general levels of loan delinquencies, collateral values, Synergy Bank's historical loan loss experience, changes in loan concentrations by loan category, peer group information and economic and market trends affecting our market area. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses on page __. The provision established for loan losses each month reflects management's assessment of these factors in relation to the level of the allowance at such time. Management's estimation did not change either in estimation methods or assumptions during either period.

         The provision for loan losses was $270,000 for the three months ended March 31, 2002 and $45,000 for the same period in 2001. We had net charge-offs of $24,000 for the three months ended March 31, 2002 compared to net charge-offs of $28,000 for the same period in 2001. The increase in the provision for loan losses ^ for the 2002 period as compared to the 2001 period reflects a significant presence of less seasoned loans at March 31, 2002. The total loan portfolio grew to $263.1 million from $188.6 million at March 31, 2001, representing a 39.5% increase. A larger loan portfolio resulted in a greater amount of known and inherent loan losses in the loan portfolio that are both probable and reasonable to estimate, as well as a greater volume of non-performing loans and delinquent loans. The growth in the loan portfolio ^ included a significant growth in non-residential loans, from 1.5% of the portfolio at March 31, 2001 to 6.5% at March 31, 2002, and this change in loan concentrations by loan category contributed to the increase in the provision for loan losses for the 2002 period.

         In addition, the $270,000 provision for the 2002 period reflects a $36.7 million, or 16.4%, increase in the loan portfolio between December 31, 2001 and March 31, 2002, which includes a $3.3 million, or 24.3%, increase in non-residential mortgage loans. ^ The amount of the provision also reflects the increase in non-performing loans from $71,000 at December 31, 2002 to $449,000 at March 31, 2002, an increase of more than 500%. Excluding one non-residential mortgage loan in the amount of $345,000 that was fully repaid subsequent to March 31, 2002, non-performing loans increased 46.5% during the quarter ended March 31, 2002. This factor was also considered when making the $270,000 provision.


         Our allowance for loan losses stood at $1.6 million at March 31, 2002 compared to $1.2 million at March 31, 2001. Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at month end of each loan category. The allocation did not change materially from March 31, 2002 to March 31, 2001. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses on page ____, and - Allocation of Allowance for Loan Losses on page ____.

         Other Income. Other income, which is primarily composed of deposit account fees, ATM fees, loan fees and service charges, decreased by $108,000 to $319,000 for the three months ended March 31, 2002 from $427,000 the same period in 2001. The decrease was primarily due to a $70,000 decrease in commission fees from Synergy Financial Group, Inc.'s wholly-owned subsidiary, Synergy Financial Services, Inc., due to lower commissions from securities and insurance sales. In addition, loan servicing fees and dividends on FHLB stock decreased by $22,000 and $17,000, respectively, and there was a

$6,000 loss on the sale of ^ a mortgage-backed security held as available for sale in the 2002 period, but not present in the 2001 period.


         Operating Expenses. Operating expenses increased to $2.4 million for the three months ended March 31, 2002, a $95,000 increase compared to the same period in 2001. The increase resulted mostly from an $81,000 increase in loan servicing expenses associated with the management of a larger loan portfolio during the 2002 period.

         We expect increased expenses in the future as a result of the establishment of the employee stock ownership plan, potential stock benefit plans, and directors' retirement plan, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, retention of a transfer agent, and professional fees.

         Furthermore, we intend to expand our branch office network, and expenses related to such expansion will impact earnings in future periods.

         Income Tax Expense. Income tax expense increased by $145,000, or 120%, during the three months ended March 31, 2002 as compared to the same period in 2001, reflecting higher income for the 2002 period.

Comparison of Operating Results for Years Ended December 31, 2001 and 2000

         Net Income. Net income for 2001 increased $371,000 to $1.9 million compared to net income of $1.5 million for 2000. This increase was primarily attributable to a $656,000 increase in net interest income, a $703,000 increase in other income, and a $117,000 decrease in the provision for loan losses, partially offset by a $792,000 increase in operating expenses and a $312,000 increase in income tax expense.

         Net Interest Income. Net interest income increased by $656,000, or 7.3%, to $9.7 million for 2001 compared to $9.0 million for 2000. This increase was attributable to a $2.0 million increase in total interest income, partially offset by a $1.3 million increase in interest expense.

         Total interest income increased by 11.8% to $19.0 million for 2001 compared to $17.0 million for 2000 as a result of a $40.0 million increase in the average balance of interest-earning assets, consisting of a $28.0 million, or 15.6%, increase in the average balance of loans and a $12.0 million, or 27.1%, increase in the average balance of securities. Interest income on loans increased by $1.7 million, reflecting the increase in the average balance of loans, offset by a decrease in the average yield thereon of 25 basis points, from 7.97% for 2000 to 7.72% for 2001. Interest income on securities increased by $265,000, or 9.8%, for 2001, reflecting the increase in the average balance of securities, offset by a decrease in the average yield thereon of 83 basis points, from 6.11% for 2000 to 5.28% for 2001.

         Total interest expense increased by 16.8%, to $9.3 million in 2001, primarily as a result of a $38.8 million increase in the average balance of interest-bearing liabilities to $252.5 million for 2001 as compared to $213.7 million for 2000. The majority of this increase was in certificates of deposit, the average balance of which increased by 52.4%. The average cost of total interest-bearing liabilities fell 4 basis points to 3.68% for 2001 as compared to 3.72% for 2000, with the decrease primarily attributable to a 59 basis point decrease in the average rate paid on FHLB advances.

         Provision for Loan Losses. We maintain an allowance for loan losses through provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses known and inherent in the loan portfolio at the balance sheet date that are both probable and ^ reasonable to estimate. In estimating the known and inherent loan losses in the loan portfolio that are both probable and reasonable to estimate, management considers factors such as internal analysis of credit quality, general levels of loan delinquencies, collateral values, Synergy Bank's historical loan loss experience, changes in loan concentrations by loan category, peer group information and economic and market trends affecting our market area. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses on page __. The provision established for loan losses each month reflects management's assessment of these factors in relation to the level of the allowance at such time. Management's estimation did not change either in estimation methods or assumptions during either period.

         The provision for loan losses was $363,000 for the year ended December 31, 2001 and $480,000 for the same period in 2000. We had net charge-offs of $167,000 for the year ended December 31, 2001 compared to net charge-offs of $299,000 for the same period in 2000. The major changes in the loan portfolio during 2001 were an increase in loans secured by real estate from 68% of total loans at December 31, 2000 to 74% at December 31, 2001 and a drop in our unsecured loan portfolio from 8.2% of total loans at December 31, 2000 to 2.7% at December 31, 2001 resulting from the sale of the credit card portfolio. ^


         Our allowance for loan losses stood at $1.4 million at December 31, 2001 compared to $1.2 million at December 31, 2000. Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at month end of each loan category. The allocation did not change materially from December 31, 2001 to December 31, 2000. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses on page __ and - Allocation of Allowance for Loan Losses on page ____.


         Other Income. Other income, which is primarily composed of deposit account fees, ATM fees, loan fees and service charges increased $703,000 to $2.6 million for 2001 from $1.9 million for 2000, primarily attributable to the gain on the sale of loans of $888,000 comprised mostly of the sale of the credit card portfolio, partially offset by a $345,000 decrease in commissions on securities and insurance sales through Synergy Financial Group, Inc.'s wholly-owned subsidiary, Synergy Financial Services, Inc. Other income for 2001 also includes $274,000 in loan servicing fees for 2001 as compared to $256,000 for 2000, and a $5,000 gain in 2001 on the sale of ^ a mortgage-backed security held as available for sale.


         Operating Expense. Operating expense increased $792,000, or 9.7%, to $9.0 million for 2001 compared to $8.2 million for 2000. This increase was primarily due to a $425,000, or 9.6%, increase in compensation and employee benefits and a $385,000, or 13.8%, increase in office operation and office occupancy expenses due primarily to the opening of one new branch and the costs associated with renovating our main office.

         Historically, we have had a high level of operating expense because of the large number of branch offices relative to our asset size. Synergy Bank currently operates six on-site branch offices located on the corporate premises of its former credit union sponsor. Although we do not compensate such company for the use of this office space, higher personnel costs are needed to operate these facilities along with our independent branch offices and main office.

         We also expect increased expenses in the future as a result of the establishment of the employee stock ownership plan, stock benefit plans, and directors' retirement plan, as well as increased costs associated with being a public company, such as periodic reporting, annual meeting materials, retention of a transfer agent and professional fees.

         Provision for Income Taxes. Income tax expense increased by $312,000, or 43.9%, to $1.0 million for 2001 compared to $712,000 for 2000, reflecting higher income for 2001.

Recent Accounting Pronouncements

         In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, Business Combinations, effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on our financial position or results of operations.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The adoption of Statement No. 142 is not expected to have a material effect on our financial position or results of operations.

         In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, effective for fiscal years beginning after June 15, 2002. This statement requires entities to record the fair value of a liability for an asset retirement obligation ("ARO") in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The adoption of Statement No. 143 is not expected to have a material effect on our financial position or results of operations.

         In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This statement replaces FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The primary objectives of this project were to develop one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues using the framework established in Statement of Financial Accounting Standards ("SFAS") No. 121. The adoption of Statement No. 144 is not expected to have a material effect on our financial position or results of operations.


         The FASB issued "Statement of Financial Accounting Standards No. 145-Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," during April 2002. This statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No.

44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Most of the provisions of this Statement must be applied to financial statements issued on or after May 15, 2002, except for certain provisions related to Statement 13, which are effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of Statement No. 145 is not expected to have a material effect on our financial position or results of operations.


Impact of Inflation and Changing Prices

         The consolidated financial statements and accompanying notes presented elsewhere in this document have been prepared in accordance with generally accepted accounting principles which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as prices of goods and services.

         Average Balance Sheet. The following tables set forth certain information at March 31, 2002 and for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. The table does not include the allowance for loan losses in the average balances of loans receivable. Management does not believe that this causes any material differences in the information presented.

                                                                             For the Three Months Ended March 31,
                                            At March 31,     -----------------------------------------------------------------
                                               2002                       2002                    2001
                                        -------------------  -----------------------------------------------------------------
                                                              Average              Average       Average             Average
                                        Balance  Yield/Cost   Balance   Interest  Yield/Cost     Balance  Interest  Yield/Cost
                                        -------  ----------   -------   --------  ----------     -------  --------  ----------
                                                                             (Dollars in thousands)

Interest-earning assets:
 Loans receivable(1)..............     $261,434       7.11%  $243,767     $4,341       7.12 %   $189,471    $3,780       7.98%
 Securities(2)....................       61,636       5.41     58,526        774       5.29       46,562       646       5.56
                                       --------              --------     ------                --------    ------
     Total interest-earning
       assets.....................      323,070       6.79    302,293      5,115       6.77      236,033     4,426       7.50
                                                                          ------                            ------
Non-interest-earning assets.......       21,858                19,850                             12,095
                                       --------              --------                           --------
     Total assets.................     $344,928              $322,143                           $248,128
                                       ========              ========                           ========
Interest-bearing liabilities:
 Checking accounts................     $ 34,963          -   $ 33,114          -       -        $ 29,567         -       -
 Savings and club accounts........       62,274       1.24     58,561        175       1.20       51,615       246       1.91
 Money market accounts............       43,823       1.79     42,555        187       1.76       33,863       279       3.30
 Certificates of deposit..........      135,702       3.73    125,483      1,203       3.83       77,985     1,100       5.65
 FHLB advances....................       41,500       3.77     35,950        414       4.61       33,000       509       6.17
                                       --------              --------                           --------    ------
     Total interest-bearing
       liabilities................      318,262       2.57    295,663      1,979       2.68      226,030     2,134       3.78
                                                                          ------                            ------
Non-interest-bearing
  liabilities.....................        4,027                 3,848                              1,476
                                       --------              --------                           --------
     Total liabilities............      322,289               299,511                            227,506
Stockholders' equity..............       22,639                22,632                             20,622
                                       --------              --------                           --------
     Total liabilities and
       stockholders' equity.......     $344,928              $322,143                           $248,128
                                       ========              ========                           ========
Net interest income...............                                        $3,136                            $2,292
                                                                          ======                            ======
Interest rate spread(3)...........                    4.22%                            4.09%                             3.72%
                                                    ======                           ======                            ======
Net yield on interest-earning
  assets(4).......................                                                     4.15%                             3.88%
                                                                                     ======                            ======
Ratio of average
   interest-earning assets to
   average interest-bearing
   liabilities....................                  101.51%                          102.24%                           104.43%
                                                    ======                           ======                            ======

_______________________________
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes U.S. government obligations, mortgage-backed securities, interest-bearing deposits in banks, and FHLB stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                                                   For the Year Ended December 31,
                                   -------------------------------------------------------------------------------------------------
                                              2001                               2000                             1999
                                    -----------------------------    ------------------------------     ----------------------------
                                    Average              Average     Average               Average      Average            Average
                                    Balance  Interest  Yield/Cost    Balance   Interest  Yield/Cost     Balance  Interest Yield/Cost
                                    -------  --------  ----------    -------   --------  ----------     -------  -------- ----------
                                                                     (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net(1).......   $206,612  $15,975      7.72%     $178,686    $14,247       7.97%    $147,109   $12,004    8.16%
 Securities(2)..................     56,440    2,979      5.28        44,396      2,713       6.11       59,170     3,424    5.79
                                   --------  -------                --------    -------                --------   -------
     Total interest-earning
       assets...................    263,052   18,954      7.21       223,082     16,960       7.60      206,279    15,428    7.48
                                             -------                            -------                           -------
Non-interest-earning assets.....     12,709                           11,373                              9,289
                                   --------                         --------                           --------
     Total assets...............   $275,761                         $234,455                           $215,568
                                   ========                         ========                           ========
Interest-bearing liabilities:
 Checking accounts .............  $  31,252        -         -      $ 29,070          -          -     $ 26,829       177    0.66
 Savings and club accounts......     54,047      970      1.80        52,414      1,095       2.09       51,023     1,069    2.10
 Money market accounts..........     36,359    1,040      2.86        34,425      1,131       3.29       37,324     1,351    3.62
 Certificates of deposit........    101,488    5,453      5.37        66,610      3,601       5.41       63,809     3,265    5.12
 FHLB advances..................     29,385    1,833      6.24        31,227      2,132       6.83       17,208       968    5.63
                                   --------  -------                --------    -------                --------   -------
     Total interest-bearing
       liabilities..............     252,531   9,296      3.68       213,746      7,959       3.72      196,193     6,830    3.48
                                             -------                            -------                           -------
Non-interest-bearing
  liabilities...................      1,992                            1,676                              1,507
                                   --------                         --------                           --------
     Total liabilities..........    254,523                          215,422                            197,700
Stockholders' equity............     21,238                           19,033                             17,868
                                   --------                         --------                           --------
     Total liabilities and
       stockholders' equity.....   $275,761                         $234,455                           $215,568
                                   ========                         ========                           ========
Net interest income.............              $9,658                            $ 9,001                           $ 8,598
                                              ======                            =======                           =======
Interest rate spread(3).........                          3.53%                               3.88%                          4.00%
                                                        ======                              ======                         ======
Net yield on interest-earning
  assets(4).....................                          3.67%                               4.03%                          4.17%
                                                        ======                              ======                         ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities...................                        104.17%                             104.37%                        105.14%
                                                        ======                              ======                         ======

_______________________________
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes U.S. government obligations, mortgage-backed securities, interest-bearing deposits in banks, and FHLB stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of our interest-earning assets and interest-bearing liabilities influences our net interest income. The following table reflects the sensitivity of our interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                                                    For the Three Months Ended                   For the Year Ended
                                                             March 31,                              December 31,
                                             ---------------------------------------    ----------------------------------------
                                                          2002 vs. 2001                             2001 vs. 2000
                                             ---------------------------------------    ----------------------------------------
                                                        Increase (Decrease)                      Increase (Decrease)
                                                              Due to                                    Due to
                                             ---------------------------------------    ----------------------------------------
                                                                    Rate/                                      Rate/
                                              Volume      Rate     Volume       Net     Volume       Rate     Volume        Net
                                             -------   -------    -------    -------    -------    -------    -------    -------
                                                                                 (In thousands)
Interest and dividend income:
   Loans receivable ......................   $ 1,083   $  (407)   $  (115)   $   561    $ 2,226    $  (447)   $   (51)   $ 1,728
   Investments, mortgage-backed securities
     and other ...........................       166       (31)        (7)       128        736       (368)      (102)       266
                                             -------   -------    -------    -------    -------    -------    -------    -------
      Total interest-earning assets ......   $ 1,249   $  (438)   $  (122)   $   689    $ 2,962    $  (815)   $  (153)   $ 1,994
                                             =======   =======    =======    =======    =======    =======    =======    =======

Interest expense:
   Checking accounts .....................   $     -   $     -    $     -    $     -    $     -    $     -    $     -    $     -
   Savings and club accounts .............        33       (92)       (12)       (71)        34       (152)        (7)      (125)
   Money market accounts .................        72      (130)       (34)       (92)        64       (148)        (7)       (91)
   Certificate accounts ..................       671      (355)      (213)       103      1,887        (27)        (8)     1,852
   FHLB advances .........................        46      (129)       (12)       (95)      (126)      (184)        11       (299)
                                             -------   -------    -------    -------    -------    -------    -------    -------
      Total interest-bearing liabilities .   $   822   $  (706)   $  (271)   $  (155)   $ 1,859    $  (511)   $   (11)   $ 1,337
                                             =======   =======    =======    =======    =======    =======    =======    =======

Change in net interest income ............   $   427   $   268    $   149    $   844    $ 1,103    $  (304)   $  (142)   $   657
                                             =======   =======    =======    =======    =======    =======    =======    =======

                            BUSINESS OF SYNERGY, MHC

         Synergy, MHC is a federal mutual holding company and is subject to regulation by the Office of Thrift Supervision. Synergy, MHC currently owns 100% of the outstanding common stock of Synergy Financial Group, Inc. So long as Synergy, MHC is in existence, it will at all times own at least a majority of the outstanding common stock of Synergy Financial Group, Inc.

         The only business activity of Synergy, MHC going forward will be to own a majority of Synergy Financial Group, Inc.'s common stock. Synergy, MHC, however, will be authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities. Synergy, MHC does not maintain offices separate from those of Synergy Bank or employ any persons other than certain of Synergy Bank's officers. Officers of Synergy, MHC are not separately compensated for their service.

                    BUSINESS OF SYNERGY FINANCIAL GROUP, INC.

         Synergy Financial Group, Inc. is a federal mutual holding company subsidiary and is subject to regulation by the Office of Thrift Supervision. It was organized for the purpose of acquiring all of the capital stock that Synergy Bank issued upon its mutual holding company reorganization from the mutual to stock form of ownership in 2001. Synergy Financial Group, Inc. acquired all of the shares of Synergy Financial Services, Inc. later in 2001. Synergy Financial Services, Inc. is engaged in offering insurance and securities products.

         Synergy Financial Group, Inc. has not engaged in any significant business to date. Its primary activity is holding all of the stock of Synergy Bank and Synergy Financial Services, Inc. Synergy Financial Group, Inc. will invest the proceeds of the offering as discussed under Use of Proceeds on page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. Synergy Financial Group, Inc. does not maintain offices separate from those of Synergy Bank or employ any persons other than certain of Synergy Bank's officers. Officers of Synergy Financial Group, Inc. are not separately compensated for their service.

                            BUSINESS OF SYNERGY BANK

General

         Synergy Bank was originally founded in 1952 as a federal credit union for a pharmaceutical research and manufacturing company. Synergy Bank undertook a charter conversion in 1998 to become a federal savings bank and in 2001 became a federal stock savings bank upon the completion of its mutual holding reorganization. Synergy Bank's deposits are federally insured by the Savings Association Insurance Fund ("SAIF") as administered by the Federal Deposit Insurance Corporation ("FDIC"). Synergy Bank is regulated by the OTS and the FDIC.

         Synergy Bank is in the business of offering financial services, including offering retail banking services, one- to four-family residential mortgage loans, home equity loans, multi-family and non-residential loans, and consumer loan products, including auto and personal loans.

         We attract deposits from the general public and borrow money from the FHLB and use these deposits and FHLB borrowings primarily to originate loans and to purchase investment, mortgage-backed and other securities. Our principal sources of funds for lending and investing activities are deposits, FHLB borrowings, the repayment and maturity of loans and the sale, maturity, and call of securities. Our principal source of income is interest on loans and mortgage-backed and other securities. Our principal expense is interest paid on deposits and FHLB borrowings.

Market Area

         Our main office is located in Cranford, New Jersey, and our branches are located in Middlesex, Monmouth, Morris and Union counties, New Jersey. Our primary market area is Essex, Middlesex, Monmouth, Morris, Somerset and Union counties, New Jersey. Essex and Union counties are highly urbanized and densely populated counties the New York City metropolitan area, lying at the heart of the northeast corridor, one of the largest population and industrial areas in the country. The remaining counties are suburban areas located in central New Jersey. The market areas surrounding each of Synergy Bank's branches are mostly growth markets, with population densities and income levels generally above the average levels for New Jersey.

         Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could be hurt.

Competition

         We face substantial competition in our attraction of deposits, which are our primary source of funds for lending, and in the origination of loans. Many of our competitors are significantly larger institutions and have greater financial and managerial resources. Our ability to compete successfully is a significant factor affecting our profitability.


         Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, thrift institutions, and credit unions located in our primary market area. At June 30, 2001, we had a 1.56% market share of FDIC-insured deposits in Union County and a 0.05% market share of FDIC-insured deposits in Morris County. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities.


Lending Activities

         General. We primarily originate real estate loans, including one- to four-family first mortgage loans, multi-family and non-residential mortgages, and consumer loans, comprised mostly of direct auto loans, both new and used. The loan portfolio is predominately comprised of one- to four-family residential real estate loans, most of which have fixed rates of interest.

         Loan   Portfolio   Composition.   The  following   table  analyzes  the
composition of the loan portfolio by loan category at the dates indicated.

                                                                               At December 31,
                        At March 31,     -------------------------------------------------------------------------------------------
                           2002               2001               2000               1999               1998               1997
                      ---------------    ----------------   ---------------     ---------------   ---------------     --------------
                      Amount  Percent    Amount   Percent   Amount  Percent     Amount  Percent   Amount  Percent     Amount Percent
                      ------  -------    ------   -------   ------  -------     ------  -------   ------  -------     ------ -------
                                                                          (Dollars in thousands)
Type of Loans:

Mortgage loans:
  Residential...... $187,192    71.15% $154,107    68.15% $128,845    67.65%  $116,727   70.95% $ 91,746     68.07% $ 70,872  58.69%
  Non-Residential..   17,108     6.50    13,763     6.09       231     0.12          -    -            -         -         -   -
Automobile.........   53,237    20.24    52,206    23.08    45,812    24.06     30,171   18.34    22,475     16.68    23,959  19.84
Credit Card........       21     0.01        30     0.01     6,969     3.66      7,260    4.41     8,093      6.01     8,863   7.34
Other(1)...........    5,526     2.10     6,033     2.67     8,594     4.51     10,363    6.30    12,457      9.24    17,057  14.13
                    --------   ------  --------   ------  --------   ------   --------  ------  --------    ------  -------- ------
     Total loans...  263,084   100.00%  226,139   100.00%  190,451   100.00%   164,521  100.00%  134,771    100.00%  120,751 100.00%
                               ======             ======             ======             ======              ======           ======

Less:
  Deferred loan
    fees and costs.      (32)               (78)              (177)               (353)             (257)               (163)
  Allowance for
   loan losses.....   (1,618)            (1,372)            (1,176)               (995)           (1,148)             (1,041)
                    --------           --------           --------            --------          --------            --------
     Total
       loans, net.. $261,434           $224,689           $189,098            $163,173          $133,366            $119,547
                    ========           ========           ========            ========          ========            ========

________________

(1) This category consists of personal loans (unsecured) and savings secured loans.

         Loan Maturity Schedule. The following table sets forth the maturity or repricing of the loan portfolio at March 31, 2002. Demand loans, loans having no stated maturity and overdrafts are shown as due in one year or less.


                                       Residential  Non-Residential                                         Other
                                        Mortgages      Mortgages        Automobile       Credit Card       Consumer(1)       Total
                                        ---------      ---------        ----------       -----------       -----------       -----
                                                                      (In thousands)
Amounts Due:
Within 1 Year........................   $    297          $     -          $ 1,383        $      21           $  520      $  2,221
After 1 year:

  1 to 3 years.......................      2,138                -           13,235                -            2,178        17,551
  3 to 5 years.......................      8,677              102           35,514                -            2,734        47,027
  5 to 10 years......................     21,008              332            3,083                -               29        24,452
  10 to 15 years.....................     83,973            4,642                -                -               55        88,670
  Over 15 years......................     71,099           12,032               22                -               10        83,163
     Total due after one year........    186,895           17,108           51,854                -            5,006       260,863
     Total amount due................   $187,192          $17,108          $53,237        $      21           $5,526      $263,084

________________
(1) This category consists of personal loans (unsecured) and savings secured loans.


         The following table sets forth the dollar amount of all loans at March 31, 2002 due after March 31, 2003, which have fixed interest rates and which have floating or adjustable interest rates.


                                                  Floating or
                               Fixed Rates      Adjustable Rates       Total
                               -----------      ----------------       -----
                                                  (In thousands)
Mortgage loans:
    Residential............       $140,194           $46,701          $186,895
    Non-Residential........          2,505            14,603            17,108
Other Consumer^(1).........          5,006                 -             5,006
Automobile.................         51,854                 -            51,854
                                  --------           -------          --------
     Total.................       $199,559           $61,304          $260,863
                                  ========           =======          ========
________________
(1) This category consists of personal loans (unsecured) and savings secured loans.


         Residential Lending. Our primary lending activity consists of the origination of one- to four-family mortgage loans, the majority of which are secured by property located in New Jersey. We will generally originate a mortgage loan in an amount up to 80% of the lesser of the appraised value or the purchase price of a mortgaged property. For loans exceeding this guideline, private mortgage insurance for the borrower is required.

         The majority of our residential loans are originated with fixed rates and have terms of fifteen to thirty years. Our adjustable rate loans have terms of fifteen to thirty years and adjustment periods of one, three, five or ten years according to the terms of the loan. These loans provide for an interest rate that is tied to a U.S. treasury security index.

         We generally make fixed rate mortgage loans that meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation ("FHLMC"). In accordance with our interest rate risk management policies, we occasionally sell qualifying one- to four-family residential mortgages in the secondary market to the FHLMC without recourse and with servicing retained. During the year ended December 31, 2001, we sold approximately ^ $9.3 million of residential mortgages, ^ $8.6 million of which were 30 year fixed-rate loans. The sale of mortgage loans is part of management's strategy to mitigate interest rate risk. We may continue to sell loans in the future when doing so will mitigate interest rate risk.


         Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We require title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

         Our residential loan portfolio includes home equity loans, which are originated in our market area and have maturities of up to fifteen years. At March 31, 2002, home equity loans totaled $56.0 million, or 21%, of total loans. Collateral value is determined through the use of an Internet based on-line value estimator, a drive-by appraisal or a full appraisal. All loans over $250,000 require a full appraisal and title insurance policy.

         Non-Residential Mortgage Loans. Starting in 2000, we began to originate non-residential mortgage loans, including loans on multi-family dwellings, retail/service space, and other income-producing properties. We require no less than a 25% down payment or equity position for non-residential mortgage loans. Typically these loans are made with variable rates of interest with terms of up to twenty years. Essentially all of our non-residential mortgage loans are on properties located within our market area and all are within New Jersey. We occasionally sell participation interests in non-residential mortgage loans originated by us that would otherwise exceed our loans-to-one-borrower limit.

         The non-residential mortgage loans portfolio grew by $13.5 million during the year ended December 31, 2001. It is our intention to continue emphasizing the origination of non-residential mortgage loans, with the goal of growing this portfolio to approximately one-third of our total loans outstanding.

         Non-residential mortgage loans generally are considered to entail significantly greater risk than that which is involved with one- to four-family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the real estate and the borrower. These risks can be significantly affected by economic conditions. In addition, non-residential real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.

         Consumer Loans. At March 31, 2002, consumer loans amounted to approximately $58.8 million, or 22% of the total loan portfolio, the vast majority of which are auto loans. At March 31, 2002, auto loans totaled $53.2 million.

         In late 1999, we began to originate direct auto loans over the Internet through an independent online loan referral web site. ^ A bank participating in the referral program sets certain criteria with the referral company to select those borrowers who meet that bank's lending standards. The borrower completes a qualification form online and submits it via the website. The referral company's automated system screens the borrower's qualification form and if it meets our preset criteria, we receive the borrower's qualification form. The borrower's qualification form is sent to no more than four of the more than two-hundred participating banks. Once we receive a qualification form, we check the borrower's credit report by an automated computer system. If the credit check is alright, the automated system sends a notice to the borrower that they are pre-approved and we make the borrower a loan offer. The borrower then decides whether to apply for the loan with us. We pay a fee to the referral company for each qualification form we receive (even if that borrower does not apply for a loan with us) and for each loan that is originated.

         Currently, an average of $2.0 million, or 65% of our monthly auto loan originations are generated from this referral source. All of these loans are made as direct loans through new and used auto dealers. We intend to continue to grow the auto loan portfolio as part of our plan to increase the consumer loan portfolio to approximately one-third of our total loans outstanding.


         Consumer loans also consist of personal loans (unsecured) and savings secured loans. Consumer loans generally have maturities of up to five years. For all secured consumer loans, we will generally lend up to 100% of the account balance on a savings secured loan and 100% of the purchase price on a new, leased or used auto loan.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between the average loan yield and the cost of funds and at the same time improve the matching of the rate sensitive assets and liabilities.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower's continuing financial stability and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. Certain of our officers are authorized to approve unsecured consumer loan applications of up to $20,000.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of March 31, 2002, our loans to one borrower limit was approximately $3.4 million, and we had twenty-three borrowers with loan balances in excess of $500,000.

         At March 31, 2002, our largest single borrower had an aggregate balance of $3.0 million, representing three non-residential mortgage loans secured by apartment buildings located in our market area. The loans were originated in March 2002 with an original loan-to-value ratio of less than 65%. Our second largest single borrower had an aggregate balance of $2.8 million, representing two non-residential mortgage loans secured by retail strip mall shopping centers located in our market area. The total balance for these two loans at March 31, 2002 was $3.8 million, of which we sold a $1.0 million participation interest pursuant to our loans-to-one-borrower limit. Our third largest borrower had an aggregate balance of approximately $2.7 million, representing five separate loans secured by multi-family real estate and non-residential properties located in our market area. At March 31, 2002, all of these three lending relationships were current and performing in accordance with the terms of their loan agreements.


         Loan Originations, Purchases, Sales, Solicitation and Processing. Our customary sources of loan applications include repeat customers, on-line applications through Synergy Bank's Internet site, real-estate broker referrals, and "walk-in" customers. A significant source for our auto loan originations is an independent online loan referral web site, through which we currently originate an average of approximately ^ $2.0 million, or 65% of our monthly auto loan originations.

         ^ Loan originations, net of principal repayments, totaled approximately $46.7 million for the year ended December 31, 2001^. Loan purchases totaled approximately $4.0 million. Loan sales totaled approximately $16.5 million, of which $6.2 million represented the sale of the credit card portfolio ^.

         The sale of mortgage loans is part of management's strategy to mitigate interest rate risk. Approximately $9.3 million of the loan sales during 2001 consisted of residential mortgages, $8.6 million of which were 30 year fixed-rate loans. We occasionally sell participation interests in non-residential mortgage loans originated by us that are considered large credits to reduce credit exposure. We may continue to sell loans in the future when doing so will mitigate interest rate risk.


         We generally sell loans on a non-recourse basis, with servicing retained and with an average loan servicing fee of 0.25% of the loan balance. At March 31, 2002, loans serviced for the benefit of other lenders totaled $17.4 million, which included $4.5 million of credit card loans which we stopped servicing in April 2002.

         We occasionally purchase loans through other financial institutions' participation programs. During the year ended December 31, 2001, we purchased approximately $4.0 million of loans. At March 31, 2002, we had participations in three indirect auto loan pools (each a 90% participation interest). Two of the three indirect auto loan pools were purchased with full recourse and totaled approximately $3.9 million at March 31, 2002. The third auto loan pool was purchased without recourse and at March 31, 2002 had a remaining balance of approximately $400,000. On each of these three auto loan participations, the seller retained servicing, however, we do not pay a servicing fee on these loans.

         Subsequent to March 31, 2002, we purchased a $13.7 million indirect auto loan portfolio without recourse from a local bank.

         In addition, at March 31, 2002, we had a $990,000 participation in one non-residential mortgage loan secured by real estate in our market area, which was purchased without recourse and on which we pay a servicing fee of 0.25% of the loan balance.

         Loan Commitments. We give written commitments to prospective borrowers on all residential and non-residential mortgage loans. The total amount of commitments to extend credit for mortgage and consumer loans as of March 31, 2002, was approximately $28.1 million, excluding commitments on unused lines of credit of $9.7 million.

         Loan Origination and Other Loan Fees. In addition to interest earned on loans, we receive commitment fees, loan origination fees and points on certain loans. We also receive other fees and charges relating to existing loans, which include late charges, and fees collected in connection with a change in borrower or other loan modifications. These fees and charges have not constituted a material source of income.

Non-Performing Loans and Problem Assets

         Collection Procedures. The borrower is notified by mail when a loan is ten days delinquent. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until it is sold or otherwise disposed of. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At March 31, 2002, we held no real estate owned.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At March 31, 2002, we had approximately $449,000 of loans that were held on a non-accrual basis. Subsequent to March 31, 2002, $345,000 of this amount, attributable to one non-residential mortgage loan, was repaid in full.

         Non-Performing Assets. The following table provides information regarding our non-performing loans and other non-performing assets as of the dates indicated. As of each of the dates indicated, we did not have any troubled debt restructurings within the meaning of SFAS 15 or any impaired loans within the meaning of SFAS 114, as amended by SFAS 118. At March 31, 2002, loans accounted for on a non-accrual basis included one non-residential mortgage loan in the amount of $345,000. Subsequent to March 31, 2002, this loan was repaid in full.


                                                                                At December 31,
                                                   At March 31, ------------------------------------------------
                                                      2002       2001     2000       1999       1998       1997
                                                      ----       ----     ----       ----       ----       ----
                                                                               (Dollars in thousands)
Loans accounted for on a non-accrual basis:

  Residential mortgages............................   $  -       $  -    $  57      $  58      $ 113      $   -
  Non-Residential mortgages........................    345          -        -          -          -          -
  Automobile.......................................     49         32       19         55         45        130
  Credit Card......................................      1         22       32         67         38         73
  Other Consumer(1)................................     54         17       79        112        125        335
                                                      ----       ----    -----      -----      -----      -----
     Total.........................................   $449       $ 71    $ 187      $ 292      $ 321      $ 538
                                                      ====       ====    =====      =====      =====      =====
Accruing loans which are contractually past
  due 90 days or more:

  Residential mortgages............................   $  -       $  -    $   -      $   -          -          -
  Non-Residential mortgages........................      -          -        -          -          -          -
  Automobile.......................................      -          -        -          -          -          -
  Credit Card......................................      -          -        -          -          -          -
  Other Consumer(1)................................      -          -        -          -          -          -
                                                      ----       ----    -----      -----      -----      -----
     Total.........................................   $  -       $  -    $   -      $   -          -          -
                                                      ====       ====    =====      =====      =====      =====

     Total non-performing loans....................   $449       $ 71    $ 187      $ 292      $ 321      $ 538
                                                      ====       ====    =====      =====      =====      =====

Other non-performing assets........................   $  -       $  -        -          -          -          -
                                                      ====       ====    =====      =====      =====      =====

     Total non-performing assets...................   $449       $ 71    $ 187      $ 292      $ 321      $ 538
                                                      ====       ====    =====      =====      =====      =====

     Total non-performing loans to net loans.......   0.17%      0.03%    0.10%      0.18%      0.24%      0.45%
                                                      ====       ====    =====      =====      =====      =====

     Total non-performing loans to total assets....   0.13%      0.02%    0.08%      0.13%      0.16%      0.30%
                                                      ====       ====    =====      =====      =====      =====

     Total non-performing assets to total assets...   0.13%      0.02%    0.08%      0.13%      0.16%      0.30%
                                                      ====       ====    =====      =====      =====      =====

________________
(1) This category consists of personal loans (unsecured) and savings secured loans.

         For the year ended December 31, 2001, the amount of interest that would have been recorded on loans accounted for on a non-accrual basis if those loans had been current according to the original loan agreements for the entire period was $5,000. This amount was not included in our interest income for the period. No interest income on loans accounted for on a non-accrual basis was included in income during the year ended December 31, 2001.

         Classified Assets. Management, in compliance with OTS guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a monthly basis. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount considered prudent by management. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but which have credit deficiencies or potential weaknesses are required to be designated special mention by management.


         Management's ^ classification of assets and ^ its estimation of the ^ amount of known and inherent loan losses in the loan portfolio is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. At March 31, 2002, classified loans totaled $142,000. This amount included $38,000 of loans classified as "substandard." None of the loans classified as substandard are included under non-performing assets, as shown in the table on page ___. At March 31, 2002, we had approximately $104,000 of loans classified as "doubtful," all of which amount is included under non-performing assets, as shown in the table on page ___. At March 31, 2002, we had no loans classified as "loss." At December 31, 2001, classified loans totaled $190,000. This amount included $136,000 of loans classified as "substandard," of which $18,000 is included under non-performing assets, as shown in the table on page ___. At December 31, 2001, we had approximately $54,000 of loans classified as "doubtful," all of which amount is included under non-performing assets, as shown in the table on page ___. At December 31, 2001, we had no loans classified as "loss."

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our ^ estimation of the losses known and inherent in our loan portfolio that are both probable and reasonable to estimate associated both with lending activities and particular problem assets. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

         Our ^ estimation of known and inherent loan losses in the loan portfolio includes a separate review of all loans on which the collectibility of principal may not be reasonably assured. We evaluate all classified loans individually and base our determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan. Larger loans, which would generally include multi-family mortgages and other non-residential mortgage loans, are also generally evaluated for impairment individually. We also segregate loans by loan category ^ and evaluate homogenous loans as a group.

         Although there may be other factors that also warrant consideration in ^ estimating the amount of known and inherent loan losses in the loan portfolio, we consider the following factors in connection with our determination of ^ loss factors and as part of our overall ^ estimation of the ^ amount of known and inherent loan losses in the loan portfolio:

          o    our historical loan loss experience;

          o    internal analysis of credit quality;

          o    general levels of non-performing loans and delinquencies;

          o    changes in loan concentrations by loan category;

          o    current estimated collateral values;

          o    peer group information;

          o ^ analysis of credit quality conducted in bank regulatory examinations; and

          o    economic and market trends impacting our lending area.

         In recent years, our charge-offs have been low and, consequently, ^ our estimation of the amount of known and inherent loan losses in the loan portfolio has been more reflective of other factors.

         This ^ estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the OTS as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OTS may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

         The following table sets forth information with respect to our allowance for loan losses at the dates indicated:


                                            For the Three Months ^                          For the Year Ended
                                               Ended March 31,                                 December 31,
                                           -----------------------  --------------------------------------------------------------
                                              2002         2001        2001          2000         1999         1998          1997
                                              ----         ----        ----          ----         ----         ----          ----
                                                                       (Dollars in thousands)
Allowance balance
  (at beginning of period)..............  $  1,372     $  1,176    $  1,176      $    995     $  1,148     $  1,041      $  1,019

Charge-offs:

  Residential mortgages.................         -            -           -             -           35            -            60
  Non-Residential mortgages.............         -            -           -             -            -            -             -
  Automobile............................        30           17          61           101           27          141            93
  Credit Card...........................         4           38         108           127          135          264           266
  Other Consumer(1).....................        44           46         248           267          329          902           974

     Total..............................        78          101         417           495          526        1,307         1,393

Recoveries
  ^ Residential mortgages...............         -            -           2             1            5            -             2
  Non-Residential mortgages.............         -            -           -             -            -            -             -
  Automobile............................        10            7          39            26           36           32             9
  Credit Card...........................         9           23          49            25           25           14            16
  Other Consumer(1).....................        35           43         160           144          182          158           138

     Total..............................        54           73         250           196          248          204           165

Net (charge-offs) recoveries............       (24)         (28)       (167)         (299)        (278)      (1,103)       (1,228)
Provision for loan losses...............       270           45         363           480          125        1,210         1,250

Allowance balance (at end of period)....  $  1,618     $  1,193    $  1,372      $  1,176     $    995     $  1,148      $  1,041

     Total gross loans outstanding
       (at end of period)...............  $263,084     $188,739    $226,139      $190,451     $164,521     $134,771      $120,751


Allowance for loan losses as a
   percent of total loans outstanding...      0.62%        0.63%       0.61%         0.62%        0.60%        0.85%         0.86%
Net loans charged off as a percent of
   average loans outstanding during
   the period...........................      0.01%        0.01%       0.08%         0.17%        0.19%        0.87%         1.04%

________________
(1) This category consists of personal loans (unsecured) and savings secured loans.

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by collateral and the percent of loans in each category to total loans receivable, net, at the dates indicated. Management determines the allocation of our allowance for loan losses based on its assessment of the risk characteristics of each loan category. The change in allocation of the allowance from period to period also reflects the relative balances of each loan category. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio. The allocation is subject to change as management's assessment of the risk characteristics of each loan category may change from time to time.


                            At March 31,                                         At December 31,
                            At March 31,     ---------------------------------------------------------------------------------------
                                2002               2001              2000             1999              1998             1997
                           ----------------  ---------------- ------------------ ----------------  ----------------  ---------------
                                   Percent           Percent            Percent           Percent           Percent          Percent
                                   of Loans          of Loans           of Loans         of Loans          of Loans         of Loans
                                   to Total          to Total           to Total         to Total          to Total         to Total
                           Amount   Loans    Amount   Loans   Amount     Loans   Amount   Loans    Amount    Loans   Amount   Loans
                           ------   -----    ------   -----   ------     -----   ------   -----    ------    -----   ------   -----
                                                                  (Dollars in thousands)
At end of period
allocated to:

  Residential mortgages... $  947    71.15%  $  813   68.15%   $ 409     67.65%    $312    70.95%  $  293    68.07%  $   48   58.69%
  Non-Residential
    mortgages.............    163     6.50      105    6.09        8      0.12        -     -           -     -           -    -
  Automobile..............    296    20.24      319   23.08      158     24.06       86    18.34       96    16.68       52   19.84
  Credit Card.............      1     0.01        -    0.01      268      3.66      216     4.41      198     6.01      218    7.34
  Other Consumer(1).......    211     2.10      135    2.67      333      4.51      381     6.30      561     9.24      723   14.13


     Total allowance...... $1,618   100.00%  $1,372  100.00%  $1,176    100.00%    $995   100.00%  $1,148   100.00%  $1,041  100.00%

________________
(1) This category consists of personal loans (unsecured) and savings secured loans.

Securities Portfolio

         General. Federally chartered savings banks have the authority to invest in various types of liquid assets, including U.S. government and government agency obligations, securities of various federal agencies and government-sponsored entities (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities and corporate debt securities.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held to maturity," "trading securities" or "available for sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held to maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity."


         We do not currently use or maintain a trading account. Securities not classified as "held to maturity" are classified as "available for sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. On occasion, we sell available for sale securities based on the evaluation of price levels obtained through multiple dealers. Our analysis in selling available for sale securities includes tracking the treasury yield curve through Bloomberg and tracking the price of similar securities offered through dealers inventory listing using their individual websites.


         All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. We purchase securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

         Our investment policy, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing our lending activities. Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. The Budget and Asset/Liability Management Committee reviews the securities portfolio on a monthly basis. The results of the committee's monthly review are reported to the full Board at its regular monthly meeting.

         We do not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, we do not invest in securities which are not rated investment grade.

         Mortgage-backed Securities. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although we focus primarily on mortgage-backed securities secured by one- to four-family mortgages.

         The mortgage originators use intermediaries (generally U.S. government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Such

U.S. government agencies and government-sponsored entities guarantee the payment of principal and interest to investors. At March 31, 2002, all of our mortgage-backed securities were issued by either U.S. government agencies or government-sponsored entities.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. Our mortgage-backed securities consist primarily of securities issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). Mortgage-backed securities generally yield less than the mortgage loans underlying such securities because of their payment guarantees or credit enhancements which offer nominal credit risk to the security holder.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with and without prepayment penalties.

         Collateralized Mortgage Obligations ("CMOs") and Real Estate Mortgage Investment Conduits ("REMICs"). We also invest in CMOs and REMICs, issued or sponsored by GNMA, FNMA and FHLMC. CMOs and REMICs are mortgage-derivative products that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying CMOs and REMICs are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in CMOs and REMICs allows us to moderate reinvestment risk resulting from unexpected prepayment activity associated with conventional mortgage-backed securities. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

         At March 31, 2002, we had $18.6 million of CMOs and REMICs.

         Other Securities. In addition, at March 31, 2002 we held an approximate investment of $2.6 million in FHLB of New York common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of New York, ownership of FHLB of New York common shares is required.

         The following table sets forth the carrying value of our securities portfolio at the dates indicated. For additional information, see Notes 2 and 3 of the Notes to the Consolidated Financial Statements beginning on page F-8.

                                                                       At December 31,
                                              At March 31,    ---------------------------
                                                 2002            2001      2000      1999
                                                -------       -------   -------   -------
                                                                (In thousands)
Securities Held to Maturity:
----------------------------

 U.S. Government Agency and
     Government-Sponsored Entity Securities .   $     -       $     -   $ 2,491   $ 2,490
  Mortgage-Backed Securities ................     8,374         7,153     9,759    11,102
  Collateralized Mortgage Obligations and
     Real Estate Mortgage Investment Conduits     3,724             -         -         -
                                                -------       -------   -------   -------
      Total Securities Held to Maturity .....    12,098         7,153    12,250    13,592
                                                -------       -------   -------   -------
Securities Available for Sale:
------------------------------

  U.S. Government Agency and
     Government-Sponsored Entity Securities .         -             -     5,952     7,798
  Mortgage-Backed Securities ................    34,663        28,314     9,370    11,081
  Collateralized Mortgage Obligations and
     Real Estate Mortgage Investment Conduits    14,875        15,580    10,653    13,907
                                                -------       -------   -------   -------
        Total Securities Available for Sale .    49,538        43,894    25,975    32,786
                                                -------       -------   -------   -------
        Total ...............................   $61,636       $51,047   $38,225   $46,378
                                                =======       =======   =======   =======

         Carrying Values, Yields and Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our investment and mortgage-backed securities portfolio at the dates indicated.


                                                                   At March 31, 2002
                            --------------------------------------------------------------------------------------------------------
                            One Year or Less   One to Five Years  Five to Ten Years  More than Ten Years      Total ^ Securities
                            ----------------   -----------------  -----------------  -------------------  --------------------------
                           Carrying   Average  Carrying  Average  Carrying  Average  Carrying  Average    Carrying   Average  Market
                            Value      Yield    Value     Yield    Value     Yield    Value     Yield      Value      Yield   Value
                            -----      -----    -----     -----    -----     -----    -----     -----      -----      -----   -----
                                                                   (Dollars in thousands)
U.S. Government
  Obligations and
  Government-Sponsored
  Entity Securities.....     $  -          -%  $     -        -%   $      -      -%  $     -        -%    $     -         -% $     -

Mortgage-Backed
   Securities,
   Collateralized
   Mortgage
   Obligations and
   Real Estate
   Mortgage Investment
   Conduits.............      227       5.59    14,980     4.92     26,649    5.35    19,780     5.87      61,636      5.41   61,586
                             ----       ----   -------     ----    -------    ----   -------     ----     -------      ----  -------
     Total..............     $227       5.59%  $14,980     4.92%   $26,649    5.35%  $19,780     5.87%    $61,636      5.41% $61,586
                             ====       ====   =======     ====    =======    ====   =======     ====     =======      ====  =======

                                       61

Sources of Funds


         General. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and ^ securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the FHLB) are also periodically used to supplement the amount of funds for lending and investment.


         Deposits. Our current deposit products include checking, savings, money market, club accounts, certificates of deposit accounts ranging in terms from three months to ten years, and individual retirement accounts ("IRAs"). Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         Deposits are obtained primarily from within New Jersey. Traditional methods of advertising are used to attract new customers and deposits, including print media, radio, direct mail and inserts included with customer statements. We do not utilize the services of deposit brokers. Premiums or incentives for opening accounts are generally not offered. Periodically we select a particular certificate of deposit term for promotion.

         We pay interest rates on certificates of deposits that are toward the high range of rates offered by our competitors. Rates on savings and money market accounts are generally priced toward the middle range of rates offered in our market. The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) our current cost of funds and yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the FHLB. Interest rates are reviewed by senior management on at least a weekly basis.

         A significant percentage of our deposits are in certificates of deposit (49% at March 31, 2002). Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

         The following table sets forth the distribution of deposits in Synergy Bank at the dates indicated and the weighted average nominal interest rates for each period on each category of deposits presented.

                          At March 31,                                      At December 31,
                ---------------------------- -----------------------------  ----------------------------
                             2002                      2001                        2000                           1999

                                   Weighted                      Weighted                      Weighted                    Weighted
                         Percent   Average             Percent   Average           Percent     Average            Percent   Average
                         of Total  Nominal             of Total  Nominal           of Total    Nominal            of Total  Nominal
                 Amount  Deposits   Rate      Amount   Deposits    Rate     Amount Deposits      Rate     Amount  Deposits   Rate
                 ------  --------  --------   ------   --------  --------   ------ --------    --------   ------  --------  --------
                                                                   (Dollars in thousands)
Money market
  accounts.... $ 43,823    15.83%    1.79%  $ 40,811     16.34%    2.00% $  33,596   17.58%      3.35%  $ 37,522    20.74%    3.47%
Savings and
  club
  accounts....   62,274    22.51     1.24     56,816     22.74     1.24     52,257   27.34       1.98     51,409    28.41     2.12
Certificates
  of deposit
  and other
  time
  deposit
  accounts....  135,702    49.03     3.73    121,038     48.45     4.41     74,989   39.23       5.79     65,143    36.00     5.17
Non-interest-
  bearing
  checking
  accounts....   34,963    12.63        -     31,148     12.47        -     30,301   15.85          -     26,868    14.85        -
               --------   ------     ----   --------    ------     ----   --------   ------      ----   --------   ------     ----

   Total
     deposits. $276,762   100.00%    2.39%  $249,813    100.00%    2.74%  $191,143  100.00%      3.40%  $180,942   100.00%    3.18%
               ========   ======     ====   ========    ======     ====   ========  ======       ====   ========   ======     ====


         The following table sets forth the time deposits in Synergy Bank classified by interest rate as of the dates indicated.


                         At March 31,            At December 31,
                         ------------   ---------------------------------
                            2002           2001       2000        1999
                                             (In thousands)
Interest Rate
2.00-2.99%.............   $ 33,127      $ 11,816      $    95     $     3
3.00-3.99%.............     54,994        26,303          832       1,052
4.00-4.99%.............     35,583        51,783        5,436      27,804
5.00-5.99%.............     11,193        25,626       45,182      32,856
6.00-6.99%.............        783         5,414       23,019       2,865
7.00-7.99%.............         22            96          425         563
                          --------      --------      -------     -------
  Total................   $135,702      $121,038      $74,989     $65,143
                          ========      ========      =======     =======


         The following table sets forth the amount and maturities of time deposits at March 31, 2002.

                                                      Amount Due
                        --------------------------------------------------------------------------
                                                                                After
                        March 31, March 31,  March 31,  March 31,  March 31,   March 31,
Interest Rate            2003       2004       2005       2006       2007       2007       Total
-------------          ---------- ---------  ---------  ---------  ---------  ---------- --------
                                                    (In thousands)
2.00-2.99% .........   $ 33,127   $      -   $      -   $      -   $      -   $      -   $ 33,127
3.00-3.99% .........     19,989     33,438      1,567          -          -          -     54,994
4.00-4.99% .........     19,352     10,277      4,951          -        888        115     35,583
5.00-5.99% .........      7,442      2,310        407        524        410        100     11,193
6.00-6.99% .........        175        179        333         96          -          -        783
7.00-7.99% .........          -         22          -          -          -          -         22
                       --------   --------   --------   --------   --------   --------   --------
  Total ............   $ 80,085   $ 46,226   $  7,258   $    620   $  1,298   $    215   $135,702
                       ========   ========   ========   ========   ========   ========   ========


         The following table shows the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2002.


                                                             Certificates
Remaining Time Until Maturity                                of Deposits
-----------------------------                                -----------
                                                            (In thousands)

Within three months...................................         $ 5,768
Three through six months..............................           6,810
Six through twelve months.............................           3,509
Over twelve months....................................           8,088
                                                               -------
                                                               $24,175
                                                               =======


         Borrowings. As the need arises or in order to take advantage of funding opportunities or to supplement our deposits as a source of funds, we borrow funds in the form of advances from the FHLB to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the FHLB stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. We use convertible FHLB advances for a portion of our funding needs. These borrowings are fixed rate advances that can be called at the option of the FHLB. At March 31, 2002, our borrowing limit with the FHLB was approximately $88.1 million.


         At March 31, 2002, we had a line of credit for $26.0 million from the FHLB, maturing July 2, 2002. We had draws of $13.0 million on this line of credit at March 31, 2002, and no draws at December 31, 2001 and 2000, respectively. See Notes 7 and 12 of the Notes to the Consolidated Financial Statements beginning on page F-8.


         The following table sets forth certain information regarding our borrowed funds.

                                                                                         At or for the
                                                         Three Months               Year Ended December 31,
                                                            Ended          --------------------------------------
                                                        March 31, 2002        2001           2000           1999
                                                        --------------        ----           ----           ----
                                                                         (Dollars in thousands)
FHLB Advances:
Average balance outstanding...................              $35,950         $29,385        $31,227         $17,208
Maximum amount outstanding
  at any month-end during the period..........              $43,150         $34,500        $43,046         $21,700
Balance outstanding at end of period..........              $41,500         $22,500        $31,500         $21,700
Weighted average interest rate during the
   period.....................................                 4.61%           6.24%          6.83%           5.63%
Weighted average interest rate at end of
   period.....................................                 3.77%           6.02%          6.24%           5.99%

Subsidiary Activity

         In addition to Synergy Bank, Synergy Financial Group, Inc. has one service corporation subsidiary, Synergy Financial Services, Inc., which was incorporated under New Jersey law in June 1997 and began operation in May 1998. It was organized for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public. In April 1999, Synergy Financial Services, Inc. entered into an agreement with INVEST Financial Corporation of Tampa, Florida, one of the nation's largest full-service providers of investment and insurance products through financial institutions, and continues to offer services and products through such company. At March 31, 2002, Synergy Financial Services, Inc. had total assets of $72,000. At March 31, 2002, Synergy Financial Services, Inc. had approximately $17.0 million of assets under management. For the year ended December 31, 2001, it had commission income of $270,000, however, it reported a net operating loss of approximately $30,000.

Personnel

         As of March 31, 2002, we had seventy-nine full-time employees and thirty-eight part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

Properties and Equipment

         Our main office is located at 310 North Avenue East, Cranford, New Jersey. At March 31, 2002, we had eleven locations, including our main office. Subsequent to March 31, 2002, our branch office in Shelby County, Tennessee was closed. Two new branch offices were opened in April and May 2002. All of our branch offices are located in Middlesex, Monmouth, Morris and Union counties, New Jersey. We use an outside service company for data processing.

         The following table sets forth the location of our main office and branch offices, the year the offices were opened and the net book value of each office.


                                    Year Facility     Leased or       Net Book Value at
Office Location                        Opened           Owned          March 31, 2002
---------------                        ------           -----          --------------

Main Office                             1991            Owned            $2,572,000
310 North Avenue East
Cranford, New Jersey

Branch Offices:

2000 Galloping Hill Road                1989           Leased(1)               -
Kenilworth, New Jersey
                                                                               -
2000 Galloping Hill Road                1978           Leased(1)
Kenilworth, New Jersey

1011 Morris Avenue                      1952           Leased(1)               -
Union, New Jersey

One Giralda Farms                       1983           Leased(1)               -
Madison, New Jersey

1095 Morris Avenue                      1993           Leased(1)               -
Union, New Jersey

2000 Galloping Hill Road                1993           Leased(1)               -
Kenilworth, New Jersey

15 Market Street                        1998           Leased(2)            686,000
Kenilworth, New Jersey

315 Central Avenue                      1999           Leased(3)            434,000
Clark, New Jersey

225 North Wood Avenue                   2001           Leased(4)            231,000
Linden, New Jersey

1162 Green Street                       2002             Owned             1,645,000
Iselin, New Jersey(5)

168-170 Main Street                     2002             Owned             2,027,000
Matawan, New Jersey(5)



                                   Year Facility      Leased or       Net Book Value at
Open Location                         Opened            Owned          March 31, 2002
-------------                         ------            -----          --------------
Land and buildings acquired              N/A            Owned             3,164,000
for future branch sites(6)

________________
(1) Branch is located within a corporate facility of Synergy Bank's former credit union sponsor. Synergy Bank makes no rent payments for such branch. These branch locations are occupied pursuant to a written agreement that provides for two-year terms that are automatically renewed upon expiration unless written notice of termination is given by either party.
(2) Lease term of fifteen years to expire in 2013. Terms provide for four five-year renewal options.
(3) Lease term of ten years to expire in 2009. Terms provide for one ten-year renewal option.
(4) Lease term of five-years to expire in 2005. Terms provide for one five-year renewal option.
(5)  Opened in second quarter of 2002.
(6)  Consists of two branches to be opened in second half of 2002.


Legal Proceedings

         Synergy Financial Group, Inc. and its subsidiaries, from time to time, are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which Synergy Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of Synergy Bank. There were no lawsuits pending or known to be contemplated against us at March 31, 2002 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of Synergy Bank and Synergy Financial Group, Inc. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. Synergy Bank and Synergy Financial Group, Inc. operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

         Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on Synergy Financial Group, Inc. and Synergy Bank, and their operations. The adoption of regulations or the enactment of laws that restrict the operations of Synergy Bank and/or Synergy Financial Group, Inc. or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of Synergy Bank's franchise which could hurt the trading price of Synergy Financial Group, Inc. common stock.

Regulation of Synergy Bank

         General. As a federally chartered, SAIF-insured savings bank, Synergy Bank is subject to extensive regulation by the OTS and the FDIC. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements of the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

         Synergy Bank must file reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. The OTS regularly examines Synergy Bank and prepares reports to Synergy Bank's Board of Directors on deficiencies, if any, found in its operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the Savings Association Insurance Fund ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the BIF or SAIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The assessment rate for most savings institutions, including Synergy Bank, is currently 0%.

         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. For Synergy Bank's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance on page __.

         In addition, the OTS may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the OTS may restrict its activities.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. Synergy Bank does not have any non-withdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and non-mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and Synergy Bank has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Prompt Corrective Regulatory Action. Under the OTS Prompt Corrective Action regulations, the OTS is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as Synergy Bank, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulations.

         Synergy Bank will be required to file a capital distribution notice or application with the OTS before paying any dividend to Synergy Financial Group, Inc. However, capital distributions by Synergy Financial Group, Inc., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every twelve months. Synergy Bank met the QTL test as of March 31, 2002 and in each of the last twelve months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including Synergy Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Synergy Bank. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS.

         Federal Home Loan Bank System. Synergy Bank is a member of the FHLB of New York, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, Synergy Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

Regulation of Synergy Financial Group, Inc.

         General. Synergy Financial Group, Inc. is a federal mutual holding company subsidiary within the meaning of Section 10(o) of the Home Owners' Loan Act. It is required to file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over Synergy Financial Group, Inc. and any non-savings institution subsidiaries. This permits the OTS to restrict or prohibit activities that it determines to be a serious risk to Synergy Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Synergy Financial Group, Inc.

         Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, Synergy Financial Group, Inc. is not a grandfathered unitary savings and loan holding company under the Gramm-Leach-Bliley Act (the "GLB Act"). As a result, Synergy Financial Group, Inc. and its non-savings institution subsidiaries are subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the GLB Act, the non-banking activities of Synergy Financial Group, Inc. are restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of Synergy Bank unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. Synergy Financial Group, Inc. must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Synergy Financial Group, Inc. to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of Synergy Financial Group, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

         Waivers of Dividends by Synergy, MHC. OTS regulations require Synergy, MHC to notify the OTS of any proposed waiver of its receipt of dividends from Synergy Financial Group, Inc. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations.

         We anticipate that Synergy, MHC will waive dividends paid by Synergy Financial Group, Inc. , if any. Under OTS regulations, our public stockholders would not be diluted because of any dividends waived by Synergy, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Synergy, MHC converts to stock form.

         Conversion of Synergy, MHC to Stock Form. OTS regulations permit Synergy, MHC to convert from the mutual form of organization to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to Synergy Financial Group, Inc. (the "New Holding Company"), Synergy, MHC's corporate existence would end, and certain depositors of Synergy Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by stockholders other than Synergy, MHC ("Minority Stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant to an exchange ratio that ensures that

Minority Stockholders own the same percentage of common stock in the New Holding Company as they owned in Synergy Financial Group, Inc. immediately prior to the Conversion Transaction. Under OTS regulations, Minority Stockholders would not be diluted because of any dividends waived by Synergy, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Synergy, MHC converts to stock form. The total number of shares held by Minority Stockholders after a Conversion Transaction also would be increased by any purchases by Minority Stockholders in the stock offering conducted as part of the Conversion Transaction.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         Synergy Financial Group, Inc. may exclude from its income 100% of dividends received from Synergy Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         Synergy Financial Group, Inc.'s and Synergy Bank's federal income tax returns have not been audited by the IRS during the past five years.

State Taxation

         Synergy Financial Group, Inc. and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments.

         The state income tax returns of Synergy Financial Group, Inc. and its subsidiaries have not been audited during the past five years. For additional information, see Note 10 of the Notes to the Consolidated Financial Statements beginning on page F-8.

                                   MANAGEMENT

Directors and Executive Officers of Synergy Financial Group, Inc.

         Synergy Financial Group, Inc.'s Board of Directors is composed of nine members each of whom serves for a term of three years. Synergy Financial Group, Inc.'s bylaws require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. Synergy Financial Group, Inc.'s executive officers are appointed annually by the Board and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and executive officers of Synergy Financial Group, Inc.


                                     Age at                                                              Current
                                   March 31,                                                Director       Term
Name                                  2002      Position                                    Since(1)     Expires
----                                  ----      --------                                    --------     -------
Kenneth S. Kasper                      47       Chairman of the Board                         1993         2005
Nancy A. Davis                         62       Director                                      1977         2003
Magdalena M. De Perez                  51       Director                                      2001         2005
John S. Fiore                          44       President, Chief Executive Officer            2000         2003
                                                and Director
David H. Gibbons, Jr.                  32       Director                                      2001         2004
Paul T. LaCorte                        49       Director                                      2001         2004
George Putvinski                       53       Director                                      1993         2005
W. Phillip Scott                       50       Director                                      1996         2003
Albert N. Stender                      56       Director                                      1999         2004
Kevin M. McCloskey                     44       Senior Vice President and Chief               N/A           N/A
                                                Operating Officer
Kevin A. Wenthen                       47       Senior Vice President ^, Chief                N/A           N/A
                                                Administrative Officer and Secretary
Ralph A. Fernandez                     37       Vice President and Chief Financial            N/A           N/A
                                                Officer


______________________
(1) Indicates the year the individual first became a director of Synergy Bank or Synergy Financial Group, Inc. Following the completion of Synergy Bank's mutual holding company reorganization and the formation of Synergy Financial Group, Inc. in 2001, each director of Synergy Bank automatically became a director of Synergy Financial Group, Inc.

         The business experience of each of our directors and executive officers is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

         Kenneth S. Kasper has served as Chairman of the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001. He has been a director of Synergy Bank since 1993, and has served as Chairman of the Board of Directors of Synergy Bank since 1998. Mr. Kasper is Director of Corporate EHST Audits for Schering-Plough Corporation, a pharmaceutical research and manufacturing company, a position he has held since 1991. Prior to that time, Mr. Kasper was Senior Counsel for Schering-Plough. Mr. Kasper is also actively involved in civic activities, serving as chairman for the Chester Borough Board of Adjustment, Director of the Board of Environmental Health & Safety Auditor Certifications ("BEAC"), board liaison for the BEAC Ethics Committee and Director of the Council of Engineering and Scientific Specialty Boards.

         Nancy A. Davis has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001, and Synergy Bank since 1977. Ms. Davis is employed as the Senior Legal Assistant for Schering-Plough Corporation. She has been employed by Schering-Plough Corporation since 1965.

         Magdalena M. De Perez has served on the Board of Directors of Synergy Financial Group, Inc. and Synergy Bank since 2001. Ms. De Perez is Vice
President of Investments and a Quantum Portfolio Manager for Prudential Securities Inc. She has worked in the financial services industry since 1983 and acts as a financial advisor to several community service organizations in Union County.

         John S. Fiore has been the President and Chief Executive Officer of Synergy Financial Group, Inc. since its formation in 2001 and has served as President and Chief Executive Officer of Synergy Bank since 1995. He also serves as a member of both Boards of Directors. He has been employed by Synergy Bank since 1989. Mr. Fiore also serves as Chairman of the Board of Directors of Synergy Financial Services, Inc., a wholly-owned subsidiary of Synergy Financial Group, Inc. Prior to 2002, Mr. Fiore was Secretary for the Central Jersey County Savings League.

         David H. Gibbons, Jr. has served on the Board of Directors of Synergy Financial Group, Inc. and Synergy Bank since 2001. Mr. Gibbons is Executive Vice President and General Counsel of David O. Evans, Inc., Vestal Development Co., Elberon Development Co., Gibbons Realty Group, Inc., and Portview Properties, LLC, all of which are commercial real estate companies. Mr. Gibbons joined Portview Properties, LLC in 2001 and Gibbons Realty Group, Inc. in 1999. Since 1999, Mr. Gibbons has been a salesperson with Kay Realty Services, LLC, a real estate brokerage company. Mr. Gibbons is also active in the community and serves as Chairman of the Board of Directors of Elizabeth Development Co., as a Trustee for Trinitas Hospital and as a Director of the YMCA of Eastern Union County, the Union County Alliance and Elizabeth Chamber of Commerce. In addition, Mr.
Gibbons serves as a Trustee for the National Association of Office and Industrial Properties, a commercial real estate trade and lobbying organization.

         Paul T. LaCorte has served on the Board of Directors of Synergy Financial Group, Inc. and Synergy Bank since 2001. Mr. LaCorte is currently
President of Hamilton Holding Company and V & F, Inc., and a partner with Ditullio and LaCorte Associates, LLC, all of which are real estate management service companies. He is currently a member of the Union County Tax Board and is a member and former Chairman of the Cranford Downtown Management Corporation and the Union County Economic Development Corporation. He is also a member and former President of the Cranford Chamber of Commerce.

         George Putvinski has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001, and Synergy Bank since 1993. Mr. Putvinski is employed as the Director of Manufacturing Finance for Schering-Plough Corporation. He has been employed by Schering-Plough Corporation since 1979.

         W. Phillip Scott has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001, and Synergy Bank since 1996. Mr. Scott is employed as the Manager of Sales and Logistics Accounting for Schering-Plough Corporation. He has been employed by Schering-Plough Corporation since 1980.


         Albert N. Stender has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001, and Synergy Bank since 1999. Mr. Stender is a partner with the law firm of Stender & Hernandez where he has practiced law since 1985. He is also a partner in Mid-October Company. Mr. Stender serves as a Director of the Cranford Chamber of Commerce ^, is municipal attorney for the Township of Cranford and prosecutor for the Boroughs of Kenilworth and Roselle Park.


         Kevin M. McCloskey has served as Senior Vice President and Chief Operating Officer since 2000. Prior to that time, Mr. McCloskey was the Vice President and Chief Operating Officer for Lakeview Savings Bank. Mr. McCloskey is a Board member and Treasurer of the YMCA of Eastern Union County, a member of the Board of Trustees for Union County Economic Development Corporation and is a Trustee of the Trinitas Health Foundation.

         Kevin A. Wenthen has served as Senior Vice President and Chief Administrative Officer since 1996 and as Secretary since 2002. Mr. Wenthen is also President and Chief Executive Officer of Synergy Financial Services, Inc., a wholly-owned subsidiary of Synergy Financial Group, Inc. Mr. Wenthen serves on the advisory board of the Center for Kids and Family, a division of Union Hospital.


         Ralph A. Fernandez has served as Vice President and Chief Financial Officer for Synergy Financial Group, Inc. and Synergy Bank since 2000 and was Vice President of Finance for Synergy Bank from 1999. Prior to that time, Mr. Fernandez was a regional executive policy committee member, a senior examiner and a senior analyst for the Office of Thrift Supervision.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the year ended December 31, 2001, the Board of Directors met thirteen times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during the year ended December 31, 2001. The Board maintains an Audit Committee, as well as an Executive and Compensation Committee, a Budget and Asset/Liability Management Committee and a Nominating Committee.

         The Audit Committee consists of Directors Gibbons (Chair), Davis, De Perez, Kasper and LaCorte. This committee typically meets every other month with the internal auditor and periodically as needed with the external auditors. This committee's main responsibilities include oversight of the internal and external auditors and monitoring of management and staff compliance with the Board's audit policies, and applicable laws and regulations. During the year ended December 31, 2001, this committee met seven times.

         The Executive and Compensation Committee consists of Directors Kasper (Chair), Gibbons, Fiore, Putvinski and Stender. This committee serves as an interim decision-making body to address matters that arise between regularly scheduled meetings of the full Board. This committee also makes recommendations to the Board of Directors on corporate governance matters and exercises supervision of major agenda items for and periodic reports presented at full Board meetings. The responsibilities of this committee with regard to compensation include appraisal of the chief executive officer's performance, administration of management incentive compensation plans and review of the directors' compensation. During the year ended December 31, 2001, this committee met five times.

         The Budget and Asset/Liability Management Committee consists of Directors Putvinski (Chair), De Perez, Fiore, Scott and Stender. This committee oversees Synergy Bank's investments, loans, other assets and its liabilities, primarily its sources of funds, for the purpose of maintaining profitable spreads between the cost of liabilities and the yield on assets consistent with prudent risk. This committee meets generally during October and November each year with the goal of developing an annual business and operating plan for presentation to the full Board at the regular November meeting. In addition, at least one non-employee member of this committee meets monthly with management to review investment policies, loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics. The results of each monthly meeting are presented to the full Board at its regular monthly meeting. During the year ended December 31, 2001, this committee met twelve times.

         The Nominating  Committee  consists of Directors  Stender  (Chair),  De
Perez, Gibbons, Kasper, LaCorte and Putvinski. This committee recommends candidates for election to the Board of Directors.

         This committee is not required to consider nominees recommended by stockholders. During the year ended December 31, 2001, this committee met one time.

Director Compensation

         Board Fees. Each director is paid a fee of $1,000 per Board meeting and $300 per committee meeting for each such meeting attended. The Chairman receives an additional annual fee of $3,000. The total fees paid to the directors for the year ended December 31, 2001 were approximately $155,000. Directors who also serve as employees of Synergy Bank do not receive compensation as directors.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our President and Chief Executive Officer and certain other executive officers for the years ended December 31, 2001, 2000, and 1999. No other officer received a total annual salary and bonus in excess of $100,000 during the reporting period.


                                                              Annual Compensation(1)
                                                    ---------------------------------------------------
                                       Fiscal                                           Other Annual         All Other
Name and Principal Position             Year           Salary         Bonus             Compensation(2)     Compensation(3)
---------------------------             ----           ------         -----             ---------------     ---------------
John S. Fiore, President and            2001          $189,000       $68,040                 $2,069               $19,532
Chief Executive Officer                 2000           175,000        94,500                  1,812                17,133
                                        1999           165,000        75,075                  1,485                     -
Kevin M. McCloskey, Senior              2001          $122,000       $37,820                 $1,198                     -
Vice President and Chief                2000           115,000        42,263                    807                     -
Operating Officer                       1999                 -             -                      -                     -

Kevin A. Wenthen, Senior Vice           2001          $115,000       $35,650                 $1,792                     -
President and Chief                     2000           103,000        49,870                  1,767                     -
Administrative Officer                  1999            95,000        40,850                  1,391                     -

Ralph A. Fernandez, Vice                2001           $88,000       $27,280                      -                     -
President and Chief Financial           2000            80,000        39,200                      -                     -
Officer                                 1999            65,000        27,950                      -                     -

______________
(1)  All compensation set forth in the table was paid by Synergy Bank
(2)  Taxable compensation attributed to personal use of company vehicle.
(3) Contributions by Synergy Bank in 2000 and 2001 to the account of Mr. Fiore under the Bank's Supplemental Executive Retirement Plan.

         Employment Agreements. Synergy Bank has entered into an employment agreement with Mr. Fiore. Mr. Fiore's base salary under the employment agreement for the year ended December 31, 2001 was $189,000. Mr. Fiore's employment agreement has a term of three years and may be terminated by Synergy Bank for "cause" as defined in the agreement. If Synergy Bank terminates Mr. Fiore's employment without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that after Mr. Fiore's employment is terminated in connection with any change in control, he will be paid a lump sum amount equal to 2.99 times his base salary and the highest rate of bonus awarded to him during the three years prior to such termination. If payments had been made under the agreements as of December 31, 2001, the payments would have equaled approximately $660,000. In addition, the Board has entered into Change in Control Severance Agreements with Officers Wenthen, McCloskey and Fernandez. Under such agreements, if their employment is terminated within eighteen months of a change in control of Synergy Bank, such individuals would receive severance benefits equal to approximately three times their average annual compensation. At December 31, 2001, such payments would have equaled $313,000, $355,500 and $233,000, respectively, upon termination following a change in control. All payments to be made under these agreements shall be reduced as may be necessary so that such payments will not exceed the tax deductible limits under Section 280G of the Code.

401(k) Savings Plan

         Synergy Financial Group, Inc. sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees and employees of its subsidiaries. Employees become eligible to participate under the 401(k) Plan on the first day of any calendar quarter following the completion of twelve months of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 15% of compensation, not to exceed applicable limits under the Code. In calendar year 2001, an employee could defer up to the lower of $11,000 or 15% of his or her salary. In addition, the 401(k) Plan provides for matching contributions up to a maximum of 5% of such person's salary for each participant under the 401(k) Plan. Employee contributions are immediately fully vested under the 401(k) Plan and matching contributions are vested at a rate of 20% per year and completely vested after five years of service. Participants under the 401(k) Plan may direct Plan assets to be invested in company stock in the offering. See Note 9 of the Notes to the Consolidated Financial Statements beginning on page F-8.

         It is intended that the 401(k) Plan will operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. Contributions to the 401(k) Plan for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See Management - Employee Stock Ownership Plan on page __.

         Supplemental Executive Retirement Plan. Synergy Bank has adopted a Supplemental Executive Retirement Plan ("SERP" or "Plan") and Phantom Stock Plan for the benefit of John S. Fiore, President and Chief Executive Officer. Annually, the Bank accrues an expense of approximately 11% of his salary including projected increases through his retirement at age 60, plus projected earnings on prior year accruals at the rate of 7% per annum. Such accruals are projected to furnish Mr. Fiore with an annual pension benefit upon retirement at age 60 of $102,366 per year for a period of fifteen years. In addition, on January 1, 2002, Synergy Bank implemented a SERP for the benefit of executive officers Wenthen, McCloskey and Fernandez. In accordance with the Plan for Messrs. Wenthen, McCloskey and Fernandez, an annual accrual equal to 10% of each participant's base salary will be credited to the Plan reserve. The accumulated deferred compensation account for each participant will be payable to such participant at anytime following termination of employment after three years following Plan implementation, the death or disability of the participant, or termination of employment following a change in control of Synergy Bank whereby Synergy Bank or Synergy Financial Group, Inc. is not the resulting entity. In addition, the Bank previously adopted a Phantom Stock and Phantom Option Plan for the benefit of John S. Fiore. Under such plan, Mr. Fiore was awarded phantom options and phantom stock, the value of which is determined annually based upon a valuation of Synergy Financial Group, Inc. assuming that it was a stock company. This plan will terminate upon the stock issuance by Synergy Financial Group, Inc. Upon plan termination, Mr. Fiore will be paid the accrued value of his benefits under the Plan of approximately $36,000 determined as of December 31, 2001.

Potential Stock Benefit Plans

         Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan for the exclusive benefit of participating employees of Synergy Financial Group, Inc. and its subsidiaries, to be implemented after the completion of the offering. Participating employees are employees who have completed one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by Synergy Financial Group, Inc. in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the common stock to be issued in the offering. The employee stock ownership plan intends to borrow funds from Synergy Financial Group, Inc. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the common stock to be issued in the offering. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by Synergy Financial Group, Inc. and Synergy Bank are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.

         The Board of Directors has appointed the non-employee directors to a committee that will administer the plan and serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the plan's committee, subject to the trustees' fiduciary duties.

         Stock Option Plan. We intend to adopt a stock option plan for directors and officers after the offering. Any plan adopted will be subject to stockholder approval and applicable laws. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Synergy Financial Group, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify

(non-statutory stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities and job performance.

         Restricted Stock Plan. After the passage of at least one year subsequent to the offering, we also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in Synergy Financial Group, Inc. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors.


         We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering, provided, however, that, pursuant to the regulations of the OTS, the plan will be limited to up to 3% if Synergy Bank does not have in excess of 10% tangible capital at the time the plan is established. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan.


Transactions with Management and Others

         No directors, officers or their immediate family members were engaged in transactions with Synergy Financial Group, Inc. or any subsidiary involving more than $60,000 (other than through a loan) during the year ended December 31, 2001.

         Synergy Bank makes loans to its officers, directors and employees in the ordinary course of business and on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons, other than a 1% discount on the interest rate paid on loans other than first mortgages, automobile leases and credit cards, while the person remains an employee, and do not include more than the normal risk of collectibility or present other unfavorable features. No discounts are offered to directors.

Proposed Stock Purchases by Management


         The following table sets forth for each of the directors and executive officers of Synergy Financial Group, Inc. (including in each case all "associates" of the directors and officers) the number of shares of common stock which each director and officer intends to purchase, assuming the sale of ^ 1,100,000 shares of common stock at $10.00 per share. The table does not include purchases by the employee stock ownership plan (8% of the common stock sold in the offering), and does not take into account any stock benefit plans to be adopted following the stock offering. See Management - Potential Stock Benefit Plans on page __.


                                                                 Percentage if ^
                             Total Number      Total Dollar      1,100,000 Total
                               of Shares      Amount of Shares   Shares Sold in
             Name          to be Purchased    to be Purchased    the Offering(1)
----------------------     ---------------    ---------------    ---------------
Kenneth S. Kasper               10,000           $100,000            0.91%
Nancy A. Davis                  10,000            100,000            0.91
Magdalena M. De Perez            1,000             10,000            0.09
John S. Fiore                 ^ 15,000            150,000            1.4

David H. Gibbons, Jr.         ^ 10,000            100,000            0.91
Paul T. LaCorte               ^ 10,000            100,000            0.91
George Putvinski                 5,000             50,000            0.45
W. Phillip Scott                 5,000             50,000            0.45
Albert N. Stender                5,000             50,000            0.45
Kevin McCloskey               ^ 10,000            100,000            0.91
Kevin A. Wenthen                 6,500             65,000            0.59
Ralph A. Fernandez              10,000            100,000            0.91
         Total                ^ 97,500           $975,000            8.9%

_________________
(1) In the event the stockholders of Synergy Financial Group, Inc. approve the stock benefit plans as discussed in this prospectus (the restricted stock plan (4% of the common stock sold in the offering) and the stock option plan (10% of the common stock sold in the offering)), and all of the shares of common stock available for award under the restricted stock plan are awarded and all of the options available under the stock option plan are awarded and exercised, directors and officers would own ^ 251,500 shares or ^ 22.9% of the shares of common stock outstanding, or ^ 20.0% if the option plan and restricted stock plan were funded with newly issued shares instead of shares acquired in open market purchases. If fewer than ^ 1,100,000 shares were publicly sold, these percentage ownership estimates would increase. See Management -Potential Stock Benefit Plans on page __.

Security Ownership of Certain Beneficial Owners and Management

         Currently, all of the outstanding common stock of Synergy Financial Group, Inc. is held by Synergy, MHC, the federal mutual holding company parent of Synergy Financial Group, Inc. After the stock offering, Synergy, MHC will hold 56.5% of the outstanding common stock of Synergy Financial Group, Inc. Information regarding the planned purchases of common stock in the stock offering by directors and executive officers of Synergy Financial Group, Inc. (including in each case all "associates" of the directors and officers) is set forth above under Proposed Stock Purchases by Management. The following table sets forth information regarding Synergy, MHC's ownership of Synergy Financial Group, Inc. common stock.



                                                         Percent of Shares of
Name and Address                  Number of Shares     Common Stock Outstanding
----------------                  ----------------     ------------------------
of Beneficial Owner

Synergy, MHC
310 North Avenue East                  100                     100%
Cranford, New Jersey  07016


                               THE STOCK OFFERING

         The Board of Directors ^ adopted the plan authorizing the stock offering on May 1, 2002, subject to the approval of the OTS. We received the approval of the Office of Thrift Supervision ("OTS") to conduct the stock offering on _______ __, 2002. OTS approval does not constitute a recommendation or endorsement of an investment in our stock by the OTS.


General

         On May 1, 2002, the Board of Directors adopted the plan of stock issuance, pursuant to which Synergy Financial Group, Inc. will sell its common stock to eligible depositors of Synergy Bank in a subscription offering and, if necessary, to the general public if a community and/or a syndicated community offering is held. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. After we receive all the required approvals from the OTS, the stock will be issued. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.


         We are offering between a minimum of ^ 935,000 shares and an anticipated maximum of ^ 1,265,000 shares of common stock in the offering
(subject to adjustment to up to ^ 1,454,750 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, eastern time, on ________ __, 2002 unless extended. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.


         We may hold subscription funds for up to 45 days after the last day of the subscription offering (as extended) in order to complete the offering and thus, unless waived by us, all orders will be irrevocable until _________ __, 2002. In addition, the offering may not be completed until we receive approval from the OTS. Approval by the OTS is not a recommendation of the offering. Completion of the offering will be delayed, and resolicitation will be required, if the OTS does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the OTS requires a material change to the offering prior to the issuance of its approval. If the offering is not completed by __________ __, 2002, 12:00 noon, eastern time, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at Synergy Bank's regular savings account rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and if we do, orders for common stock already submitted would be canceled.

           In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

Purposes of the Stock Offering

         Synergy Financial Group, Inc. is offering for sale its common stock in the stock offering at an aggregate price based on an independent valuation. The proceeds from the sale of common stock of Synergy Financial Group, Inc. will provide Synergy Bank with new equity capital, which will support future deposit growth and expanded operations. While Synergy Bank currently exceeds all regulatory capital requirements to be considered well capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of Synergy Bank's capital base. If our current growth continues at the same rate, and if we expand further as we currently plan, we will need the additional capital to remain well capitalized under regulatory capital requirements. After the stock offering, Synergy Financial Group, Inc. may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to further enhance Synergy Bank's future capital position.

Conduct of the Offering

         Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on April 30, 2001 with deposits of at least $50.00);

o    the employee stock ownership plan; and

o Supplemental Eligible Account Holders (depositors at the close of business on June 30, 2002 with deposits of at least $50.00).

         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we will first fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

         Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons:


         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to ^ 10,000 shares, or ^ $100,000, of common stock offered in the subscription offering; subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock. See page __. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on April 30, 2001, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in Synergy Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of the Eligibility Record Date.


         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.


         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to ^ 10,000 shares, or ^ $100,000, of common stock offered in the subscription offering, subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock. See page __. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on June 30, 2002, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of the Supplemental Eligibility Record Date.


         State Securities Laws. We, in our sole discretion, will make reasonable efforts to comply with the securities laws of any state in the United States in which Synergy Bank account holders at the eligibility record date or the supplemental eligibility record date reside, and will only offer the common stock in states in which the offers and sales comply with state securities laws. However, subject to our discretion, no person will be offered common stock if he or she resides in a foreign country or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares reside in that state or foreign country; or

o the offer or sale of shares of common stock to these persons would require us or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in that state or foreign country; or

o registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions on Transfer of Subscription Rights and Shares. The plan of stock issuance prohibits any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

Deadlines for Purchasing Stock

         The subscription offering will terminate at 12:00 noon, eastern time, on ________ __, 2002 unless extended. The subscription offering may be extended to ________ __, 2002. A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than ________ __, 2002. See The Stock Offering on page ____.

Community Offering and Syndicated Community Offering


         Community Offering. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is ^ 10,000 shares, or ^ $100,000. In the community offering, if any, shares will be available for purchase by the general public, and preference may be given to natural persons residing in counties in which Synergy Bank has branch offices, and second to natural persons residing in New Jersey. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.


         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

         Syndicated Community Offering. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Trident Securities in accordance with such terms, conditions and procedures as may be determined by our Board of Directors. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.

         Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however, we have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted to purchase more than ^ 10,000 shares, or ^ $100,000, of common stock in the syndicated community offering.


         The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond ________ __, 2002, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In that event, all funds received in the syndicated community offering will be promptly returned with interest to each purchaser unless he or she requests otherwise.

Limitations on Purchases of Stock

         The following additional limitations have been imposed on purchases of shares of common stock:


          1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account) shall not exceed ^ 10,000 shares, or ^ $100,000. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings.

          2. The maximum number of shares that may be purchased by any individual (or individuals through a single account) together with any associate or group of persons acting in concert is ^ 15,000 shares, or ^ $150,000. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.


          3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 31% of the total number of shares issued in the offering.

          4.   The minimum order is 25 shares, or $250.

          5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his or her associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

          6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the employee stock ownership plan's subscription up to 8% of the adjusted maximum; (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and (e) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan of stock issuance, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

          11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

         The term "associate" of a person is defined in the plan of stock issuance to mean:

          (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

          (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

         For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of Synergy Bank.

         Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the common stock purchased by our directors and officers, see The Stock Offering - Restrictions on Transferability by Directors and Officers on page __. In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

         If a stock order form:

o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder;

then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the offering. Payment for shares of common stock may be made:

o    in cash, if delivered in person;

o    by check or money order made payable to Synergy Bank; or

o for shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with Synergy Bank.

         Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order. In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Synergy Bank, and checks received by the Stock Information Center will be transmitted by noon of the following business day directly to the segregated deposit account at Synergy Bank established to hold funds received as payment for shares.

         Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Synergy Bank at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at Synergy Bank. Persons with IRAs maintained at Synergy Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at Synergy Bank can be obtained from the Stock Information Center. Depositors interested in using funds in a Synergy Bank IRA to purchase common stock should contact the Stock Information Center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit Synergy Bank from lending funds or extending credit to any person to purchase the common stock in the offering.

         Stock Information Center. Our Stock Information Center is located at 310 North Avenue East, Cranford, New Jersey, 07016. The phone number is (908) 956-4011.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors, officers and other employees may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to registered representatives of Trident Securities. None of our officers, directors or other employees will be compensated in connection with his or her participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Restrictions on Repurchase of Shares

         Generally, during the first year following the offering, we will not be permitted to repurchase shares of our stock unless we can show extraordinary circumstances. If extraordinary circumstances exist and if we can show a compelling and valid business purpose for the repurchase, the OTS may approve repurchases of up to 5% of the outstanding stock during the first year after the offering. After the first year following the offering, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered

         FinPro, Inc. which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an independent valuation of the estimated pro forma market value of the common stock (the "independent valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro will receive fees of $30,000 for its appraisal services, including the independent valuation and any subsequent update, and assistance in preparation of our business plan, plus up to $2,400 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.


         The number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of ^ July 29, 2002, our estimated aggregate pro forma market value was ^ $25,287,350. Pursuant to regulations, this estimate must be included within a range with a minimum of ^ $21,494,250 and a maximum of ^ $29,989,450. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of ^ 1,265,000 shares in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed FinPro's independent valuation. The independent valuation contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of March 31, 2002, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in New Jersey which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its independent valuation. The number of shares is subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.


         Depending on market and financial conditions at the time of the completion of the offering, we may increase or decrease the number of shares to be issued in the offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than ^ 935,000 shares or more than ^ 1,454,750 shares being sold in the offering at the purchase price of $10.00, in which event we may also elect to terminate the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than ^ 935,000 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.

         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or our estimated pro forma market value. If the updated independent valuation increases, we may increase the number of shares sold in the offering to up to ^ 1,454,750 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than ^ 1,454,750 shares or fewer than ^ 935,000 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data. An increase in the total number of shares to be issued would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data on page __.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro did not independently verify the consolidated financial statements and other information provided by us, nor did FinPro value independently our assets and liabilities. The independent valuation considers us only as a going concern and should not be considered as an indication of our liquidation value. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price.

         A copy of the independent valuation report is available for your review at our main office. In addition, our Board of Directors does not make any recommendation as to whether or not the stock will be a good investment for you.


         No sale of shares of common stock may be completed unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value of the shares being offered to the public that is below ^ $9,350,000 or above ^ $14,547,500 would be subject to OTS approval. If confirmation from FinPro is not received, we may extend the offering, reopen or commence a new offering, request a new independent valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take other action as permitted by the OTS in order to complete the offering.


Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center. It is expected that a registered representative employed by Trident Securities will be working at, and supervising the operation of, the Stock Information Center. Trident Securities will provide assistance in responding to questions regarding the offering and processing order forms.

         We have entered into an agency agreement with Trident Securities under which Trident Securities will provide financial advisory services and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Trident Securities is a division of McDonald Investments, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Specifically, Trident Securities will assist in the offering in the following manner:

o    keeping records of subscriptions and orders for common stock;

o training and educating our employees regarding the mechanics and regulatory requirements of the stock offering process; and

o providing other general advice and assistance as may be requested to promote the successful completion of the offering.

         Trident Securities will receive, as compensation, a financial advisory fee of $25,000, which was paid when Trident Securities was retained. Trident Securities will also receive a success fee of $125,000 for stock sold in the subscription and community offerings. For stock sold by other NASD member firms under a selected dealer agreement if a syndicate of broker-dealers (selected dealers) is formed to assist in the syndicated community offering, the commission paid to those firms shall not exceed 6%. A syndicate will be formed only with our consent.

         Trident Securities will also be reimbursed up to $45,000 for its out-of-pocket expenses, including the fees and expenses of its legal counsel. We have agreed to indemnify Trident Securities, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. See Pro Forma Data on page __ for further information regarding expenses of the offering.

Restrictions on Transferability by Directors and Officers

         Shares of the common stock purchased by our directors or officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the offering, our directors and officers and their associates may not, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Effects of the Stock Offering

         General. The stock offering will not have any effect on Synergy Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, Synergy Bank will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in Synergy Bank at the time of the stock offering will continue as an account holder in Synergy Bank after the stock offering, and the stock offering will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the FDIC to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The stock offering will not affect the loans of any borrower from Synergy Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

         Voting Rights. As a federally chartered stock savings bank, all voting rights of Synergy Bank are held solely by its sole stockholder, Synergy Financial Group, Inc. All voting rights of Synergy Financial

Group, Inc. are held solely by its sole stockholder, Synergy, MHC. All voting rights of Synergy, MHC are held by the depositors of Synergy Bank at the applicable record date. After the stock offering, the voting rights of Synergy Financial Group, Inc. will be held by stockholders. Synergy, MHC will own a majority of the outstanding common stock of Synergy Financial Group, Inc., and thus the Board of Directors of Synergy, MHC, which is comprised of the same individuals who are directors of Synergy Financial Group, Inc., will control the affairs of Synergy Financial Group, Inc, including the election of directors of Synergy Financial Group, Inc.


         Tax Effects. We have received an opinion from Malizia Spidi & Fisch, PC, and from Fontanella and Babitts on the federal and New Jersey tax consequences of the stock offering. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. Such opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinion. The opinion provides that:


          o we will recognize no gain or loss upon the receipt of money in exchange for shares of common stock; and

          o no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock.


         The opinion in the second bullet above is predicated on representations from Synergy Bank, Synergy Financial Group, Inc. and Synergy, MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the second bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders and Supplemental Eligible Account Holders have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering.^ Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.
^

         If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

         We are also subject to New Jersey income taxes and have received an opinion from Fontanella and Babitts that the stock offering will be treated for New Jersey state tax purposes similar to the treatment of the stock offering for federal tax purposes.

         Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New Jersey tax authorities. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Amendment or Termination of the Plan of Stock Offering

         If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the OTS. The plan may be terminated by the Board of Directors, by a two-thirds vote with the concurrence of the OTS.

Conditions to the Offering

         Completion of the offering is subject to:

1. the receipt of all the required approvals of the OTS for the issuance of common stock in the offering, and

2.   the sale of a minimum of ^ 935,000 shares of common stock.


         If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest at Synergy Bank's regular savings account rate and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

          RESTRICTIONS ON ACQUISITION OF SYNERGY FINANCIAL GROUP, INC.

General

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Synergy Financial Group, Inc., Synergy Bank or their respective capital stock are described below. Also discussed are certain provisions in Synergy Financial Group, Inc.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Synergy Financial Group, Inc.

Statutory and Regulatory Restrictions on Acquisition

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Synergy Financial Group, Inc. or Synergy Bank without Office of Thrift Supervision approval.

Charter and Bylaws of Synergy Financial Group, Inc.

         The following discussion is a summary of certain provisions of the charter and bylaws of Synergy Financial Group, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

         Classified Board of Directors. The Board of Directors of Synergy Financial Group, Inc. is required by the charter and bylaws to be divided into three staggered classes which are as equal in size as is possible. One class is required to be elected annually by stockholders of Synergy Financial Group, Inc. for three-year terms, and classes are elected in series. A classified board promotes continuity and stability of management of Synergy Financial Group, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, Synergy Financial Group, Inc. will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock of Synergy Financial Group, Inc. on page __. Although these shares could be used by the Board of Directors of Synergy Financial Group, Inc. to make it more difficult or to discourage an attempt to obtain control of Synergy Financial Group, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Synergy, MHC owns a majority of the common stock.

         Special Meetings of Stockholders. Synergy Financial Group, Inc.'s charter provides that for a period of five years after completing the stock offering, special meetings of stockholders may be called only by Synergy Financial Group, Inc.'s Board of Directors, for matters relating to changes in control of Synergy Financial Group, Inc. or amendments to its charter.

         How Shares are Voted. Synergy Financial Group, Inc.'s charter provides that there will not be cumulative voting by stockholders for the election of Synergy Financial Group, Inc.'s directors. No cumulative voting rights means that Synergy, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Synergy Financial Group, Inc. to be elected at that meeting. This could prevent minority
stockholder   representation  on  Synergy  Financial  Group,   Inc.'s  Board  of
Directors.

         Restrictions on Acquisitions of Shares. Synergy Financial Group, Inc.'s charter provides that for a period of five years from the date of completion of ^ this stock offering, no person other than Synergy, MHC may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Synergy Financial Group, Inc. This provision does not apply to any tax-qualified employee benefit plan of Synergy Financial Group, Inc. or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Synergy Financial Group, Inc. or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Synergy Financial Group, Inc. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote.


         Procedures for Stockholder Nominations. Synergy Financial Group, Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Synergy Financial Group, Inc. at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Synergy Financial Group, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.


         Director Qualification Provisions. Synergy Financial Group, Inc.'s bylaws provide several qualification provisions applicable to members of its board of directors which serve to ensure the loyalty and professional integrity of each individual director. In particular, the bylaws provide that each director reside, at all times, within New Jersey in a county where Synergy Bank maintains an office, except that such provision does not apply to persons who were serving as director on December 31, 2001. In addition, the bylaws provide that each director be a shareholder of Synergy Financial Group, Inc. and, at all times, hold a minimum of one thousand shares of its stock.

         Synergy Financial Group, Inc.'s bylaws also prohibit persons from serving as director if that individual is currently serving as a management official of another depository institution or depository holding company, as those terms are defined by the regulations of the OTS. Further, to ensure the integrity and good character of Synergy Financial Group, Inc.'s directors, the bylaws prohibit, in part, persons from serving as director, or from nominating others to serve as director, individuals who have been subject to conviction for a criminal offense involving dishonesty or breach of trust or who have been subject to a cease and desist order for similar conduct, or who have been found by a regulatory agency or a court to have breached a fiduciary duty involving personal profit or to have committed certain willful violations of the law. Any nominations for director of Synergy Financial Group, Inc., in the manner set forth above, must be accompanied by a certification, under oath, before a notary public, by each nominee, that he meets the eligibility requirements of integrity and good character to be a director.


         In addition to discouraging a takeover attempt which a majority of our public stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

         Indemnification. Synergy Financial Group, Inc's bylaws provide for indemnification of its officers, directors and employees to the fullest extent authorized by the regulations of the OTS.


                          DESCRIPTION OF CAPITAL STOCK

General


         Synergy Financial Group, Inc. is authorized to issue 18,000,000 shares of common stock, par value $0.10 per share and 2,000,000 shares of serial preferred stock, par value $0.10 per share. We currently expect to have between ^ 935,000 and ^ 1,265,000 shares of common stock, subject to an increase to ^ 1,454,750 shares, outstanding after the stock offering, not including shares that will be held by Synergy, MHC. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although Synergy, MHC, so long as it is in existence, must own a majority of Synergy Financial Group, Inc.'s outstanding shares of common stock.


Common Stock

         Distributions. Synergy Financial Group, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See Dividend Policy on page __. The holders of common stock of Synergy Financial Group, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Synergy Financial Group, Inc. out of funds legally available therefor. If Synergy Financial Group, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock will possess exclusive voting rights in Synergy Financial Group, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

         Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of Synergy Financial Group, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and
liabilities  of  Synergy  Financial  Group,   Inc.   (including  all  debts  and
liabilities of Synergy Bank), all assets of Synergy Financial Group, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares Synergy Financial Group, Inc. may issue, the Board of Directors may sell shares of capital stock of Synergy Financial Group, Inc. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 2,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. and Fontanella and Babitts, Totowa Boro, New Jersey. Certain legal matters will be passed upon for Trident Securities, a Division of McDonald Investments, Inc. by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

                                     EXPERTS

         The consolidated financial statements of Synergy Financial Group, Inc. at December 31, 2001 and 2000 and for each of the years in the two year period ended December 31, 2001 have been included in this prospectus in reliance upon the report of Fontanella and Babitts, Totowa Boro, New Jersey, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.


         FinPro, Inc. has consented to the publication in this document of a summary of its letter to Synergy Financial Group, Inc. setting forth its conclusion as to the estimated pro forma market value of the common stock and ^ has also consented to the use of its name and statements with respect to it appearing in this document.


                            REGISTRATION REQUIREMENTS

         Our common stock will be registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We will not deregister the common stock under the Exchange Act for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Synergy Financial Group, Inc., that file electronically with the SEC. The address for this web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

         We have filed an application for approval of the stock issuance with the OTS. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the OTS located at 1700 G Street, N.W., Washington, D.C. 20552.

         A copy of our charter and bylaws, as well as those of Synergy Bank and Synergy, MHC, are available without charge from Synergy Financial Group, Inc. Copies of the plan of stock issuance are also available without charge.

                          SYNERGY FINANCIAL GROUP, INC.


                   Index to Consolidated Financial Statements




         Independent Auditors' Report                                       F-1

         Consolidated Statements of Financial Condition                     F-2

         Consolidated Statements of Income                                  F-3

         Consolidated Statements of Comprehensive Income                    F-4

         Consolidated Statements of Changes Stockholders' Equity            F-5

         Consolidated Statements of Cash Flows                              F-6

         Notes to Consolidated Financial Statements                         F-8



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

         Financial statements of Synergy, MHC have not been provided because it has conducted no operations.

Fontanella and Babitts
CERTIFIED PUBLIC ACCOUNTANTS                            534 Union Boulevard
                                                        Totowa, New Jersey 07512
                                                        Tel:  (973) 595-5300
                                                        Fax:  (973) 595-5890



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


To the Board of Directors
Synergy Financial Group, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Synergy Financial Group, Inc. and Subsidiaries, as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergy Financial Group, Inc. and Subsidiaries, as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                /s/Fontanella and Babitts


January 31, 2002, except for Note 14
  as to which the date is May 21, 2002

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                        March 31,            December 31,
                                                                          2002       ------------------------------
                                                                      (unaudited)          2001             2000
                                                                    -------------    -------------    -------------
Assets

Cash and amounts due from banks                                     $   1,919,030    $   2,026,535    $   1,688,012
Interest-bearing deposits with banks                                       23,318        1,680,969        4,450,733
                                                                    -------------    -------------    -------------

Cash and cash equivalents                                               1,942,348        3,707,504        6,138,745

Investment securities: (Notes 1 and 2)
    Held to maturity                                                            -                -        2,491,382
    Available for sale                                                          -                -        5,951,626
Mortgage-backed securities: (Notes 1 and 3)
    Held to maturity                                                   12,098,061        7,152,853        9,759,008
    Available for sale                                                 49,537,547       43,894,168       20,023,331
Loans Receivable, net (Notes 1 and 4)                                 261,433,472      224,688,651      189,097,936
Accrued interest receivable (Notes 1 and 5)                             1,374,102        1,150,969        1,142,173
Property and equipment, net (Notes 1 and 6)                            12,146,332       11,639,424        5,155,086
Federal Home Loan Bank of New York stock, at cost (Note 1)              2,605,000        1,550,000        1,985,000
Cash surrender value of officer life insurance                          2,081,942        2,051,079        1,942,200
Deferred income taxes (Notes 1 and 10)                                    522,955          291,062          384,211
Other assets                                                            1,186,485          836,888          671,469
                                                                    -------------    -------------    -------------

        Total Assets                                                $ 344,928,244    $ 296,962,598    $ 244,742,167
                                                                    =============    =============    =============

Liabilities and Equity

Liabilities:
    Deposits (Notes 1 and 7)                                          276,762,123    $ 249,813,341    $ 191,143,505
    Federal Home Loan Bank of New York advances (Note 8)               41,500,000       22,500,000       31,500,000
    Advance payments by borrowers for taxes and insurance               1,387,924        1,045,625          730,695
    Accrued interest payable on advances                                  177,926          174,188          249,612
    Other liabilities                                                   2,460,978        1,039,073          756,225
                                                                    -------------    -------------    -------------

        Total liabilities                                             322,288,951      274,572,227      224,380,037
                                                                    -------------    -------------    -------------

Commitments and Contingencies (Note 12)                                         -                -                -

Stockholders' equity:  (Note 11)
    Preferred stock; $.10 par value, 2,000,000 shares authorized;
      issued and outstanding - none                                             -                -                -
    Common stock; $.10 par value, 18,000,000 shares authorized;
      100 shares issued and outstanding (2001)                                 10               10                -
    Paid-in-capital                                                        99,990           99,990                -
    Retained earnings                                                  22,824,207       22,315,215       20,613,504
    Accumulated other comprehensive (loss) - unrealized loss
      on securities available for sale, net of tax                       (284,914)         (24,844)        (251,374)
                                                                    -------------    -------------    -------------

        Total stockholders' equity                                     22,639,293       22,390,371       20,362,130
                                                                    -------------    -------------    -------------

        Total liabilities and stockholders' equity                  $ 344,928,244    $ 296,962,598    $ 244,742,167
                                                                    =============    =============    =============

See accompanying notes to consolidated financial statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------

                                                               For the Three Months Ended
                                                                        March 31,              For the Year Ended
                                                               --------------------------         December 31,
                                                                  2002           2001       -------------------------
                                                               (unaudited)    (unaudited)      2001          2000
                                                               -----------    -----------   -----------   -----------
Interest income:
    Loans                                                      $ 4,341,156    $ 3,779,713   $15,974,762   $14,246,605
    Investments                                                          -        129,191       354,583       585,597
    Mortgage-backed securities                                     770,595        468,470     2,240,746     2,103,738
    Other                                                            3,048         48,991       383,721        24,402
                                                               -----------    -----------   -----------   -----------

        Total interest income                                    5,114,799      4,426,365    18,953,812    16,960,342
                                                               -----------    -----------   -----------   -----------

Interest expense:
    Deposits (Note 7)                                            1,565,210      1,624,373     7,463,442     5,827,132
    Borrowed funds                                                 413,952        509,379     1,832,922     2,131,728
                                                               -----------    -----------   -----------   -----------

        Total interest expense                                   1,979,162      2,133,752     9,296,364     7,958,860
                                                               -----------    -----------   -----------   -----------

        Net interest income before provision for loan losses     3,135,637      2,292,613     9,657,448     9,001,482
                                                               -----------    -----------   -----------   -----------

Provision for loan losses (notes 1 and 4)                          269,952         45,000       362,692       480,000
                                                               -----------    -----------   -----------   -----------

        Net interest income after provision for loan losses      2,865,685      2,247,613     9,294,756     8,521,482
                                                               -----------    -----------   -----------   -----------

Other income:
    Gain on sale of loans                                                -              -       888,137             -
    Dividend on FHLB stock                                          17,606         34,856       102,788       159,161
    Gain/(loss) on sale of investments                              (6,250)             -         4,596             -
    Commissions                                                     (1,929)        68,457       270,166       614,683
    Loan servicing fees                                             46,082         67,527       274,269       255,993
    Other fees and service charges                                 222,126        209,570       884,585       753,559
    Insurance investment                                            30,863         28,518        98,979        47,005
    Other                                                           10,346         17,773       108,879        99,260
                                                               -----------    -----------   -----------   -----------

        Total other income                                         318,844        426,701     2,632,399     1,929,661
                                                               -----------    -----------   -----------   -----------

Operating expenses:
    Compensation and employee benefits                           1,227,512      1,174,024     4,843,916     4,418,953
    Office operations                                              582,180        543,034     2,264,544     2,037,306
    Office occupancy                                               260,280        229,755       903,565       746,124
    Professional and outside services                               84,179         82,265       301,086       281,326
    Education and promotion                                         73,438         80,362       363,573       321,907
    Loan servicing                                                 116,127         34,674       128,379       206,031
    Deposit insurance                                               10,859          8,943        37,351        37,002
    Other                                                           55,491        162,461       159,068       160,634
                                                               -----------    -----------   -----------   -----------

        Total operating expenses                                 2,410,066      2,315,518     9,001,482     8,209,283
                                                               -----------    -----------   -----------   -----------

        Income before income tax expense                           774,463        358,796     2,925,673     2,241,860
                                                               -----------    -----------   -----------   -----------

Income tax expense                                                 265,471        120,790     1,023,962       711,628
                                                               -----------    -----------   -----------   -----------

        Net income                                             $   508,992    $   238,006   $ 1,901,711   $ 1,530,232
                                                               ===========    ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                -----------------------------------------------

                                                               For the Three Months Ended
                                                                        March 31,              For the Year Ended
                                                               --------------------------          December 31,
                                                                  2002           2001       -------------------------
                                                                (unaudited)    (unaudited)      2001          2000
                                                                 ----------    ----------   ----------   ----------

Net income                                                       $  508,992    $  238,006   $1,901,711   $1,530,232

Other comprehensive income:
    Unrealized holding gains (losses) on securities available
        for sale, net of income taxes (benefit) of ($146,162),
        $122,319, $127,312, and $357,268, respectively             (260,070)      217,645      226,530      635,697
                                                                 ----------    ----------   ----------   ----------

Comprehensive income                                             $  248,922    $  455,651   $2,128,241   $2,165,929
                                                                 ==========    ==========   ==========   ==========



See accompanying notes to consolidated financial statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------

                                                                                               Accumulated
                                                                                                  Other
                                            Common              Paid-In         Retained       Comprehensive
                                             Stock              Capital         Earnings       Income (Loss)      Total Equity
                                        ----------------  ---------------  ----------------  ----------------  ----------------

Balance, December 31, 1999                $           -         $      -      $ 19,083,272        $ (887,071)     $ 18,196,201

Net income for the year ended
    December 31, 2000                                 -                -         1,530,232                 -         1,530,232

Change in unrealized loss on
    securities available for sale,
    net of tax                                        -                -                 -           635,697           635,697
                                        ----------------  ---------------  ----------------  ----------------  ----------------

Balance, December 31, 2000                            -                -        20,613,504          (251,374)       20,362,130

Net income for the year ended
    December 31, 2001                                 -                -         1,901,711                 -         1,901,711

Distribution to capitalize
    Mutual Holding Company and
    Stock Holding Company                            10           99,990          (200,000)                -          (100,000)

Change in unrealized loss on
    securities available for sale,
    net of tax                                        -                -                 -           226,530           226,530
                                        ----------------  ---------------  ----------------  ----------------  ----------------

Balance, December 31, 2001                           10           99,990        22,315,215           (24,844)       22,390,371

Net income for the three months ended
    March 31, 2002 (unaudited)                        -                -           508,992                 -           508,992

Change in unrealized loss on
    securities available for sale,
    net of tax (unaudited)                            -                -                 -          (260,070)         (260,070)
                                        ----------------  ---------------  ----------------  ----------------  ----------------

Balance, March 31, 2002 (unaudited)       $          10         $ 99,990      $ 22,824,207        $ (284,914)     $ 22,639,293
                                        ================  ===============  ================  ================  ================



See accompanying notes to consolidated financial statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                 For the Three Months Ended
                                                                          March 31,                  For the Year Ended
                                                                ----------------------------             December 31,
                                                                    2002           2001         ----------------------------
                                                                 (unaudited)     (unaudited)         2001            2000
                                                                ------------    ------------    ------------    ------------
Cash flows from operating activities:
   Net income                                                   $    508,992    $    238,006    $  1,901,711    $  1,530,232
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                                   178,261         170,897         735,525         682,485
     Provision for loan losses                                       269,952          45,000         362,692         480,000
     Deferred income taxes                                           (85,731)          5,893         (34,163)        (33,566)
     Amortization of deferred loan fees                               (2,299)        (12,309)       (123,200)       (201,379)
     Amortization of premiums on investments and
       mortgage-backed securities                                     90,753          17,188          83,292          38,510
     Gain on sale of mortgage-backed securities                       (6,250)              -          (4,596)              -
     Gain on sale of loans                                                 -               -        (888,137)              -
     Increase in accrued interest receivable                        (223,133)         93,140          (8,796)       (129,632)
     Increase (decrease) in other assets                            (349,597)       (362,351)       (165,419)        (34,326)
     Increase (decrease) in other liabilities                      1,421,905        (102,891)        282,848        (474,763)
     Increase in cash surrender value of officer life
       insurance                                                     (30,863)        (28,518)       (108,879)        (99,260)
     Increase (decrease) in accrued interest payable on
       advances                                                        3,738           1,954         (75,424)        120,952
                                                                ------------    ------------    ------------    ------------

       Net cash provided by operating activities                   1,775,728          66,009       1,957,454       1,879,253
                                                                ------------    ------------    ------------    ------------

Cash flows from investing activities:
   Loan originations, net of principal repayments                (37,512,474)      1,677,681     (48,322,208)    (23,192,590)
   Purchase of loans                                                       -               -      (3,998,072)     (3,011,250)
   Purchase of investment securities held to maturity                      -      (1,000,000)     (6,000,000)              -
   Purchase of mortgage-backed securities held to maturity        (5,912,852)              -               -               -
   Purchase of mortgage-backed securities available for sale     (14,066,085)       (990,625)    (36,904,849)              -
   Maturity and principal repayments of investment securities
      held to maturity                                             1,000,000       8,500,000               -
   Maturity and principal repayments of investment securities
      available for sale                                                   -       6,000,000       2,002,640
   Maturity of mortgage-backed securities available for sale               -               -               -       1,000,000
   Principal repayments of mortgage-backed securities held to
      maturity                                                       955,809         955,967       2,557,847       1,323,653
   Principal repayments of mortgage-backed securities
      available for sale                                           5,937,556         447,167      12,290,474       4,779,555
   Purchase of property and equipment                               (685,169)       (406,513)     (7,219,863)       (909,566)
   (Purchase) redemption of FHLB Stock                            (1,055,000)              -         435,000        (635,000)
   Proceeds from sale of mortgage-backed securities                2,006,250               -       1,010,000               -
   Proceeds from sale of loans                                       500,000               -      17,378,810               -
                                                                ------------    ------------    ------------    ------------

       Net cash used in investing activities                     (49,831,965)      1,683,677     (54,273,461)    (18,642,558)
                                                                ------------    ------------    ------------    ------------

Cash flows from financing activities:
   Net increase in deposits                                       26,948,782      12,769,933      58,669,836      10,200,059
   Net change in FHLB overnight lines of credit                    4,850,000               -               -               -
   Advances from FHLB                                             30,250,000       3,000,000       3,000,000      42,000,000
   Repayment of advances from FHLB                               (16,100,000)              -     (12,000,000)    (32,200,000)
   Increases in advance payments by borrowers for taxes
     and insurance                                                   342,299          61,139         314,930          12,883
   Capitalization of Mutual Holding Company                                -        (100,000)       (100,000)              -
                                                                ------------    ------------    ------------    ------------

       Net cash provided by financing activities                  46,291,081      15,731,072      49,884,766      20,012,942
                                                                ------------    ------------    ------------    ------------

See accompanying notes to consolidated financial statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D)
                 ----------------------------------------------

                                                               For the Three Months Ended
                                                                        March 31,                 For the Year Ended
                                                              ----------------------------           December 31,
                                                                  2002          2001        --------------------------
                                                               (unaudited)    (unaudited)        2001            2000
                                                              ------------   ------------   ------------    ----------

        Net (decrease) increase in cash and cash equivalents    (1,765,156)    17,480,758    (2,431,241)     3,249,637

Cash and cash equivalents at beginning of year                   3,707,504      6,138,745     6,138,745      2,889,108
                                                               -----------    -----------   -----------    -----------

Cash and cash equivalents at end of year                       $ 1,942,348    $23,619,503   $ 3,707,504    $ 6,138,745
                                                               ===========    ===========   ===========    ===========


Supplemental disclosure of cash flow information:

    Cash paid during the year for:

      Income taxes                                             $   169,296    $    79,000   $ 1,058,125    $   918,440
                                                               ===========    ===========   ===========    ===========

      Interest paid on deposits                                $ 1,565,547    $ 1,625,139   $ 7,467,619    $ 5,820,219
                                                               ===========    ===========   ===========    ===========

      Interest paid on borrowed funds                          $   410,214    $   507,425   $ 1,908,346    $ 2,010,776
                                                               ===========    ===========   ===========    ===========

See accompanying notes to consolidated financial statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


       (ALL DATA RELATED TO MARCH 31, 2002 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 2002 AND 2001 ARE UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--  ------------------------------------------

Synergy Financial Group, Inc. was organized in March 2001 for the purpose of becoming the stock holding company for Synergy Federal Savings Bank and Synergy Financial Services, Inc. All of the outstanding stock of Synergy Financial Group, Inc. is owned by Synergy MHC, a mutual holding company formed in March 2001 for that purpose.

Synergy Federal Savings Bank was formerly Synergy Federal Credit Union , and converted from a credit union in May 1998.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Synergy Financial Group, Inc. and its wholly-owned subsidiaries, Synergy Federal Savings Bank and Synergy Financial Services, Inc. (collectively the "company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Business
--------

The Company's primary business is the operation of the Bank. The Bank provides the usual products and services of banking such as deposits and mortgage, consumer and commercial loans.

Basis of Presentation
---------------------

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the period. Actual results could differ significantly from these estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

Interim Financial Statements
----------------------------

The financial statements for the three months ended March 31, 2002 and 2001, are unaudited, but in the opinion of management such financial statements have been presented on the same basis as the audited financial statements for the years ended December 31, 2001 and 2000. These financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.


Cash and Cash Equivalents
-------------------------

The Company considers all cash on hand and in banks and highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Securities
----------

The Company classifies investment securities into the following categories: (a) held to maturity, (b) available for sale, or (c) trading securities. Securities for which the Company has the ability and intent to hold until maturity are classified as held to maturity. The securities are stated at cost, adjusted for amortization of premium and accretion of discount, using a method that approximates the level yield method over the term of the investments.

Securities that may be held for an indefinite period of time are classified as available for sale and reported at market value. Unrealized holding gains and losses (net of related tax effects) on such securities are excluded from earnings, but are included in equity. Upon realization, such gains or losses are included in earnings using the specific identification method.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

Securities (cont'd)
-------------------

Trading account securities are carried at market value. Gains and losses resulting from adjusting trading account securities to market value are included in earnings. As of March 31, 2002, December 31, 2001 and 2000, the Company had no trading securities.

Loans
-----

The net amount of all loan origination and commitment fees, and certain loan origination costs, are deferred and recognized over the contractual life of the related loans as an adjustment of yield.

The Company defines the population of impaired loans to include nonaccrual loans in excess of $300,000. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans, are specifically excluded from the impaired loan portfolio.

Interest income on loans is accrued and credited to interest income as earned. The accrual of income on loans is discontinued when certain factors indicate reasonable doubt as to the collectibility of such income. Income on such loans, including impaired loans, is recognized only when subsequently collected. After principal and interest payment are brought current, and future collectibility is reasonable assured, loans are returned to accrual status.


Gains  and  losses  on  sales  of  loans  are   recorded   using  the   specific
identification method.

Allowance for Loan Losses
-------------------------

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A non-residential real estate loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance  homogeneous  loans  (residential  mortgages and consumer installment loans) are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.


Concentration of Risk
---------------------

The lending activities are concentrated in loans secured by real estate located in the State of New Jersey. In addition, a significant concentration of loans and deposits continue to be associated with employees of the Bank's former credit union sponsor organization, a pharmaceutical research and manufacturing company. At March 31, 2002, approximately 30% of the loan portfolio and 40% of total deposits were associated with individuals employed by this company.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)
----------------------------------------------

Federal Home Loan Bank of New York Stock
----------------------------------------

The Company, as a member of the Federal Home Loan Bank of New York ("FHLB"), is required to hold shares of capital stock in the FHLB in an amount equal to the greater of 1% of the outstanding balance of residential mortgage loans and similar obligations or 5% of FHLB borrowings and advances.

Real Estate Acquired in Settlement of Loans
-------------------------------------------

When properties are acquired through foreclosure or by deed in lieu of foreclosure, they are transferred at estimated fair value, and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is usually based on an appraisal. The Company maintains an allowance for real estate acquired in settlement of loans for subsequent declines in estimated fair value. Certain costs incurred in preparing properties for sale are capitalized. Expenses of holding foreclosed properties, net of other income, are charged to operations as incurred. Gains and losses from sales of such properties are recognized as incurred.


Office properties and equipment
-------------------------------

Depreciation on office properties and equipment, exclusive of land, is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense, improvements are capitalized, and gains and losses on disposal are credited or charged to operations.

       Building and improvements                  3 to 40 years
       Leasehold Improvements                     3 to 15 years
       Furnishing and equipment                   3 to 12 years


Income Taxes
------------

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The tax ramifications are determined based upon the enacted tax laws that will be in effect when the applicable liabilities are anticipated to be satisfied. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Interest Rate Risk
------------------

The Company is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings, and other funds, to purchase securities and to make loans secured by real estate and, to a lesser extent, consumer loans. The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster that assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Company's interest sensitive assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Financial Statement Presentation
--------------------------------

Certain amounts in the 2000 consolidated financial statements have been reclassified to conform with the 2001 presentation.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2.  INVESTMENT SECURITIES
--  ---------------------

HELD TO MATURITY:
----------------

                                                                                           December 31, 2000
                                                                  ------------------------------------------------------------------
                                                                                           Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------
U.S. Government obligations
    Due after five through ten years                                 $ 2,491,382     $           -         $ 28,882      $ 2,462,500
                                                                  ===============  ================ ================ ===============

AVAILABLE FOR SALE:
------------------

                                                                                            December 31, 2000
                                                                  ------------------------------------------------------------------
                                                                                            Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------
U.S. Government obligations
    Due within one year                                              $ 1,002,503     $           -          $ 1,877      $ 1,000,626
    Due after one through five years                                   2,996,870                 -           19,630        2,977,240
    Due after five through ten years                                   2,000,000                 -           26,240        1,973,760
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                     $ 5,999,373     $           -         $ 47,747      $ 5,951,626
                                                                  ===============  ================ ================ ===============



During the periods ended March 31, 2002, December 31, 2001 and 2000, there were no sales of investment securities.

See Note 8 regarding investment securities pledged as collateral.

3.  MORTGAGE-BACKED SECURITIES
--  --------------------------

HELD TO MATURITY:
----------------

                                                                                    March 31, 2002 (unaudited)
                                                                  ------------------------------------------------------------------
                                                                                            Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------

FNMA                                                                 $ 4,171,709          $ 42,902        $       -      $ 4,214,611
GNMA                                                                   3,185,482            30,355                -        3,215,837
FHLMC                                                                  1,016,817                58                -        1,016,875

CMO/REMIC - FHLMC                                                      3,724,053                 -          122,391        3,601,662
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                    $ 12,098,061          $ 73,315        $ 122,391     $ 12,048,985
                                                                  ===============  ================ ================ ===============

                                                                                          December 31, 2001
                                                                  ------------------------------------------------------------------
                                                                                          Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------

FNMA                                                                 $ 2,458,294          $ 37,104        $       -      $ 2,495,398
GNMA                                                                   4,694,559            40,381                -        4,734,940
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                     $ 7,152,853          $ 77,485        $       -      $ 7,230,338
                                                                  ===============  ================ ================ ===============

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.  MORTGAGE-BACKED SECURITIES (Cont'd)
------------------------------

HELD TO MATURITY:
----------------

                                                                                          December 31, 2000
                                                                  ------------------------------------------------------------------
                                                                                          Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------

FNMA                                                                 $ 2,374,172     $           -         $ 30,368      $ 2,343,804
FHLMC                                                                    820,934                 -           12,082          808,852
GNMA                                                                   6,563,902                 -           92,696        6,471,206
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                     $ 9,759,008     $           -        $ 135,146      $ 9,623,862
                                                                  ===============  ================ ================ ===============

AVAILABLE FOR SALE:
------------------
                                                                                        March 31, 2002 (unaudited)
                                                                  ------------------------------------------------------------------
                                                                                           Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------

FNMA                                                                $ 22,451,110         $  88,931        $ 251,422     $ 22,288,619
FHLMC                                                                 12,440,122            26,872           92,986       12,374,008

CMO/REMIC
    FNMA                                                               2,499,554             3,193           55,343        2,447,404
    FHLMC                                                             12,591,799            51,001          215,284       12,427,516
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                    $ 49,982,585         $ 169,997        $ 615,035     $ 49,537,547
                                                                  ===============  ================ ================ ===============

                                                                                             December 31, 2001
                                                                  ------------------------------------------------------------------
                                                                                             Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------

FNMA                                                                $ 17,872,477         $ 103,130        $ 158,936     $ 17,816,671
FHLMC                                                                 10,636,551            25,892          165,344       10,497,099

CMO/REMIC
    FNMA                                                               1,451,561            30,540                -        1,482,101
    FHLMC                                                             13,972,386           153,397           27,486       14,098,297
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                    $ 43,932,975         $ 312,959        $ 351,766     $ 43,894,168
                                                                  ===============  ================ ================ ===============

                                                                                            December 31, 2000
                                                                  ------------------------------------------------------------------
                                                                                            Gross Unrealized
                                                                     Carrying      ---------------------------------      Fair
                                                                      Value             Gains           Losses            Value
                                                                  ---------------  ---------------- ---------------- ---------------

FNMA                                                                 $ 6,617,015           $ 6,182         $ 58,806      $ 6,564,391
GNMA                                                                   2,841,894                 -           35,754        2,806,140

CMO/REMIC
    FNMA                                                               7,013,359                 -          179,194        6,834,165
    FHLMC                                                              3,895,965             2,091           79,421        3,818,635
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                    $ 20,368,233           $ 8,273        $ 353,175     $ 20,023,331
                                                                  ===============  ================ ================ ===============

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3.  MORTGAGE-BACKED SECURITIES (Cont'd)
------------------------------

AVAILABLE FOR SALE:
------------------

During the periods ended March 31, 2002 and 2001, and December 31, 2001 and 2000, proceeds from sales of mortgage-backed securities available for sale amounted to $2,006,250,$-0-, $1,010,000 and $-0-,respectively. Gross realized gains amounted to approximately
 $6,250, $-0-, $5,000 and $-0-, respectively.


See Note 8 regarding mortgage-backed securities pledged as collateral.

4.  LOANS RECEIVABLE

                                                                                      March 31,               December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------

Mortgages
    1-4 Family                                                                       $ 177,509,320    $ 148,825,720   $ 127,003,753
    5+ Family                                                                            9,682,581        5,281,089       1,841,437
    Non-residential                                                                     17,108,173       13,762,776         230,441
Automobile                                                                              53,236,896       52,206,307      45,812,135
Credit card                                                                                 20,791           30,075       6,968,708
Other loans                                                                              5,525,855        6,032,858       8,594,539
                                                                                   ---------------- ---------------- ---------------

                                                                                       263,083,616      226,138,825     190,451,013

Deferred loan fees and costs                                                               (31,878)         (78,353)       (176,829)
Allowance for loan losses                                                               (1,618,266)      (1,371,821)     (1,176,248)
                                                                                   ---------------- ---------------- ---------------

                                                                                     $ 261,433,472    $ 224,688,651   $ 189,097,936
                                                                                   ================ ================ ===============

A summary of the activity in the allowance for loan losses is as follows:

                                                                        Three Months Ended
                                                                            March 31,                          Year Ended
                                                                  ---------------------------------            December 31,
                                                                       2002             2001        --------------------------------
                                                                   (unaudited)       (unaudited)         2001             2000
                                                                  ---------------  ---------------- ---------------- ---------------

Balance - beginning of period                                        $ 1,371,821       $ 1,176,248      $ 1,176,248       $ 994,941
Provision for loan losses                                                269,952            45,000          362,692         480,000
Recoveries                                                                53,821            72,922          250,256         196,341
Loans charged-off                                                        (77,328)         (101,042)        (417,375)       (495,034)
                                                                  ---------------  ---------------- ---------------- ---------------

Balance - end of period                                              $ 1,618,266       $ 1,193,128      $ 1,371,821     $ 1,176,248
                                                                  ===============  ================ ================ ===============


Loans serviced for the benefit of others amounted to $17,404,000, $2,017,000, $17,677,000 and $1,858,000 at March 31, 2002 and 2001, and December 31, 2001 and
2000, respectively.


See Note 8 regarding mortgage loans pledged as collateral to secure Federal home Loan Bank of New York advances.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.  ACCRUED INTEREST RECEIVABLE
--  ---------------------------

                                                                                      March 31,               December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------

Loans                                                                                  $ 1,049,479      $   872,060      $   780,115
Mortgage-backed securities                                                                 304,787          259,529          164,389
Investment securities                                                                            -                -          163,511
Federal Home Loan Bank Stock                                                                19,836           19,380           34,158
                                                                                   ---------------- ---------------- ---------------

                                                                                       $ 1,374,102      $ 1,150,969      $ 1,142,173
                                                                                   ================ ================ ===============

6.  PROPERTY AND EQUIPMENT
--  ----------------------


                                                                                      March 31,                December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------

Land                                                                                  $    782,370      $   782,370     $   782,370
Building and improvements                                                                2,238,582        2,230,102       2,185,188
Furniture, equipment, and automobiles                                                    4,534,125        4,284,051       3,933,814
Leasehold improvements                                                                   1,886,910        1,886,910       1,616,090
Property held for future office sites                                                    6,980,509        6,553,894               -
                                                                                   ---------------- ---------------- ---------------

                                                                                        16,422,496       15,737,327       8,517,462

Less accumulated depreciation
  and amortization                                                                      (4,276,164)      (4,097,903)     (3,362,376)
                                                                                   ---------------- ---------------- ---------------

                                                                                      $ 12,146,332     $ 11,639,424     $ 5,155,086
                                                                                   ================ ================ ===============

7. DEPOSITS
-----------


                                                                                             December 31,
                                                March 31, 2002    ------------------------------------------------------------------
                                                 (unaudited)                           2001                               2000
                               ---------------------------------  --------------------------------- --------------------------------
                                                    Weighted                           Weighted                          Weighted
                                    Amount        Average Yield       Amount        Average Yield        Amount       Average Yield
                               ----------------  ---------------  ---------------  ---------------- ---------------- ---------------
Demand accounts:
    Non-interest bearing         $  34,963,385          -          $  31,147,966          -           $  30,301,145         -
    Interest-bearing                43,822,867       1.79%            40,810,786        2.00%            33,595,920       3.35%
                               ----------------                   ---------------                   ----------------

                                    78,786,252       1.00%            71,958,752        1.13%            63,897,065       1.76%

Savings and club accounts           62,273,899       1.24%            56,816,270        1.24%            52,257,313       1.98%
Certificates of deposit            135,701,972       3.73%           121,038,319        4.41%            74,989,124       5.79%
                               ----------------                   ---------------                   ----------------

                                 $ 276,762,123       2.39%         $ 249,813,341        2.74%         $ 191,143,502       3.40%
                               ================                   ===============                   ================

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


7. DEPOSITS (Cont'd)
--------------------

The scheduled maturities of certificates of deposit are as follows:

                                                                                      March 31,               December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------
                                                                                                    (In thousands)

       Within one year                                                                   $  80,085        $  78,845        $  61,494
       After one year to two years                                                          46,226           34,082            8,643
       After two years to three years                                                        7,258            6,316            3,024
       After three years to four years                                                         620              522              941
       After four years to five years                                                        1,298              995              495
       After five years                                                                        215              278              392
                                                                                   ---------------- ---------------- ---------------

                                                                                         $ 135,702        $ 121,038         $ 74,989
                                                                                   ================ ================ ===============

Interest expense on deposits is as follows:

                                                                       Three Months Ended
                                                                             March 31,
                                                                  ---------------------------------             Year Ended
                                                                       2002             2001                    December 31,
                                                                       2002             2001        --------------------------------
                                                                   (unaudited)       (unaudited)         2001             2000
                                                                  ---------------  ---------------- ---------------- ---------------


       Demand                                                        $   186,839       $   278,094      $ 1,038,124      $ 1,130,613
       Savings                                                           174,819           246,041          972,501        1,095,182
       Certificates of deposit                                         1,203,552         1,100,238        5,452,817        3,601,337
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                     $ 1,565,210       $ 1,624,373      $ 7,463,442      $ 5,827,132
                                                                  ===============  ================ ================ ===============


The aggregate amount of deposits with a balance of $100,000 and more was approximately $46,994,000, $32,320,000 and $21,336,000 at March 31, 2002,
December 31, 2001 and 2000, respectively. Deposit amounts in excess of $100,000 are generally not federally insured.

8.  FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES
--  -------------------------------------------

                                                                                              December 31,
                                                                  ------------------------------------------------------------------
                                   March 31, 2002 (unaudited)                  2001                               2000
                               ---------------------------------  --------------------------------- --------------------------------
                                                    Weighted                           Weighted                          Weighted
                                   Balance        Average Rate        Balance        Average Rate       Balance        Average Rate
                               ----------------  ---------------  ---------------  ---------------- ---------------- ---------------

Term advances maturing during the following years:
    2001                          $          -          -           $          -          -            $ 10,500,000       6.53%
    2002                             6,000,000       4.05%             7,500,000        6.54%             6,000,000       6.93%
    2003                             6,500,000       5.74%             5,000,000        6.74%             5,000,000       6.74%
    2004                             2,000,000       3.37%                     -           -                      -          -
    2005                             1,000,000       5.92%             1,000,000        5.92%             1,000,000       5.92%
    2007                             4,000,000       3.06%                     -           -                      -          -
    2008                             9,000,000       5.20%             9,000,000        5.20%             9,000,000       5.20%

Overnight line of credit             4,850,000       1.91%                     -           -                      -          -

One-month lines of credit            8,150,000       1.71%                     -           -                      -          -
                               ----------------                   ---------------                   ----------------

                                  $ 41,500,000                      $ 22,500,000                       $ 31,500,000
                               ================                   ===============                   ================

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


8.  FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES (Cont'd)
-----------------------------------------------

The advances that mature during 2008 include provisions that allow the interest rate to adjust.

The advances are secured by the assignment of mortgage loans, investment securities, and mortgage-backed securities.


9.  BENEFIT PLANS
--  -------------

Profit Sharing Retirement Plan
------------------------------

The Company has in effect a trusteed profit sharing retirement plan which covers all eligible employees and includes and employees' thrift savings plan established under the provisions of the Internal Revenue Code Section 401(k). Contributions to the profit sharing plan are at the discretion of the Board of Directors. The Company's profit sharing retirement plan expense amounted to$ 72,000, $61,000, $214,000 and $196,000, for the periods ended March 31, 2002 and
2001, and December 31, 2001 and 2000, respectively.

Supplemental Executive Retirement Plans
---------------------------------------

The company adopted a SERP on April 1, 1999 for the benefit of its chief executive officer. In connection therewith, the company maintains a rabbi trust, which purchased a life insurance policy to satisfy its benefit obligation thereunder. The cash surrender value of the life insurance policy related to the SERP was $2,082,000, $2,051,000 and $1,942,000, at March 31, 2002, December 31,
2001 and 2000, respectively. Annual accruals for expense are paid to a trust for the benefit of the chief executive officer. The present value of future benefits is being accrued over the term of employment. SERP expense for the years ended, December 31, 2001 and 2000 and the three months ended, March 31, 2002 and 2001, amounted to $19,532, $17,133, $5,547, and $4,883, respectively.

On April 1, 1999 the company adopted a phantom stock and phantom option plan for the benefit of its chief executive officer. Under the plan, the chief executive was awarded phantom stock and options, the value of which is determined annually based upon a valuation of the company assuming it was a stock company. This plan will terminate upon the issuance of stock by the company. Plan expense for the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002 and 2001 amounted to $10,461, $11,487, $3,539 and $2,744, respectively.

On January 1, 2002 the company adopted a SERP for the benefit of other executive officers. This plan requires an annual accrual equal to ten percent of each participants' base salary to be credited to the plan reserve. Plan expense amounted to $8,775 for the three months ended March 31, 2002.


10.  INCOME TAXES
---  ------------

The components of income taxes are summarized as follows:


                                                                                         Three Months Ended
                                                                                     March 31,                       Year Ended
                                                                  ---------------------------------                  December 31,
                                                                        2002               2001     --------------------------------
                                                                      (unaudited)       (unaudited)         2001             2000
                                                                  ---------------  ---------------- ---------------- ---------------
    Current tax expense:
       Federal income                                                  $ 329,807         $ 104,409      $   964,912       $ 667,545
       State income                                                       21,395            10,488           93,213          77,649
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                         351,202           114,897        1,058,125         745,194
                                                                  ---------------  ---------------- ---------------- ---------------

    Deferred tax (benefit) expense:
       Federal income                                                    (82,796)            5,570          (27,132)        (30,455)
       State income                                                       (2,935)              323           (7,031)         (3,111)
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                         (85,731)            5,893          (34,163)        (33,566)
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                         265,471           120,790      $ 1,023,962       $ 711,628
                                                                  ===============  ================ ================ ===============

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.  INCOME TAXES (Cont'd)
---  ---------------------

A reconciliation of income taxes computed at the statutory federal income tax rate (34%) to the reported income tax expense is as follows:

                                                                         Three Months Ended
                                                                              March 31,                        Year Ended
                                                                  ---------------------------------            December 31,
                                                                       2002                2001     --------------------------------
                                                                   (unaudited)       (unaudited)         2001             2000
                                                                  ---------------  ---------------- ---------------- ---------------
    Expected federal income tax expense                                $ 263,317         $ 121,991      $   994,729       $ 762,232
    Increase (decrease) in federal income tax
      expense resulting from:
       State income tax, net of federal income tax effect                 12,184             7,135           56,880          49,195
       Other, net                                                        (10,030)           (8,336)         (27,647)        (99,799)
                                                                  ---------------  ---------------- ---------------- ---------------

                                                                       $ 265,471         $ 120,790      $ 1,023,962       $ 711,628
                                                                  ===============  ================ ================ ===============

       Effective rate                                                        34%               34%              35%             32%
                                                                  ===============  ================ ================ ===============

Deferred tax assets and liabilities consisted of the following

                                                                                      March 31,                December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------
    Deferred tax assets:
       Deferred loan fees, net of costs                                                  $ (43,281)       $ (26,560)       $ 19,596
       Allowance for loan losses                                                           285,064          196,392         134,588
       Depreciation                                                                        101,782          101,782          89,870
       Unrealized loss on available-for-sale securities                                    160,125           13,963         141,275
       Other                                                                                19,265            5,485          (1,118)
                                                                                   ---------------- ---------------- ---------------

                                                                                         $ 522,955        $ 291,062       $ 384,211
                                                                                   ================ ================ ===============

11.  REGULATORY MATTERS
---  ------------------

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications under the prompt corrective action guidelines are also subject to the qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital (as defined) to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2002, December 31, 2001 and 2000, the Bank is considered well capitalized under regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the table below. There are no conditions or events that management believes have changed the institution's prompt corrective action category. The following table presents a reconciliation of capital per GAAP and regulatory capital at the dates indicated:

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


11.  REGULATORY MATTERS (Cont'd)
---  ---------------------------

                                                                     March 31,                December 31,
                                                                  ---------------  ---------------------------------
                                                                       2002             2001             2000
                                                                  ---------------  ---------------- ----------------

       GAAP capital                                                 $ 22,484,000      $ 22,196,000     $ 20,362,000
       Less: unrealized loss on debt securities                          285,000            24,000          251,000
                                                                  ---------------  ---------------- ----------------

       Core and tangible capital                                      22,769,000        22,220,000       20,613,000
       Add: general allowance for loan losses                          1,618,000         1,372,000        1,176,000
                                                                  ---------------  ---------------- ----------------

       Total regulatory capital                                     $ 24,387,000      $ 23,592,000     $ 21,789,000
                                                                  ===============  ================ ================


The Bank's actual capital amounts and ratios are as follows:

                                                                          OTS Requirements
                               -----------------------------------------------------------------------------------------------------
                                                                           Minimal Capital                 For Classification
                                           Bank Actual                        Adequacy                     As Well Capitalized
                               ---------------------------------  --------------------------------- --------------------------------
                                    Amount            Ratio           Amount            Ratio            Amount           Ratio
                               ----------------  ---------------  ---------------  ---------------- ---------------- ---------------

March 31, 2002 (unaudited):

Total risk-based capital          $ 24,387,000           10.76%     $ 18,135,000             8.00%     $ 22,669,000           10.00%
  (to Risk Weighted Assets)
Tier 1 Capital                      22,769,000           10.04%              N/A               N/A       13,602,000            6.00%
  (to Risk Weighted Assets)
Tier 1 Capital                      22,769,000            6.59%       13,810,000             4.00%       17,263,000            5.00%
  (to Adjusted Total Assets)
Tangible Capital                    22,769,000            6.59%        5,179,000             1.50%              N/A              N/A
  (to Adjusted Total Assets)

December 31, 2001:

Total risk-based capital            23,592,000           12.00%       15,731,000             8.00%       19,663,000           10.00%
  (to Risk Weighted Assets)
Tier 1 Capital                      22,220,000           11.30%              N/A               N/A       11,798,000            6.00%
  (to Risk Weighted Assets)
Tier 1 Capital                      22,220,000            7.48%       11,883,000             4.00%       14,853,000            5.00%
  (to Adjusted Total Assets)
Tangible Capital                    22,220,000            7.48%        4,456,000             1.50%              N/A        N/A
  (to Adjusted Total Assets)

December 31, 2000:

Total risk-based capital            21,789,000           13.63%       12,793,000             8.00%       15,991,000           10.00%
  (to Risk Weighted Assets)
Tier 1 Capital                      20,613,000           12.89%              N/A               N/A        9,595,000            6.00%
  (to Risk Weighted Assets)
Tier 1 Capital                      20,613,000            8.40%        9,821,000             4.00%       12,276,000            5.00%
  (to Adjusted Total Assets)
Tangible Capital                    20,613,000            8.40%        3,683,000             1.50%              N/A              N/A
  (to Adjusted Total Assets)

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  COMMITMENTS AND CONTINGENCIES
---  -----------------------------

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for recorded loans.

                                                                                      March 31,               December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------

Commitments to grant loans                                                            $ 28,123,000     $ 38,948,000      $ 3,321,000
Unfunded commitments under lines of credit                                               9,704,000        8,767,000       20,841,000
                                                                                   ---------------- ---------------- ---------------

                                                                                      $ 37,827,000     $ 47,715,000     $ 24,162,000
                                                                                   ================ ================ ===============


Total commitments to extend credit at March 31, 2002, December 31, 2001 and 2000 include $4,873,000, $5,944,000, and $559,000 in variable rate loan commitments and $23,250,000, $32,005,000 and $2,762,000 in fixed rate loan commitments, respectively. Fixed rate loan commitments were at current market rates ranging from 6.25% to 7.75%, 6.00% to 7.75% and 8.625% to 15.99% at March 31,2002,
December 31, 2001 and 2000, respectively.


Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but primarily includes residential properties located in NewJersey and the New York metropolitan area.

Lines of Credit
---------------

The Company has available an overnight line of credit in the amount of $13,054,250 and a one-month overnight repricing line of credit in the amount of $13,054,250 available from the Federal Home Loan Bank of New York. Advances under these lines of credit are subject to the terms and conditions of the FHLB's overnight repricing advance program. The lines expire July 11, 2002, and the Company had no outstanding borrowings, under these lines of credit, as of December 31, 2001. At March 31, 2002, the Company had outstanding borrowings against the overnight line of credit and the one-month overnight repricing line of credit in the amount of $4,850,000 and $8,150,000, respectively.

Lease Commitments
-----------------

Rental expense under long-term operating leases for the Company's offices amounted to $98,000, $92,000, $376,000 and $332,000 for the periods ended March 31, 2002 and 2001, and December 31, 2001 and 2000, respectively.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.  COMMITMENTS AND CONTINGENCIES (Cont'd)
---  --------------------------------------

Future minimum lease payments under the lease obligations were as follows:

                                                                                      March 31,                December 31,
                                                                                        2002        --------------------------------
                                                                                     (unaudited)         2001             2000
                                                                                   ---------------- ---------------- ---------------
       2001                                                                            $         -      $         -      $   368,406
       2002                                                                                277,519          369,938          369,938
       2003                                                                                378,745          378,745          378,745
       2004                                                                                406,529          406,529          406,529
       2005                                                                                401,957          401,957          401,957
       Thereafter                                                                        2,332,724        2,332,724        2,332,724
                                                                                   ---------------- ---------------- ---------------

                                                                                       $ 3,797,474      $ 3,889,893      $ 4,258,299
                                                                                   ================ ================ ===============


The company maintains six office locations within the corporate facilities of the company's former credit union sponsor organization. The company makes no rental payments for these branch locations. The locations are occupied persuant to a written agreement that provides for two- year terms that are automatically renewed upon expiration unless written notice of termination is given by either party.


The Company also has, in the normal course of business, commitments for services and supplies. Management does not anticipate any losses on any of these commitments.

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS
---  -----------------------------------

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

Cash and Cash Equivalents
-------------------------

For cash and due from banks, the carrying amount approximates fair value.

Investment Securities and Mortgage-backed Securities
----------------------------------------------------

The fair value of investment securities and mortgage-backed securities is estimated based on bid quotations received from securities dealers, if available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

FHLB Stock
----------

The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock, and the Company is required to maintain a minimum balance based upon the greater of the unpaid principal of home mortgage loans or its Federal Home Loan Bank borrowings.

Loans Receivable
----------------

The fair value of loans receivable is estimated by discounting future cash flows, using the current rates at which similar loans with similar remaining maturities would be made to borrowers with similar credit ratings.

Deposits
--------

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd)
---  --------------------------------------------

FHLB Borrowings
---------------

The fair value of FHLB borrowings is estimated by discounting future cash flows using the current rates available for borrowings with similar maturities.

Commitments to Extend Credit and to Purchase or Sell Securities
---------------------------------------------------------------

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account, the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to purchase or sell securities is estimated based on bid quotations received from securities dealers.

The estimated carrying and fair values of the Company's financial instruments are presented in the following table:

                                    March 31, 2002 (unaudited)            December 31, 2001                December 31, 2000
                               ---------------------------------  --------------------------------- --------------------------------
                                   Carrying           Fair           Carrying            Fair           Carrying           Fair
                                    Value             Value            Value            Value            Value            Value
                               ----------------  ---------------  ---------------  ---------------- ---------------- ---------------
                                                                                   (in thousands)
Financial assets:
    Cash and cash equivalents        $   1,942        $   1,942        $   3,708         $   3,708        $   6,139        $   6,139
    Investment securities                    -                -                -                 -            8,443            8,414
    Mortgage-backed securities          61,636           61,587           51,047            51,125           29,782           29,647
    Loans receivable                   261,433          261,914          224,689           226,290          189,098          189,290
    Accrued interest receivable          1,374            1,374            1,151             1,151            1,142            1,142
    FHLB stock                           2,605            2,605            1,550             1,550            1,985            1,985
    Cash surrender value of
      officer life insurance             2,082            2,082            2,051             2,051            1,942            1,942
                               ----------------  ---------------  ---------------  ---------------- ---------------- ---------------

                                     $ 331,072        $ 331,504        $ 284,196         $ 285,875        $ 238,531        $ 238,559
                               ================  ===============  ===============  ================ ================ ===============

Financial liabilities:
    Deposits                         $ 276,762        $ 277,405        $ 249,813         $ 251,306        $ 191,144        $ 191,232
    FHLB advances                       41,500           40,780           22,500            23,498           31,500           31,573
    Advance payments by
      borrowers for taxes and
      insurance                          1,388            1,388            1,046             1,046              731              731
    Accrued interest payable               178              178              174               174              250              250
                               ----------------  ---------------  ---------------  ---------------- ---------------- ---------------

                                     $ 319,828        $ 319,751        $ 273,533         $ 276,024        $ 223,625        $ 223,786
                               ================  ===============  ===============  ================ ================ ===============

Off-Balance-Sheet financial
  instruments:

    Commitments to extend
      credit                         $  37,827        $  37,827        $  47,715         $  47,715        $  24,162         $ 24,162
                               ================  ===============  ===============  ================ ================ ===============

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd)
---  --------------------------------------------

Limitations
-----------

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based in existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

14.  SUBSEQUENT EVENTS
---  -----------------

On April 12,  2002,  Synergy  Federal  Savings  Bank changed its name to Synergy
Bank.

On May 1, 2002, the Board of Directors adopted a plan of stock issuance pursuant to which Synergy Financial Group, Inc. will sell a minority interest of its common stock to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public if a community or a syndicated community offering is held. The majority of the common stock will be owned by Synergy MHC. The plan is subject to approval by the Office of Thrift Supervision.


For the purpose of granting eligible members of Synergy Federal Savings Bank a priority in the event of future liquidation, Synergy Federal Savings Bank will, at the time of conversion, establish a liquidation account equal to its retained income as of the date of the latest consolidated statement of financial condition used in the final conversion offering circular. In the event of future liquidation of Synergy Federal Savings Bank (and only in such an event) an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a prorata distribution from the liquidation account, based on such holder's proportionate amount of the total current adjusted balances for deposit accounts then held by all eligible account holders, before any liquidation distribution may be made with respect to capital stock.

As a condition to OTS approval of the conversion, Synergy Financial Group, Inc. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of Synergy Financial Group, Inc.

The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

A savings institution that is a subsidiary of a savings and loan holding company, such as Synergy Federal Savings Bank, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings insitution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the insitution's retained net income for the preceeding two years; (iii) it would not adequately be cpaitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulaions.

Synergy Federal Savings Bank will be required to file a capital distriubtion notice or application with the OTS before paying any dividend to Synergy Financial Group, Inc. However, capital distributions by Synergy Financial Group, Inc., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statue, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.  SUBSEQUENT EVENTS (Cont'd)
---  --------------------------


Costs, including underwriting discounts, if any, to complete the conversion are expected to be deferred and deducted from the proceeds from the sale of capital stock. If the conversion does not take place all costs incurred will be charged to expense. Deferred costs aggregated $69,907 and $86,040 at March 31, 2002 and December 31, 2001, respectively.

================================================================================        ============================================
You should rely only on the information  contained in this document. We have not authorized  anyone to  provide  you with  information  that is  different.  This document does not constitute an offer to sell, or the  solicitation  of an offer to buy, any of the securities  offered hereby to any person in any  jurisdiction in which the offer or  solicitation  would be  unlawful.  The affairs of Synergy
Financial  Group,  Inc. and its  subsidiaries  may change after the date of this
prospectus.  Delivery of this  document  and the sales of shares made  hereunder                  [GRAPHIC OMITTED]
does not mean otherwise.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Summary.........................................................................
Risk Factors....................................................................
Use of Proceeds.................................................................R>
Dividend Policy.................................................................              Up to ^ 1,265,000 Shares
Market for the Stock............................................................/R>
Capitalization..................................................................
Pro Forma Data..................................................................
Historical and Pro Forma Capital Compliance.....................................
Recent Developments.............................................................            Synergy Financial Group, Inc.
Selected Financial and Other Data...............................................                                                <
Management's Discussion and Analysis of
   Financial Condition and Results of Operations................................                                                <
Business of Synergy Financial Group, Inc........................................
Business of Synergy, MHC........................................................                     PROSPECTUS
Business of Synergy Bank .......................................................
Regulation......................................................................
Taxation........................................................................
Management......................................................................
The Stock Offering..............................................................
Restrictions on Acquisition of Synergy Financial Group, Inc.....................           TRIDENT SECURITIES A Division of
Description of Capital Stock....................................................              McDonald Investments, Inc.
Legal and Tax Opinions..........................................................
Experts.........................................................................
Registration Requirements.......................................................
Where You Can Find Additional Information.......................................                 __________ __, 2002
Index to Consolidated Financial Statements......................................


Until the later of  ________  __,  2002,  or 90 days after  commencement  of the
offering, all dealers effecting transactions in these securities, whether or not        THESE SECURITIES ARE NOT DEPOSITS OR
participating in this offering, may be required to deliver a prospectus. This is        SAVINGS ACCOUNTS AND ARE NOT FEDERALLY
in addition to the dealers'  obligation  to deliver a prospectus  when acting as        INSURED OR GUARANTEED.
underwriters and with respect to their unsold allotments or subscriptions.


================================================================================        ============================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   1       Form of Sales Agency Agreement with Trident Securities, Inc.
                   2       Plan of Stock Issuance of Synergy Financial Group, Inc.
                   3(i)    Charter of Synergy Financial Group, Inc.
                   3(ii)   Form of Bylaws of Synergy Financial Group, Inc.
                   4       Specimen Stock Certificate of Synergy Financial Group, Inc.*
                   5.1     Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered
                   8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC
                   8.2     State Tax Opinion of Fontanella and Babitts*
                  10.1     Employment Agreement between Synergy Bank and John S. Fiore*
                  10.2     Supplemental Executive Retirement Income Agreement for John S. Fiore*
                  10.3     Synergy Federal Savings Bank Supplemental Executive Retirement Plan for the
                           Benefit of Senior Officers*
                  21       Subsidiaries of the Registrant
                  23.1     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits
                           5.1, 8.1 and 8.2)
                  23.2     Consent of Fontanella and Babitts
                  23.3     Consent of FinPro, Inc.
                  24       Power of Attorney (reference is made to the signature page)
                  99.1     Stock Order Form
                  99.2     Marketing Materials
                  99.3     Conversion Valuation Appraisal Report prepared by FinPro, Inc.**

-----------------------------------------------
                  *        Previously filed.
                  **       Previously filed.  The statistical information included therein filed supplementally in accordance with Rule 202 of Regulation S-T

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Cranford, New Jersey on July 29, 2002.

                                     SYNERGY FINANCIAL GROUP, INC.

                                     By:  /s/ John S. Fiore
                                          --------------------------------------
                                          John S. Fiore
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of July 29, 2002.

/s/ Kenneth S. Kasper*                                /s/ John S. Fiore
-------------------------------------------           --------------------------------------
Kenneth S. Kasper                                     John S. Fiore
Chairman and Director                                 President, Chief Executive Officer and
Director                                              (Principal Executive Officer)


/s/ Ralph A. Fernandez*                               /s/ Paul T. LaCorte*
-------------------------------------------           --------------------------------------
Ralph A. Fernandez                                    Paul T. LaCorte
Vice President and Chief Financial Officer            Director
(Principal Accounting Officer)


/s/ Nancy A. Davis*                                   /s/ George Putvinski*
-------------------------------------------           --------------------------------------
Nancy A. Davis                                        George Putvinski
Director                                              Director


/s/ W. Phillip Scott*                                 /s/ Albert N. Stender*
-------------------------------------------           --------------------------------------
W. Phillip Scott                                      Albert N. Stender
Director                                              Director


/s/ David H. Gibbons, Jr.*                            /s/ Magdalena M. De Perez*
-------------------------------------------           --------------------------------------
David H. Gibbons, Jr.                                 Magdalena M. De Perez
Director                                              Director

-----------------
* Signed pursuant to a Power of Attorney.

                                      II-2